Exhibit10.1

EXECUTION VERSION

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of March 2, 2017

Among

CARBO CERAMICS INC. as Borrower,

Wilks Brothers, LLC, as Administrative Agent and

THE LENDERS NAMED HEREIN

as Lenders

$65,000,000

EXHIBITS:
Exhibit A	–	Form of Assignment and Acceptance
Exhibit B	–	Form of Compliance Certificate
Exhibit C	–	Form of Guaranty
Exhibit D	–	Form of Note
Exhibit E	–	Form of Warrant Agreement

SCHEDULES:
Schedule I	–	Commitments, Contact Information
Schedule 1.1(b)	–	Existing Letters of Credit
Schedule 4.1	–	Organizational Information
Schedule 4.7	–	Litigation
Schedule 4.10	–	Environmental Conditions
Schedule 4.11	–	Subsidiaries
Schedule 4.20	–	Sanctions Schedule
5.9(b)	–	Real Property
Schedule 6.8(a)(iii)	–	Specified Dispositions
Schedule 6.1(d)	–	Purchase Money Debt and Capital Leases
Schedule 6.1(j)	–	Outstanding Debt
Schedule 6.20	–	Deposit Accounts

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT dated as of March 2, 2017 (the “Agreement”) is among (a) CARBO Ceramics Inc., a Delaware corporation (the “Borrower”), (b) the Guarantors party hereto, (c) the Lenders (as defined below), and (d) Wilks Brothers, LLC, as Administrative Agent (as defined below) for the Lenders.

RECITALS

A. The Borrower previously entered into that certain Credit Agreement dated as of January29, 2010, among the Borrower, the lenders party thereto (the “Existing Lenders”), and Wells Fargo Bank, National Association, in its capacity as Administrative Agent (the “Existing Agent”), Issuing Lender (as defined in the Existing Agreement) and Swing Line Lender (as defined in the Existing Agreement) (as modified, supplemented and amended through the date hereof but before giving effect to this Agreement, the “Existing Agreement”).

B. In order to secure the full and punctual payment and performance of the obligations under the Existing Agreement, the Borrower and the Guarantors (as defined in the Existing Agreement) have executed and delivered mortgages, deeds of trust, collateral assignments, security agreements, pledge agreements and financing statements in favor of the Existing Agent (collectively, as amended, restated, supplemented and/or modified from time to time immediately prior to giving effect to this Agreement, the “Existing Security Instruments”; as amended, restated, supplemented and/or modified from time to time after this Agreement becomes effective and/or in connection with this Agreement becoming effective, the “Security Instruments”) granting a mortgage lien and continuing security interest in and to the collateral described in such Existing Security Instruments to secure the payment and performance of the obligations and indebtedness of the Borrower and the Guarantors arising under the Existing Agreement and the Existing Security Instruments.

C. Pursuant to that certain Partial Assignment of Mortgages, Notes, Liens, Security Interests and Other Rights dated as of the date hereof among the Existing Agent, the Administrative Agent and the Credit Parties (the “Partial Assignment”), (i) the Existing Agent has resigned and Administrative Agent has been appointed as the successor “Administrative Agent” under the Existing Agreement, and (ii) the Existing Lenders have assigned the Obligations (as defined in the Existing Agreement), and all of their right title and interest in the Existing Agreement, the Existing Security Instruments (including without limitation, all right title and interests in certain deeds to secure debt and leasehold mortgages with respect to the certain real property located in Toomsboro, Wilkinson County, Georgia) and the other applicable Credit Documents (as defined in the Existing Credit Agreement) (other than the Existing Letters of Credit), to the Lenders.

D. The Borrower, the Administrative Agent and the Lenders desire to (i) amend and restate (but not extinguish) the Existing Agreement in its entirety as hereinafter set forth through the execution of this Agreement and (ii) have the Obligations (as defined in the Existing Agreement) of the Borrower and the Guarantors hereunder continue to be outstanding as “Obligations” , as applicable, hereunder and be secured by the liens and security interests created under the Security Instruments (and Existing Security Instruments, if applicable) except as otherwise provided in this Agreement and/or the other Credit Documents.

E. It is the intention of the parties hereto that this Agreement is an amendment and restatement of the Existing Agreement, and is not a new or substitute credit agreement or novation of the Existing Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the Credit Parties, the Administrative Agent, and the Lenders (i) do hereby agree that the Existing Agreement is amended and restated (but not substituted or extinguished) in its entirety as set forth herein, and (ii) do hereby further agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

Section 1.1 Certain Defined Terms. The following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acceptable Security Interest” means a security interest which (a) exists in favor of the Administrative Agent for its benefit and the ratable benefit of the Lenders and the other Secured Parties, (b) is superior to all other security interests (other than certain of the Permitted Liens), (c) secures the Obligations, and (d) is perfected and enforceable against the Credit Party which created such security interest.

“Account Debtor” shall mean an account debtor as defined in the Uniform Commercial Code, as in effect in the State of Texas.

“Acquisition” means the purchase by any Credit Party of any business, including the purchase of associated assets or operations or the Equity Interests of a Person.

“Additional Funding Date” means the date of the funding of the Additional Term Loan.

“Additional Term Loan” has the meaning set forth in Section 2.1(b).

“Administrative Agent” means Wilks Brothers, LLC in its capacity as agent for the Lenders pursuant to Article 8 and any successor agent appointed pursuant to Section 8.7.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person. The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise. For purposes of this Agreement, neither Wilks Brothers, LLC nor any of its Affiliates shall be deemed to be an “Affiliate” of any Credit Party or any of their respective Subsidiaries.

“Agreement” is defined in the introductory paragraph hereof.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Guard” means Asset Guard Products Inc., a Delaware corporation, formerly known as Falcon Technologies and Services, Inc.

“Assignment and Acceptance” means an assignment and acceptance executed by a Lender and an Eligible Assignee and accepted by the Administrative Agent, in substantially the same form as Exhibit A.

“Assignment of Deed to Secure Debt” means that certain Assignment of Deed to Secure Debt and Assignment of Rents and Leases dated as of the date hereof by the Existing Agent, as assignor to the Administrative Agent, as assignee with respect to the property located in Toomsboro, Wilkinson County, Georgia.

“ASTM E 1527-13” means the American Society of Testing and Materials Practice E 1527-13 Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process (ASTM E 1527-13).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Borrower” means CARBO Ceramics Inc., a Delaware corporation.

“Business Day” means a day other than a Saturday, Sunday, or other day on which the Administrative Agent is authorized to close under the laws of, or is in fact closed in, Houston, Texas.

“Capital Leases” means, for any Person, any lease of any Property by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

“Casualty Event” means the damage, destruction or condemnation, as the case may be, of property of the Borrower or any Domestic Subsidiary, including by process of eminent domain or any Disposition of property in lieu of condemnation.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, state and local analogs, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.

“Change in Control” means the occurrence of any of the following events:

(a) the Borrower ceases to own, either directly or indirectly, 100% of the Equity Interest in any Guarantor other than as a result of transaction permitted under Section 6.7 or Section 6.8; and

(b) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becomes a “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(c) substantially all of the Credit Parties’ property and assets are sold, transferred and/or are Disposed of (in one sale, transfer or Disposition or a series of sales, transfers and/or Dispositions);

(d) the merger or consolidation of the Borrower with or into any other Person or group, to the extent that the Borrower is not the surviving entity; and

(e) adoption of a plan of liquidation or dissolution in regards to the Borrower.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:

(a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all property of the Credit Parties which is “Collateral” (as defined in the Security Agreement) and other similar terms referred to in the Collateral Documents (including without limitation, the Mortgages) and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Access Agreement” means a landlord lien waiver or subordination agreement, bailee letter or any other similar agreement, in any case, in form and substance reasonably acceptable to the Administrative Agent and executed by the parties thereto.

“Collateral Assignment” means that certain Collateral Assignment of Deed to Secure Debt, Assignment of Rents and Leases and Security Agreement dated as of the date hereof and granted by the Borrower in favor of the Administrative Agent.

“Commitments” means, as to any Lender, its commitment to make its Pro Rata Share of the Additional Term Loan in accordance with Section 2.1(b).

“Compliance Certificate” means a compliance certificate executed by a Responsible Officer of the Borrower or such other Person as required by this Agreement in substantially the same form as Exhibit B.

“Consolidated Net Tangible Assets” means, as of any date of determination, an amount equal to the aggregate book value of the tangible assets of the Borrower and the other Credit Parties and, to the extent of the ownership interest of the Borrower and the other Credit Parties therein, any Non-Guarantor Subsidiaries and joint ventures at such time, minus the liabilities of the Borrower and the other Credit Parties, all as determined on a consolidated basis in accordance with GAAP based on the most recent quarterly or annual consolidated financial statements of the Borrower referred to in Section 4.4 or delivered as provided in Section 5.2, as the case may be (for the avoidance of doubt, Consolidated Net Tangible Assets shall not include goodwill, trade names, patents, unamortized debt discount and expense or any other like intangibles).

“Controlled Group” means all members of a controlled group of corporations and all businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Code.

“Credit Documents” means this Agreement, the Notes, the Guaranties, the Security Documents, and each other agreement, instrument, or document executed at any time in connection with this Agreement.

“Credit Parties” means the Borrower and the Guarantors.

“Debt” means, for any Person, without duplication: (a) indebtedness of such Person for borrowed money, including the face amount of any letters of credit supporting the repayment of indebtedness for borrowed money issued for the account of such Person; (b) to the extent not covered under clause (a) above, obligations under letters of credit and agreements relating to the issuance of letters of credit or acceptance financing; (c) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, or upon which interest payments are customarily made; (d) obligations of such Person under conditional sale or other title retention agreements relating to any Properties purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business); (e) obligations of such Person to pay the deferred purchase price of property, services, or Acquisitions (including, without limitation, any earn-out obligations, contingent obligations, or other similar obligations associated with such purchase, and including obligations that are non-recourse to the credit of such Person but are secured by the assets of such Person); (f) obligations of such Person as lessee under Capital Leases and obligations of such Person in respect of synthetic leases; (g) obligations of such Person under any Hedging Arrangement; (h) obligations of such Person owing in respect of redeemable preferred stock or other preferred Equity Interest of such Person if such redeemable preferred stock or other preferred Equity Interest is redeemable at the option of the holders thereof, or mandatorily redeemable by the issuer, in each case prior to the Maturity Date; (i) the Debt of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer, but only to the extent to which there is recourse to such Person for the payment of such Debt; (j) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above; (k) indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) secured by any Lien on or in respect of any Property of such Person, and (l) all liabilities of such Person in respect of unfunded vested benefits under any Plan.

“Debt Incurrence” means any incurrence, issuance or sale by the Borrower or any of its Subsidiaries of any Debt after the Effective Date other than Permitted Debt.

“Debt Incurrence Proceeds” means, with respect to any Debt Incurrence, all cash and Liquid Investments received by the Borrower or any of its Subsidiaries from such Debt Incurrence after payment of, or provision for, all underwriter fees and expenses, original issue discount, SEC and blue sky fees, printing costs, fees and expenses of accountants, lawyers and other professional advisors, brokerage commissions and other out-of-pocket fees and expenses actually incurred in connection with such Debt Incurrence; provided that, an original issue discount shall not reduce the amount of such Debt Incurrence Proceeds unless such discount is due and payable at or immediately following the closing of such Debt Incurrence and such discount has not already been taken into account to reduce the amount of proceeds received by the Borrower or such Subsidiary from such Debt Incurrence.

“Debtor Relief Laws” means (a) the Bankruptcy Code of the United States of America, and (b) all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Designated Facilities” means the real property described on Schedule 5.9(b) and indicated as a “Designated Facility”.

“Disposition” means any sale, lease, license, transfer, assignment, conveyance, or other disposition of any Property; “Dispose” or similar terms shall have correlative meanings.

“Dollars” and “$” means lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary other than a Foreign Subsidiary.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date of this Agreement.

“Eligible Assignee” means (a) a Lender, (b) any Affiliate of a Lender approved by the Administrative Agent, (c) any Approved Fund approved by the Administrative Agent or (d) any other Person (other than a natural Person) approved by Administrative Agent and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 9.7, the Borrower.

“Environment” or “Environmental” shall have the meanings set forth in 42 U.S.C. 9601(8) (1988).

“Environmental Claim” means any third party (including governmental agencies and employees) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation (including claims or proceedings under the Occupational Safety and Health Acts or similar laws or requirements relating to health or safety of employees) which seeks to impose liability under any Environmental Law.

“Environmental Law” means all federal, state, and local laws, rules, regulations, ordinances, orders, decisions, agreements, and other requirements, including common law theories, now or hereafter in effect and relating to, or in connection with the Environment, health, or safety, including without limitation CERCLA, relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, hazardous, medical infections, or toxic substances, materials or wastes; (d) the safety or health of employees; or (e) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous, medical infections, or toxic substances, materials or wastes.

“Environmental Permit” means any permit, license, order, approval, registration or other authorization under Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Equipment” of any Person means all equipment (as defined in the UCC) owned by such Person, wherever located.

“Equity Interest” means with respect to any Person, any shares, interests, participation, or other equivalents (however designated) of corporate stock, membership interests or partnership interests (or any other ownership interests) of such Person.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board as in effect from time to time.

“Event of Default” has the meaning specified in Section 7.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Hedge Obligation if, and to the extent that, all or a portion of the guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Hedge Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Hedge Obligation. If a Hedge Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedge Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Existing Letters of Credit” means those letters of credit issued by Wells Fargo prior to the Effective Date under the Existing Agreement, for the account of any Credit Party and set forth on Schedule 1.1(b).

“Existing Notes” means, collectively, the Morris Note and the Rubin Note.

“Extraordinary Receipts” means any proceeds resulting from a Casualty Event, including any insurance proceeds.

“FCPA” has the meaning set forth in Section 4.20(a).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.

“Foreign Subsidiary” means any Subsidiary of Borrower that is a “controlled foreign corporation” as defined in Section 957 of the Code.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means United States of America generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.3.

“Governmental Authority” means, with respect to any Person, any foreign governmental authority, the United States of America, any state of the United States of America, the District of Columbia, and any subdivision of any of the foregoing, and any agency, department, commission, board, authority or instrumentality, bureau or court having jurisdiction over such Person.

“Guarantors” means any Person that now or hereafter executes a Guaranty, including (a) Asset Guard, (b) Stratagen Inc., a Delaware corporation, (c) the Borrower, and (d) each Material Domestic Subsidiary or other Subsidiary that becomes a guarantor of all or a portion of the Obligations and which has entered into either a joinder agreement substantially in the form attached to the Guaranty or a new Guaranty.

“Guaranty” means the Guaranty Agreement executed in substantially the same form as Exhibit C.

“Hazardous Substance” means any substance or material identified as such pursuant to CERCLA and those regulated under any other Environmental Law, including without limitation pollutants, contaminants, petroleum, petroleum products, radionuclides, and radioactive materials.

“Hazardous Waste” means any substance or material regulated or designated as such pursuant to any Environmental Law, including without limitation, pollutants, contaminants, flammable substances and materials, explosives, radioactive materials, oil, petroleum and petroleum products, chemical liquids and solids, polychlorinated biphenyls, asbestos, toxic substances, and similar substances and materials.

“Hedge Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Hedging Arrangement” means a hedge, call, swap, collar, floor, cap, option, forward sale or purchase or other contract or similar arrangement (including any obligations to purchase or sell any commodity or security at a future date for a specific price) which is entered into to reduce or eliminate or otherwise protect against the risk of fluctuations in prices or rates, including interest rates, foreign exchange rates, commodity prices and securities prices.

“Inventory” of any Person means all Property of such Person which would, in accordance with GAAP, be required to be classified and accounted for as inventory on the balance sheet of such Person.

“Jenkins Bonds” means the Taxable Industrial Development Revenue Bond (CARBO Ceramics Inc. Project), Series 2012, having a maximum principal amount not to exceed $255,000,000, issued by the Development Authority of Jenkins County.

“Legal Requirement” means any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, including, but not limited to, Regulations T, U and X.

“Lenders” means the Persons listed on the signature pages hereto as Lenders, any other Person that shall have become a Lender hereto pursuant to Section 2.14, and any other Person that shall have become a Lender hereto pursuant to an Assignment and Assumption, but in any event, excluding any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Lien” means any mortgage, lien, pledge, charge, deed of trust, security interest, or encumbrance to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including the interest of a vendor or lessor under any conditional sale agreement, Capital Lease, or other title retention agreement).

“Liquid Investments” means (a) readily marketable direct full faith and credit obligations of the United States of America or obligations unconditionally guaranteed by the full faith and credit of the United States of America; (b) commercial paper issued by (i) any Lender or any Affiliate of any Lender or (ii) any commercial banking institutions or corporations rated at least P-2 by Moody’s or A-2 by S&P; (c) certificates of deposit, time deposits, and bankers’ acceptances issued by (i) any of the Lenders or (ii) any other commercial banking institution which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $250,000,000 and rated Aa by Moody’s or AA by S&P; (d) repurchase agreements which are entered into with any of the Lenders or any major money center banks included in the commercial banking institutions described in clause (c) and which are secured by readily marketable direct full faith and credit obligations of the government of the United States of America or any agency thereof; (e) investments in any money market fund which holds investments substantially of the type described in the foregoing clauses (a) through (d); and (f) other investments made through the Administrative Agent or its Affiliates and approved by the Administrative Agent. All the Liquid Investments described in clauses (a) through (d) above shall have maturities of not more than 365 days from the date of issue.

“Make-Whole Payment” means, with respect to any optional prepayment of Term Loans under Section 2.5(b) and any mandatory prepayment under Section 2.5(c)(i), or any prepayment or repayment of Term Loans following an Event of Default and the acceleration of the Term Loans as a result of such Event of Default (provided, however, that with respect to any such acceleration resulting from an Event of Default arising under Sections 7.1(c) (only with respect to a breach of Section 5.3(a), 6.1, 6.2, 6.3, 6.5, 6.9, 6.10, 6.14) and 7.1(k), no Make-Whole Payment shall be due unless Borrower (x) has received written notice of such Default or Event of Default from the Administrative Agent and (y) has failed to cure or remedy such Default or Event of Default within 30 days after receipt of such written notice; provided further, that with respect to Defaults or Events of Default as a result of violations of (i) Sections 6.1, 6.3, 6.9 and 6.10, the Borrower shall only have the ability to cure such Event of Default in the event the cost of such cure for any single Default or single Event of Default, if any, does not exceed the greater of (A) ten (10%) percent of the value of the transaction giving rise to such Default or Event of Default, and (B) $500,000 (provided that in no event shall the aggregate costs associated with all cures pursuant to the foregoing clauses (A) and (B) exceed $1,000,000 prior to the payment in full of all Obligations relating to the Term Loans), and (ii) Sections 6.2, 6.5, 6.14 and 7.1(k) the Borrower shall only have the ability to cure such Event of Default in the event the cost to cure such Default or Event of Default is de minimis and with respect to any cure of Section 7.1(k) such cure must also restore the security interest of the Administrative Agent on the relevant Property to an Acceptable Security Interest), in each case solely to the extent such prepayment or repayment of Term Loans is made or is required to be made, as applicable, at any time prior to the date that is three years from the Effective Date, a cash amount equal to the excess, if any, of (1) the sum of the present values of (i) 100% of the principal amount of Term Loans being prepaid or repaid and (ii) the remaining scheduled payments of interest with respect to such Term Loans being prepaid or repaid from the actual date of prepayment or repayment through December 31, 2022, not including any portion of such payments of interest accrued as of the date of prepayment or repayment, discounted back to the day of prepayment or repayment on a semi-annual basis (assuming a 360 day year consisting of twelve 30 day months) at the Treasury Rate plus 50 basis points, over (2) 100% of the principal amount of Term Loans being prepaid or repaid. Any required payment of a Make- Whole Payment under this Agreement is in addition to, and not in replacement of, any amount paid pursuant to Section 2.8. For the avoidance of doubt, provisions relating to Make-Whole Payment are for the benefit of the Lenders only (and the Administrative Agent for the ratable benefit of the Lenders). The Borrower acknowledges that (i) the Lenders have bargained for the right to maintain their investment in the Term Loans free from repayment until the Maturity Date, with certain limited exceptions as specified in this Agreement, (ii) such limited exceptions, and the repayment price applicable to such exceptions, are the result of negotiations among the Borrower and the Lenders, (iii) the Borrower does not have the right to directly or indirectly optionally repay the Term Loans other than pursuant to Section 2.5(b), (iv) except as specifically provided in this Agreement, any voluntary repayment of Term Loans within the first three years after the Effective Date is required to be at a price including the Make-Whole Payment, and (v) the Make-Whole Payment (A) is intended to provide compensation to the Lenders for the repayment of the Term Loans prior to the Maturity Date, (B) constitutes reasonable compensation to the Lenders for the deprivation of their right to hold the Term Loans free from such early repayment, and (C) is not a penalty.

“Majority Lenders” means (a) other than as provided in clause (b) below, two or more Lenders holding at least 51% of the sum of the aggregate unpaid principal amount of the Term Loan and (b) at any time when there is only one Lender, such Lender.

“Material Adverse Change” means a material adverse change (a) in the business, financial condition, properties or results of operations of the Borrower and its Subsidiaries, taken as a whole; (b) on the validity or enforceability of this Agreement or any of the other Credit Documents; or (c) on any Credit Party’s ability to perform its obligations under this Agreement, any Note, the Guaranties or any other Credit Document.

“Material Domestic Subsidiary” means, (a) as of any fiscal quarter end, any Domestic Subsidiary that (i) has operating income equal to or greater than 10% of the Borrower’s consolidated operating income, in each case, for the four-fiscal quarter period then ended, or (ii) has book value of total assets equal to or greater than 10% of the Borrower’s consolidated book value of total assets, in each case under clauses (i) and (ii) above, as established in accordance with GAAP and as reflected in the financial statements covering such fiscal quarter and delivered to the Administrative Agent pursuant hereto, (b) Asset Guard and (c) StrataGen, Inc., a Delaware corporation.

“Maturity Date” means the earlier of (a) December 31, 2022, and (b) ninety-one (91) days prior to the earliest maturity date of any Debt issued by the Borrower after the Effective Date pursuant to Section 6.1(k).

“Maximum Rate” means the maximum nonusurious interest rate under applicable law.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto which is a nationally recognized statistical rating organization.

“Morris Note” means that certain promissory note dated May 18, 2016 issued by the Borrower in favor of William C. Morris.

“Mortgage” means each mortgage or deed of trust in form reasonably acceptable to the Administrative Agent executed by any Credit Party to secure all or a portion of the Obligations.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any member of the Controlled Group is making or accruing an obligation to make contributions.

“Net Cash Proceeds” means, with respect to any Disposition, all cash and Liquid Investments received from such Disposition after (a) payment of, or provision for, all reasonable brokerage commissions, marketing costs, restoration and refurbishment expenses, and other reasonable out of pocket fees and expenses actually incurred in connection with such Disposition; (b) payment of any outstanding obligations (permitted hereunder) secured by the Property that is being Disposed (other than the Obligations); (c) all Taxes paid or payable by such Person in connection with such Disposition; and (d) the amount of reserves recorded in accordance with GAAP for indemnity or similar obligations of the Person making such Disposition and its Affiliates directly related to such Disposition.

“Non-Material Domestic Subsidiary” means any Domestic Subsidiary other than a Material Domestic Subsidiary.

“Notes” has the meaning set forth in Section 2.1(c).

“Obligations” means all principal, interest (including post-petition interest), fees, any Make- Whole Payment, reimbursements, indemnifications, and other amounts now or hereafter owed by any of the Credit Parties to the Lenders, or the Administrative Agent under this Agreement and the other Credit Documents, and any increases, extensions, and rearrangements of those obligations under any amendments, restatements, supplements, and other modifications of the documents and agreements creating those obligations.

“OFAC” has the meaning set forth in Section 4.20(b).

“Other Taxes” has the meaning set forth in Section 2.13(b).

“Partial Assignment” has the meaning set forth in the Recitals hereto.

“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Date” means (a) the first day of each January and July in each year; provided, however, that if any such day is not a Business Day, such Payment Date shall be the next succeeding Business Day and (b) the Maturity Date.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Debt” has the meaning set forth in Section 6.1.

“Permitted Investments” has the meaning set forth in Section 6.3.

“Permitted Liens” has the meaning set forth in Section 6.2.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, limited liability company, limited liability partnership, unincorporated association, joint venture, or other entity, or a government or any political subdivision or agency thereof, or any trustee, receiver, custodian, or similar official.

“PIK Election Notice” as defined in Section 2.8(d).

“PIK Interest” as defined in Section 2.8(d).

“Plan” means an employee benefit plan (other than a Multiemployer Plan) maintained for employees of the Borrower or any member of the Controlled Group and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.

“Previously Absent Covenant” shall mean, at any time (x) any negative or financial covenant that is not included in this Agreement at such time and (y) any negative or financial covenant in any other Debt that is included in this Agreement at such time but with covenant levels that are more restrictive to the Borrower and its Subsidiaries than the covenant levels included in this Agreement at such time.

“Property” of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

“Pro Rata Share” means, at any time with respect to any Lender, (a) the ratio (expressed as a percentage) of such Lender’s outstanding Term Loans at such time to the aggregate Term Loans of all Lenders outstanding at such time.

“Qualified Equity Interests” means preferred Equity Interests issued by a Person the terms of which are the same as those applicable to any class of units or common Equity Interests issued by such Person other than that such preferred Equity Interests (a) may be provided a preference over any class of units or the common Equity Interests in liquidation or payment of dividends or distributions, (b) may be convertible or exchangeable at the option of the holder but only into any common Equity Interests, (c) may have customary class voting rights, and (d) may have a fixed or variable dividend or distribution rate; provided that, in no event shall such units or such other preferred Equity Interests have any “debt”- like features such as (but not limited to) (i) a scheduled maturity, any amortization, any scheduled prepayments or any other prepayment terms (except that such preferred Equity Interests may have a scheduled maturity date that is no earlier than 180 days after the scheduled Maturity Date), (ii) any required cash interest payments, coupons, dividends or any other payments (other than conversions or exchanges into common Equity Interests or PIK dividends in additional Qualified Equity Interests or any principal payments at such scheduled maturity date), or (iii) any financial or other type of covenants other than covenants that are customary to common Equity Interests).

“Receivables” of any Person means, at any date of determination thereof, all Property of such Person which would, in accordance with GAAP, be required to be classified and accounted for as accounts receivable on the balance sheet of such Person.

“Refinancing Debt” means, with respect to any Person, Debt issued, incurred or otherwise obtained in exchange for, or to extend, renew, replace or refinance, in whole or part, any Debt of such Person (solely for purposes of this definition, “Refinanced Debt”); provided that (a) such Debt has a later maturity than and a weighted average life to maturity equal to or greater than the Refinanced Debt, (b) except as otherwise permitted hereunder (subject to dollar-for-dollar reduction of any applicable basket) such Debt shall not have a greater principal amount than the principal amount of the Refinanced Debt plus accrued interest, fees and premiums (if any) thereon and reasonable fees and expenses associated with the refinancing (provided that the principal amount of such Debt shall not include any principal constituting interest paid in kind), (c) such Refinanced Debt shall be repaid, defeased or satisfied and discharged on a dollar-for-dollar basis, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid (by way of defeasance, discharge or otherwise), substantially concurrently with the incurrence of such Refinancing Debt, (d) such Debt shall not at any time be guaranteed by any Persons other than Persons that are guarantors of the Refinanced Debt, and the terms of such guarantee, taken as a whole, shall be no more favorable to the secured parties in respect of such Debt than the terms of the guarantee of the Refinanced Debt, taken as a whole, (e) if the Refinanced Debt is secured, the terms and conditions relating to collateral for such Debt , taken as a whole, shall be no more favorable to the secured parties in respect of such Debt than the terms and conditions with respect to the collateral for the Refinanced Debt (and the Liens on any Collateral securing such Debt shall have the same (or lesser) priority as the Refinanced Debt relative to the Liens on the Collateral securing the Obligations), (f) if the Refinanced Debt is subordinated in right of payment to the Obligations, such Debt shall be subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as the subordination terms applicable to the Refinanced Debt, (g) the terms and conditions of any such modified, refinanced, refunded, renewed, replaced, exchanged or Debt (other than interest, fees, premiums, funding discounts, optional prepayment/redemption provisions (including any premiums related thereto), guarantees, collateral, and subordination are, either (i) substantially identical to or less favorable to the investors providing such Refinancing Debt, taken as a whole, than the terms and conditions of the Debt being modified, refinanced, refunded, renewed, replaced, exchanged or extended or (ii) when taken as a whole, not more restrictive to the Borrower and/or its Subsidiaries, as applicable, than those set forth in this Agreement (after giving effect to the addition of the Previously Absent Covenant pursuant to the immediately following proviso in this clause (g)) or are customary for similar Debt in light of the then current market conditions; provided that to the extent the documentation governing such Debt includes a Previously Absent Covenant, the Administrative Agent shall be given prompt written notice thereof and this Agreement shall be amended to include such Previously Absent Covenant for the benefit of this Agreement; provided further that a certificate of a Responsible Officer of the Borrower shall be delivered to the Administrative Agent in good faith at least five Business Days prior to the incurrence of such Debt, together with a reasonably detailed description of the material terms and conditions of such Debt or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement set out in this clause (g) and (h) at the time thereof, no Default or Event of Default shall have occurred and be continuing.

“Register” has the meaning set forth in Section 9.7(b).

“Registration Rights Agreement” means that certain Registration Rights Agreement dated as of the date hereof between Wilks Brothers, LLC and the Borrower.

“Regulations T, U, and X” means Regulations T, U, and X of the Federal Reserve Board, as each is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Release” shall have the meaning set forth in CERCLA or under any other Environmental Law.

“Response” shall have the meaning set forth in CERCLA or under any other Environmental Law.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA (other than any such event not subject to the provision for 30-day notice to the PBGC under the regulations issued under such section).

“Responsible Officer” means (a) with respect to any Person that is a corporation, such Person’s chief financial officer, treasurer or controller, (b) with respect to any Person that is a limited liability company, if such Person has officers, then such Person’s chief financial officer, treasurer or controller, and if such Person is managed by members, then a chief financial officer, treasurer or controller of such Person’s managing member, and if such Person is managed by managers, then a manager (if such manager is an individual) or a Responsible Officer of such manager (if such manager is an entity), and (c) with respect to any Person that is a general partnership, limited partnership or a limited liability partnership, the Responsible Officer of such Person’s general partner or partners.

“Restricted Payment” means, with respect to any Person, (a) any direct or indirect dividend or distribution (whether in cash, securities or other Property) or any direct or indirect payment of any kind or character (whether in cash, securities or other Property) in consideration for or otherwise in connection with any Equity Interest of such Person, including in connection with any retirement, purchase, redemption or other acquisition of such Equity Interest, or any options, warrants or rights to purchase or acquire any such Equity Interest or (b) principal or interest payments (in cash, Property or otherwise) on, or redemption of, debt of such Person contractually subordinated to the Obligations; provided that the term “Restricted Payment” shall not include any dividend, distribution, repurchase or redemption payable solely in common Equity Interests or Qualified Equity Interests or from the proceeds of the contemporaneous issuance of additional common Equity Interests of such Person or warrants, options or other rights to purchase such common Equity Interests.

“Rubin Note” means that certain promissory note dated May 18, 2016 issued by the Borrower in favor of Robert S. Rubin.

“Sanctions” has the meaning set forth in Section 4.20(b).

“Schlumberger Receivables Transaction” means the sale by the Borrower to Citibank, N.A. or such other third party from time to time of certain Receivables owed to the Borrower by Schlumberger Ltd. and or its Subsidiaries pursuant to a Supplier Agreement and Lien Release and Acknowledgement Agreement, substantially in the forms provided by the Borrower to the Administrative Agent on November 30, 2015 or such other form acceptable to the Administrative Agent.

“SEC” means, the Securities and Exchange Commission.

“Secured Parties” means the Administrative Agent and the Lenders.

“Security Agreement” means the Second Amended and Restated Pledge and Security Agreement of even date herewith among the Credit Parties and the Administrative Agent in such form acceptable to the Administrative Agent.

“Security Documents” means, collectively, the Security Agreement, the Mortgages, the Assignment of Deed to Secure Debt, the Collateral Assignment, any other Security Instrument and any and all other instruments, documents or agreements, now or hereafter executed by any Credit Party or any other Person to secure the Obligations.

“Security Instruments” has the meaning set forth in the Recitals hereto.

“S&P” means Standard & Poor’s Rating Agency Group, a division of McGraw-Hill Companies, Inc., or any successor thereof which is a national credit rating organization.

“Solvent” means, as to any Person, on the date of any determination (a) the fair value of the Property of such Person is greater than the total amount of debts and other liabilities (including without limitation, contingent liabilities) of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities (including, without limitation, contingent liabilities) as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities (including, without limitation, contingent liabilities) as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities (including, without limitation, contingent liabilities) beyond such Person’s ability to pay as such debts and liabilities mature, (e) such Person is not engaged in, and is not about to engage in, business or a transaction for which such Person’s Property would constitute unreasonably small capital, and (f) such Person has not transferred, concealed or removed any Property with intent to hinder, delay or defraud any creditor of such Person.

“Specified Dispositions” means the sale by any Credit Party of the assets or Equity Interests set out on Schedule 6.8(a)(iii) hereto.

“Stockholders Agreement” means that certain letter agreement dated as of the date hereof by and among the Borrower, Wilks Brothers, LLC, William C. Morris, Robert S. Rubin and Gary A. Kolstad.

“Subject Lender” has the meaning set forth in Section 2.14.

“Subordination and Intercreditor Agreement” means that certain Amended and Restated Subordination and Intercreditor Agreement dated as of the date hereof among the Administrative Agent and the holders of the Existing Notes.

“Subsidiary” means, with respect to any Person (the “holder”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the holder in the holder’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity, a majority of whose outstanding Voting Securities shall at any time be owned by the holder or one more Subsidiaries of the holder. Unless expressly provided otherwise, all references herein and in any other Credit Document to any “Subsidiary” or “Subsidiaries” means a Subsidiary or Subsidiaries of the Borrower.

“Survey” means a survey of the Designated Facilities listed on Schedule 5.9(b), prepared by a land surveyor duly licensed and registered in the state in which such real property is located, and in form, scope and substance sufficient to cause all standard survey exceptions to be deleted from title policy and otherwise reasonably satisfactory to the Administrative Agent, and duly certified to the Borrower by a form of certification customarily used by surveyors of similar property in similar locations or as is otherwise reasonably acceptable to Administrative Agent.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Event” means (a) a Reportable Event with respect to a Plan, (b) the withdrawal of the Borrower or any member of the Controlled Group from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041(c) of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, or (e) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Term Loans” means any and all (i) “Tranche B Term Advances” (as defined in the Existing Agreement) outstanding on the Effective Date immediately before giving effect to this Agreement, and (ii) the Additional Term Loan, if any, made pursuant to Section 2.1(b).

“Third Party Locations” means any location which holds, stores or otherwise maintains Collateral, including such locations that are leased locations, trailer storage or self-storage facilities, distribution centers or warehouses, and such locations that are the subject of any bailee arrangement.

“Treasury Rate” means, with respect to a prepayment date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to such prepayment date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the prepayment date to the date that is six months after the Effective Date; provided, however, that if the period from such prepayment date to the date that is six months after the Effective Date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Voting Securities” means (a) with respect to any corporation, capital stock of the corporation having general voting power under ordinary circumstances to elect directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have special voting power or rights by reason of the happening of any contingency), (b) with respect to any partnership, any partnership interest or other ownership interest having general voting power to elect the general partner or other management of the partnership or other Person, and (c) with respect to any limited liability company, membership certificates or interests having general voting power under ordinary circumstances to elect managers of such limited liability company.

“Warrant Agreement” means that certain Warrant executed by Borrower in favor of the initial Lenders under this Agreement, in the form attached hereto at Exhibit E, pursuant to which Borrower has granted certain warrants for its Voting Securities to such Lenders in accordance with the terms and conditions set forth therein.

“Wells Fargo” means Wells Fargo Bank, National Association.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

Section 1.3 Accounting Terms; Changes in GAAP.

(a) All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP applied on a consistent basis with those applied in the preparation of the financial statements delivered to the Administrative Agent for the fiscal year ending December 31, 2015 as required under Section 5.2.

(b) Unless otherwise indicated, all financial statements of the Borrower, all calculations for compliance with covenants in this Agreement, and all calculations of any amounts to be calculated under the definitions in Section 1.1 shall be based upon the consolidated accounts of the Borrower and its Subsidiaries in accordance with GAAP and consistent with the principles of consolidation applied in preparing the Borrower’s financial statements referred to in Section 4.4.

(c) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Borrower or the Majority Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 1.4 Miscellaneous. Article, Section, Schedule, and Exhibit references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements (including this Agreement) are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, restated and otherwise modified from time to time, unless otherwise specified and shall include all schedules and exhibits thereto unless otherwise specified. Any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time. Any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained herein). The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” means “including, without limitation,”. Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

ARTICLE 2

CREDIT FACILITIES

Section 2.1 Term Loans.

(a) Existing Tranche B Term Advances. On the Effective Date, all Tranche B Term Advances (as defined in the Existing Agreement) outstanding immediately prior to giving effect to this Agreement are hereby designated as and deemed to constitute Term Loans outstanding under this Agreement, and each Lender’s Pro Rata Share of such Term Loans as of the Effective Date is set forth on Schedule I hereof.

(b) Additional Term Loan Commitment. Each Lender severally agrees, subject to the terms and conditions set forth in this Agreement, to make its Pro Rata Share of an additional Term Loan in a principal amount not to exceed $12,349,000 (the “Additional Term Loan”) to the Borrower on any day that is within thirty (30) days after Borrower has delivered the Phase I Environmental Site Assessment Reports in accordance with Section 5.12(b). Each Lender’s Commitment to make its Pro Rata Share of the Additional Term Loan is set forth on

Schedule I hereof. Once prepaid or repaid, the Borrower may not re-borrow any Term Loan or portion thereof. A Lender’s Commitment shall irrevocably terminate upon the earlier to occur of (i) such Lender funding its Pro Rata Share of the Additional Term Loan, and (ii) the failure of Borrower to deliver such Phase I Environmental Site Assessment Reports in accordance with Section 5.12(b).

(c) Notes. To the extent requested by a Lender, the indebtedness of the Borrower to such Lender arising under the Term Loans shall be evidenced by a promissory note substantially in the form of Exhibit D (each a “Note” and collectively referred to herein as the “Notes”).

Section 2.2 Funding of Additional Term Loan. Each Lender shall fund its Pro Rata Share of the Additional Term Loan to the following deposit account of the Borrower:

Bank Name: Wells Fargo Bank – Dallas, TX USA

Deposit Account: 49050031153

ABA/Transit Routing: 121000248

Swift: WFBIUS6S

Section 2.3 Reserved.

Section 2.4 Reserved.

Section 2.5 Prepayments.

(a) Right to Prepay. The Borrower shall have no right to prepay any principal amount of any Term Loan except as provided in this Section 2.5.

(b) Optional. The Borrower shall not (and no other Person shall, on account of the Borrower) voluntarily prepay any Term Loans at any time prior to the third anniversary of the Effective Date unless (i) the Borrower has provided notice of such prepayment as provided herein and (ii) the Borrower pays the Make-Whole Payment in connection with such prepayment(s). From and after the third anniversary of the Effective Date, upon notice by the Borrower as provided herein, the Borrower may at any time and from time to time prepay the Term Loans, in whole or in part, without premium or penalty. The Borrower shall notify the Administrative Agent by telephone and written notice of any prepayment hereunder not later than 11:00 a.m., Houston time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of Term Loans to be prepaid, together with the amount of the Make-Whole Payment (if applicable); provided that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other financing transactions (solely to the extent that the proceeds of such financing transaction(s) will be used to fund such prepayment), in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to 11:00 a.m., Houston time (or such later time as may be agreed by the Administrative Agent), on the specified prepayment date) if such condition is not satisfied. Promptly following receipt of any such notice of a prepayment, the Administrative Agent shall advise the Lenders of the contents thereof. Each prepayment of Term Loans shall be in an aggregate amount not less than $1,000,000 and integral multiples of $100,000 in excess thereof. The Administrative Agent shall apply each prepayment ratably to the Term Loans of each Lender.

(c) Mandatory.

(i) If the Borrower or any Subsidiary receives Debt Incurrence Proceeds, then not later than two Business Days following the receipt of such proceeds, the Borrower shall prepay the Term Loans in an amount equal to 100% of such Debt Incurrence Proceeds. The Borrower shall pay the Make-Whole Payment (to the extent such Make-Whole Payment is required to be made pursuant to the terms of this Agreement) in connection with such prepayment.

(ii) If any Credit Party completes a Disposition permitted under Section 6.8(a)(vi), then the Borrower shall, no later than three Business Days following the completion of such Disposition and in an amount equal to 100% of the Net Cash Proceeds received from such Disposition to prepay the outstanding principal amount of the Term Loans until such time as the Term Loans are repaid in full; provided that, (A) if no Default exists or would arise therefrom, then such Net Cash Proceeds shall not be required to be so applied on such date to the extent that Borrower shall have delivered written notice to the Administrative Agent on or prior to such date stating that such Net Cash Proceeds are reasonably expected to be reinvested in fixed or capital assets of any Credit Party within 270 days following the date the Borrower or such Subsidiary received such Net Cash Proceeds (which notice shall set forth the estimates of the amounts to be so expended) (for the avoidance of doubt, if the Disposition involves Collateral and the Borrower will reinvest the Net Cash Proceeds from such Disposition, the Borrower shall be required to reinvest such Net Cash Proceeds in Collateral); (B) if all or any portion of such Net Cash Proceeds are not reinvested within such 270-day period as provided in clause (A) above, then 100% of such unused portion shall be applied to the Term Loan on the last day of such period as provided above; and (C) if an Event of Default exists and such Net Cash Proceeds are insurance proceeds, the Borrower shall turn such proceeds over to the Administrative Agent for application to the Term Loan; provided further, that such 270-day period shall be extended by up to an additional 90 days in the event that a Credit Party has entered into a bona fide binding contract committing to acquire or construct such fixed or capital assets with a Person other than an Affiliate of the Borrower within such 270-day period and such Net Cash Proceeds are subsequently applied in accordance with such contract.

(iii) If the Borrower or any Subsidiary receives any Extraordinary Receipts (whether from a single Casualty Event or related series of Casualty Events and whether as one payment or a series of payments) in excess of $250,000 in the aggregate since the Effective Date, then the Borrower shall, no later than five Business Days following the receipt of such excess Extraordinary Receipts and in an amount equal to 100% of the amount of such excess Extraordinary Receipts, prepay the outstanding principal amount of the Term Loans until such time as the Term Loans are repaid in full; provided that, (A) if no Default exists or would arise therefrom, then such excess Extraordinary Receipts shall not be required to be so applied on such date to the extent that Borrower shall have delivered written notice to the Administrative Agent on or prior to such date stating that such Extraordinary Receipts are reasonably expected to be reinvested in fixed or capital assets of any Credit Party within 270 days following the date the Borrower or such Subsidiary received such Extraordinary Receipts (which notice shall set forth the estimates of the amounts to be so expended) (for the avoidance of doubt, if the Casualty Event involves Collateral and the Borrower will reinvest the Extraordinary Receipts from such Casualty Event, the Borrower shall be required to reinvest such Extraordinary Receipts in Collateral); (B) if all or any portion of such Extraordinary Receipts are not reinvested within such 270-day period as provided in clause (A) above, then 100% of such unused portion shall be applied to the Term Loan on the last day of such period as provided above; and (C) if an Event of Default exists and such Extraordinary Receipts are insurance proceeds, the Borrower shall turn such proceeds over to the Administrative Agent for application to the Term Loan; provided further, that such 270-day period shall be extended by up to an additional 90 days in the event that a Credit Party has entered into a bona fide binding contract committing to acquire or construct such fixed or capital assets with a Person other than an Affiliate of the Borrower within such 270-day period and such excess Extraordinary Receipts are subsequently applied in accordance with such contract.

(d) Interest; Costs. Each prepayment pursuant to this Section 2.5 shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment.

Section 2.6 Repayment. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of and ratable benefit of each Lender the aggregate outstanding principal amount of all Term Loans on the Maturity Date.

Section 2.7 Reserved.

Section 2.8 Interest.

(a) Except as otherwise set forth herein, each Term Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) at a rate per annum equal to nine percent (9.0%).

(b) Interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Term Loan, the date of the making of such Term Loan shall be included, and the date of payment of such Term Loan shall be excluded.

(c) Except as otherwise set forth herein, interest on each Term Loan shall be due and payable by Borrower on each Payment Date.

(d) Borrower may deliver a notice to Administrative Agent not less than 30 days prior to any Payment Date, requesting that interest accrued pursuant to Section 2.8(a) which will be owed on such Payment Date (each a “Designated Payment Date”) be paid-in-kind (each a “PIK Election Notice”) provided that (x) no Designated Payment Date shall occur after January 1, 2019 and (y) no Event of Default is continuing on the date on which the PIK Election Notice is delivered or on the Designated Payment Date. Upon timely delivery of the PIK Election Notice and the satisfaction of the preceding conditions, the accrued interest owed on such Designated Payment Date shall be calculated at a rate per annum equal to 11% and shall be paid-in-kind by being capitalized and added to the outstanding principal amount of the Term Loans (such interest, the “PIK Interest”), effective as of such Designated Payment Date, and be part of the outstanding principal amount of the Term Loans for all purposes under the Credit Documents. Upon each such capitalization of PIK Interest, the Term Loans of each Lender shall be automatically increased by an amount equal to such Lender’s Pro Rata Share of such PIK Interest and such PIK Interest shall thereafter accrue interest until repaid at the same rate as the other Term Loans.

Section 2.9 Reserved.

Section 2.10 Reserved.

Section 2.11 Increased Costs.

(a) Capital Adequacy; Taxes. If, after the Effective Date, any Lender shall have determined that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on the capital of financial institutions generally, including such Lender or any corporation controlling such Lender, as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such Change in Law (taking into consideration its policies with respect to capital adequacy), then from time to time within three Business Days after written demand by such Lender, as the case may be, the Borrower shall pay to such Lender such additional amount or amounts as such Lender determines in good faith to be necessary to compensate such Lender for such reduction. If, after the Effective Date, any Lender shall have determined that (i) any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, shall subject such Lender to any additional Taxes (other than Indemnified Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, then from time to time within three Business Days after written demand by such Lender, as the case may be, the Borrower shall pay to such Lender such additional amount or amounts as such Lender determines in good faith to be necessary to compensate such Lender for such Taxes.

(b) Mitigation. Each Lender shall promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the Effective Date, which will entitle such Lender to compensation pursuant to this Section 2.11 and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Lender, be otherwise disadvantageous to it. Any Lender claiming compensation under this Section 2.11 shall furnish to the Borrower and the Administrative Agent a statement setting forth the additional amount or amounts to be paid to it hereunder which shall be determined by such Lender in good faith and which shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

(c) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.11 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.11 for any increased costs incurred or reductions suffered more than one year prior to the date that such Lender, as the case may be, notifies the Borrower and the Administrative Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one-year period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.12 Payments and Computations.

(a) Payments. All payments of principal, interest, and other amounts to be made by the Borrower under this Agreement and other Credit Documents shall be made to the Administrative Agent in Dollars and in immediately available funds, without setoff, deduction, or counterclaim.

(b) Payment Procedures. The Borrower shall make each payment under this Agreement and under the Notes not later than 11:00 a.m. (Houston, Texas time) on the day when due in Dollars to the Administrative Agent at the location referred to in the Notes or herein (or such other location as the Administrative Agent shall designate in writing to the Borrower) in same day funds. The Administrative Agent will promptly thereafter, and in any event prior to the close of business on the day any timely payment is made, cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Administrative Agent or a specific Lender pursuant to Sections 2.11, 2.13, 2.14, and 9.2 but after taking into account payments effected pursuant to Section 9.1) in accordance with each Lender’s applicable Pro Rata Share to the Lenders for the account of their respective applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon receipt of other amounts due solely to the Administrative Agent or a specific Lender, the Administrative Agent shall distribute such amounts to the appropriate party to be applied in accordance with the terms of this Agreement.

(c) Non-Business Day Payments. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be.

(d) Computations. All computations of interest shall be made by the Administrative Agent on the basis of a year of 365/366 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an amount of interest or fees shall be conclusive and binding for all purposes, absent manifest error.

(e) Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Term Loans made by it in excess of its Pro Rata Share of payments on account of the Term Loans obtained by the Lenders, such Lender shall notify the other Lenders and forthwith purchase from the other Lenders such participations in the Term Loans made by it as shall be necessary to cause such purchasing Lender to share the excess payment ratably with the other Lenders; provided that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from the other Lenders shall be rescinded and each such Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s Pro Rata Share, but without interest. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.12(e) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 2.13 Taxes.

(a) No Deduction for Certain Taxes. Any and all payments by any Credit Party under any of the Credit Documents to the Administrative Agent or a Lender shall be made, in accordance with Section 2.12, free and clear of and without deduction for any Taxes, excluding, in the case of the Administrative Agent or a Lender, (i) Taxes imposed on or measured by its net income or franchise Taxes imposed as a result of such Administrative Agent or such Lender being organized under the laws of, or having its principal executive office or, in the case of any Lender, having its applicable Lending Office located in the jurisdiction (or any political subdivision thereof) imposing such Tax, and (ii) in the case of a Lender, any United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Obligation, if and to the extent such United States federal withholding Taxes are in effect on the date a Lender becomes a Lender hereunder (other than pursuant to an assignment request by the Borrower under Section 2.14) (all such nonexcluded Taxes being hereinafter referred to as “Indemnified Taxes”). Except as provided in Section 2.13(f), if the Borrower shall be required by law to deduct any Indemnified Taxes from or in respect of any sum payable to the

Administrative Agent or any Lender, (i) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.13), such Lender receives an amount equal to the sum it would have received had no such deductions been made; (ii) the Borrower shall make such deductions; and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority or other authority in accordance with applicable law.

(b) Other Taxes. In addition, except as provided in Section 2.13(f), the Borrower agrees to pay, or at the option of the Administrative Agent timely reimburse it for the payment of, any present or future stamp, court or documentary, intangible, recording, filing or similar Taxes or any other excise or property Taxes, charges, or similar levies which arise from any payment made under any Credit Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement, the Notes, or the other Credit Documents (hereinafter referred to as “Other Taxes”).

(c) Indemnification. EXCEPT AS PROVIDED IN SECTION 2.13(F), THE BORROWER SHALL INDEMNIFY EACH LENDER AND THE ADMINISTRATIVE AGENT FOR THE FULL AMOUNT OF INDEMNIFIED TAXES OR OTHER TAXES (INCLUDING, WITHOUT LIMITATION, ANY INDEMNIFIED TAXES OR OTHER TAXES IMPOSED ON AMOUNTS PAYABLE UNDER THIS SECTION 2.13) PAID BY SUCH LENDER OR THE ADMINISTRATIVE AGENT (AS THE CASE MAY BE) AND ANY LIABILITY (INCLUDING INTEREST AND EXPENSES) ARISING THEREFROM OR WITH RESPECT THERETO, WHETHER OR NOT SUCH TAXES OR OTHER TAXES WERE CORRECTLY OR LEGALLY ASSERTED. A CERTIFICATE AS TO THE AMOUNT OF SUCH PAYMENT OR LIABILITY DELIVERED TO THE BORROWER BY A LENDER (WITH A COPY TO THE ADMINISTRATIVE AGENT), OR BY THE ADMINISTRATIVE AGENT ON ITS OWN BEHALF OR ON BEHALF OF A LENDER, SHALL BE CONCLUSIVE ABSENT MANIFEST ERROR.

(d) Evidence of Tax Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Credit Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of any receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Foreign Lender Withholding Exemption. Each Lender that is not incorporated under the laws of the United States of America or a state thereof and that is entitled to an exemption from or reduction of United States withholding Tax with respect to payments under this Agreement under applicable law or any treaty to which the United States is a party shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation (including an applicable Internal Revenue Service Form W-8BEN or W-8ECI) prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding.

(f) Failure to Provide Forms. For any period with respect to which a Lender has failed to provide the Borrower or the Administrative Agent with the appropriate forms referred to in Section 2.13(e) (unless such failure is due to a change in treaty, law or regulation occurring after the date on which such Lender becomes a Lender hereunder), such Lender shall not be entitled to indemnification or payment under Section 2.13(a), (b), or (c) with respect to Indemnified Taxes imposed by the United States; provided that if a Lender, that is otherwise exempt from or subject to a reduced rate of withholding Tax, becomes subject to Indemnified Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request, and at the expenses of such Lender, to assist such Lender to recover such Indemnified Taxes.

(g) Mitigation. Each Lender shall use reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to select a jurisdiction for its applicable Lending Office or change the jurisdiction of its applicable Lending Office, as the case may be, so as to avoid the imposition of any Indemnified Taxes or Other Taxes or to eliminate or reduce the payment of any additional sums under this Section 2.13; provided, that no such selection or change of jurisdiction for its applicable Lending Office shall be made if, in the reasonable judgment of such Lender, such selection or change would be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(h) Tax Credits and Refunds. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the Administrative Agent or any Lender be required to pay any amount to a Borrower pursuant to this paragraph (h) the payment of which would place the Administrative Agent or Lender in a less favorable net after-Tax position than the applicable Administrative Agent or Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Borrower or any other Person.

(i) Payment. If the Administrative Agent or any Lender becomes entitled to receive payment of Indemnified Taxes, Other Taxes or additional sums pursuant to this Section 2.13, it shall give notice and demand thereof to the Borrower, and the Borrower (unless the Administrative Agent or Lender shall withdraw such notice and demand or the Borrower is not obligated to pay such amounts) shall pay such Indemnified Taxes, Other Taxes or additional sums within 10 days after the Borrower’s receipt of such notice and demand.

Section 2.14 Replacement of Lenders. If the Borrower is required pursuant to Section 2.11 or 2.13 to make any additional payment to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.13, and, with respect to a payment pursuant to Section 2.13, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.13(g) (any such Lender being a “Subject Lender”), the Borrower may, upon notice to the Subject Lender and the Administrative Agent and at the Borrower’s sole cost and expense, require such Subject Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.7), all of its interests, rights and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that, in any event

(A) as to assignments requested by the Borrower, the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 9.7;

(B) such Subject Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, if applicable);

(C) in the case of any such assignment resulting from a claim for compensation under Section 2.13, such assignment will result in a reduction in such compensation or payments thereafter; and

(D) such assignment does not conflict with applicable Legal Requirements.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE 3

CONDITIONS OF EFFECTIVENESS

Section 3.1 Conditions to Effectiveness. The obligation of each Lender to renew and extend the Tranche B Term Advances under the Existing Agreement as provided herein (and the effectiveness of this Agreement) is subject to prior or concurrent satisfaction of the following conditions precedent:

(a) Documentation. The Administrative Agent shall have received the following, duly executed by all the parties thereto, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders:

(i) the Partial Assignment, the Warrant Agreement, the Stockholders Agreement, the Registration Rights Agreement, this Agreement (and all attached Exhibits and Schedules), the Security Agreement, to the extent requested by Lender, a Note payable to the order of each Lender, the Assignment of Deed to Secure Debt, the Collateral Assignment and all other applicable Credit Documents;

(ii) certificates of insurance in compliance with Section 5.3(b) of this Agreement;

(iii) a certificate from an authorized officer of each of the Credit Parties dated as of the Effective Date stating that as of such date (A) all representations and warranties of such Credit Party set forth in this Agreement and the Credit Documents are true and correct, (B) such Credit Party shall have performed and complied with all covenants and conditions required herein to be performed or complied with by it prior to the date hereof and (C) no Default then exists;

(iv) a secretary’s certificate from each Credit Party certifying such Credit Party’s (A) officers’ incumbency, (B) authorizing resolutions, (C) organizational documents, and (D) governmental approvals, if any, with respect to the Credit Documents to which the Borrower is a party;

(v) certificates of good standing for each Credit Party in the state in which each such Person is incorporated or organized, which certificates shall be dated a date not earlier than 30 days prior to the Effective Date;

(vi) legal opinions of (a) Haynes and Boone, L.L.P. as special counsel to the Credit Parties, (b) Cleary Gottlieb Steen & Hamilton LLP as special counsel to the Credit Parties with the respect to the Warrant Agreement, and (c) Alston & Bird LLP as special counsel to the Credit Parties with the respect to the Assignment of Deed to Secure Debt, each in form and substance reasonably acceptable to the Administrative Agent;

(vii) a written agreement, in form and substance satisfactory to Lender, evidencing that the holders of the Existing Notes have agreed to allow the Borrower to pay interest-in- kind on such Debt until Borrower has made payments of accrued interest on the Term Loans in cash in accordance with Section 2.8(a) on at least two consecutive Payment Dates (which agreement shall be for the benefit of the Administrative Agent and Lenders);

(viii) an executed copy of that certain Waiver Agreement dated as of March 2, 2017 between the Existing Agent and the Credit Parties; and

(ix) such other documents, governmental certificates, agreements, and lien searches as the Administrative Agent or any Lender may reasonably request.

(b) Consents; Authorization; Conflicts. The Borrower shall have received any consents, licenses and approvals required in accordance with applicable law, or in accordance with any document, agreement, instrument or arrangement to which the Borrower, or any Subsidiary is a party, in connection with the execution, delivery, performance, validity and enforceability of this Agreement and the other Credit Documents. In addition, the Borrower and the Subsidiaries shall have all such material consents, licenses and approvals required in connection with the continued operation of the Borrower and the Subsidiaries, and such approvals shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on this Agreement and the actions contemplated hereby.

(c) Representations and Warranties. The representations and warranties contained in Article 4 and in each other Credit Document shall be true and correct on and as of the Effective Date.

(d) Payment of Fees. The Borrower shall have paid the fees and expenses required to be paid as of the Effective Date pursuant to Section 9.1 or any other provision of a Credit Document.

(e) Other Proceedings. No action, suit, investigation or other proceeding (including, without limitation, the enactment or promulgation of a statute or rule) by or before any arbitrator or any Governmental Authority shall be pending or, to the knowledge of Borrower, threatened and no preliminary or permanent injunction or order by a state or federal court shall have been entered (i) in connection with this Agreement, any other credit agreement or any transaction contemplated hereby or thereby or (ii) which, in any case, in the judgment of the Administrative Agent, could reasonably be expected to result in a Material Adverse Change.

(f) Other Reports. The Administrative Agent shall have received, in form and substance reasonably satisfactory to it, all environmental reports, and such other reports, audits or certifications as it may reasonably request, which reports the Administrative Agent acknowledges it has received as of the date of this Agreement.

(g) Title Policy Endorsement. The Administrative Agent shall have received, in form and substance reasonably satisfactory to it, a title policy endorsement with respect to the Assignment of Deed to Secure Debt and the Property located in Toomsboro, Wilkinson County, Georgia.

(h) No Default. No Default then exists.

(i) Solvency. The Administrative Agent shall have received a certificate in form and substance reasonably satisfactory to the Administrative Agent from a senior financial officer of the Borrower and each Guarantor certifying that the Borrower and each such other Guarantor is Solvent (assuming with respect to each Guarantor, that the fraudulent conveyance savings language contained in the Guaranty applicable to such Guarantor will be given full effect).

(j) Delivery of Financial Statements. The Administrative Agent shall have received true and correct copies of (i) the audited consolidated financial statements of Borrower for the fiscal year ended December 31, 2015 and (ii) the unaudited consolidated financial statements of Borrower for the fiscal quarter ended September 30, 2016.

(k) Copies of Existing Certificates; Documents. The Administrative Agent shall have received true and correct copies of all of the following certificates and other documents with respect to the real property listed on Schedule 5.9(b), if any, that have been previously delivered to the Existing Agent during the five year period ending on the Effective Date, pursuant to the Existing Agreement and the Existing Security Instruments: (i) all flood determination certificates and, if applicable, flood insurance policies, if any, covering such real property; (ii) all Lien searches, if any, from the counties in which such real property is located; (iii) all legal opinions, if any, that have been delivered to the Existing Agent with respect to the Existing Security Instruments covering such real property; (iv) all existing mortgagee policies of title insurance in favor of the Existing Agent, if any, with respect to such real property; (v) the most recent surveys, if any, with respect to such real property; and (vi) the most recent Phase I Environmental Site Assessment Reports, if any, completed by an independent environmental consultant with respect to such real property;

(l) USA Patriot Act. The Borrower has delivered to each Lender that is subject to the Patriot Act such information requested by such Lender in order to comply with the Patriot Act.

Section 3.2 Conditions to Additional Term Loan. The obligation of each Lender to make its Pro Rata Share of the Additional Term Loan under this Agreement shall be subject to the further conditions precedent that on the date such Additional Term Loan is made:

(a) No Event of Default. As of the date of the making of the Additional Term Loan, no Default or Event of Default shall exist, and the making of such Additional Term Loan would not cause a Default or Event of Default to exist.

(b) Environmental Reports. No later than 120 days following the Effective Date, Administrative Agent shall have received a copy of a recent Phase I Environmental Site Assessment Report completed by an independent environmental consultant with respect to each of the Designated Facilities in accordance with Section 5.12(b); provided, however, and such Phase I Environmental Site Assessment Reports must be acceptable to the Administrative Agent in its reasonable discretion, and in the event that any Phase I Environmental Site Assessment Report identifies any “recognized environmental conditions,” “controlled recognized environmental conditions,” or “historical recognized environmental conditions” as defined in the ASTM E 1527-13, the Lenders will be required to make the Additional Term Loans only in the event the aggregate costs to repair or remediate such condition(s) do not exceed five 5.00% percent of the full principal amount of the Additional Term Loans.

(c) Representations and Warranties. The representations and warranties contained in Article 4 and in each other Credit Document shall be true and correct on and as of the Additional Funding Date before and after giving effect to the making of the Additional Term Loan and to the application of the proceeds therefrom.

(d) Solvency. The Administrative Agent shall have received a certificate in form and substance reasonably satisfactory to the Administrative Agent from a senior financial officer of the Borrower and each Guarantor certifying that the Borrower and each such other Guarantor is Solvent (assuming with respect to each Guarantor, that the fraudulent conveyance savings language contained in the Guaranty applicable to such Guarantor will be given full effect).

Section 3.3 Determinations Under Section 3.1 and 3.2. For purposes of determining compliance with the conditions specified in Section 3.1 and 3.2, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Credit Documents shall have received written notice from such Lender prior to the making of the Additional Term Loan hereunder specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s Pro Rata Share of the Additional Term Loan.

Section 3.4 Post-Closing Requirements. The Administrative Agent, the Lenders and the Credit Parties hereby agree to execute and deliver, within 30 days after the Effective Date, such documents, agreements and instruments as may be reasonably necessary to release any and all such Liens on Property of the Credit Parties (x) not constituting Collateral, including, without limitation, the return of all certificates, if any, evidencing the Equity Interests of any Foreign Subsidiary, and (y) under all Mortgages and other Existing Security Instruments covering all real property of the Credit Parties other than the Designated Facilities described on Schedule 5.9(b).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Each Credit Party hereto represents and warrants as follows:

Section 4.1 Organization. Each Credit Party is duly and validly organized and existing and in good standing under the laws of its jurisdiction of incorporation or formation and is authorized to do business and is in good standing in all jurisdictions in which such qualifications or authorizations are necessary except where the failure to be so qualified or authorized could not reasonably be expected to result in a Material Adverse Change. As of the Effective Date, each Credit Party’s type of organization and jurisdiction of incorporation or formation are set forth on Schedule 4.1.

Section 4.2 Authorization. The execution, delivery, and performance by each Credit Party of each Credit Document to which such Credit Party is a party and the consummation of the transactions contemplated thereby (a) are within such Credit Party’s powers, (b) have been duly authorized by all necessary corporate, limited liability company or partnership action, (c) do not contravene any articles or certificate of incorporation or bylaws, partnership or limited liability company agreement binding on or affecting such Credit Party, (d) do not contravene any law or any contractual restriction binding on or affecting such Credit Party, (e) do not result in or require the creation or imposition of any Lien prohibited by this Agreement, and (f) do not require any authorization or approval or other action by, or any notice or filing with, any Governmental Authority. The borrowing of the Additional Term Loan and the use of the proceeds thereof are within the Borrower’s corporate power, have been duly authorized by all necessary action, do not contravene (i) the Borrower’s certificate or articles of incorporation or bylaws, or (ii) any Legal Requirement or any material contractual restriction binding on or affecting the Borrower, will not result in or require the creation or imposition of any Lien prohibited by this Agreement, and do not require any authorization or approval or other action by, or any notice or filing with, any Governmental Authority.

Section 4.3 Enforceability. The Credit Documents have each been duly executed and delivered by each Credit Party that is a party thereto and each Credit Document constitutes the legal, valid, and binding obligation of each Credit Party that is a party thereto enforceable against such Credit Party in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws at the time in effect affecting the rights of creditors generally and by general principles of equity whether applied by a court of law or equity.

Section 4.4 Financial Condition.

(a) The Borrower has delivered to the Administrative Agent the unaudited financial statements for the Borrower and its Subsidiaries dated as of September 30, 2016 for the fiscal quarter ending thereon. The financial statements referred to in the preceding sentence have been prepared in accordance with GAAP and present fairly the consolidated financial condition of the aforementioned Persons as of the respective dates thereof. As of the date of the aforementioned financial statements, there were no material contingent obligations, liabilities for Taxes, unusual forward or long-term commitments, or unrealized or anticipated losses of the applicable Persons, except as disclosed therein and adequate reserves for such items have been made in accordance with GAAP.

(b) Since August 1, 2016, no event or condition has occurred that could reasonably be expected to result in Material Adverse Change.

Section 4.5 Ownership and Liens; Real Property. Each Credit Party (a) has good and defensible title to, or a valid and subsisting leasehold interest in, all real property, and good title to all personal Property, used in its business, and (b) none of the Property owned or leased by the Borrower or a Subsidiary of the Borrower is subject to any Lien except Permitted Liens.

Section 4.6 True and Complete Disclosure. All written factual information (whether delivered before or after the date of this Agreement) prepared by or on behalf of the Borrower and its Subsidiaries and furnished to the Administrative Agent or the Lenders for purposes of or in connection with this Agreement, any other Credit Document or any transaction contemplated hereby or thereby does not contain any material misstatement of fact or omits to state any material fact necessary to make the statements therein not misleading. There is no fact known to any officer of any Credit Party on the date of this Agreement that has not been disclosed to the Administrative Agent that could reasonably be expected to result in a Material Adverse Change. All projections, estimates, budgets, and pro forma financial information furnished by the Borrower or any of its Subsidiaries (or on behalf of the Borrower or any such Subsidiary), were prepared on the basis of assumptions, data, information, tests, or conditions (including current and reasonably foreseeable business conditions) believed to be reasonable at the time such projections, estimates, and pro forma financial information were furnished.

Section 4.7 Litigation. Except as set forth in Schedule 4.7, there are no actions, suits, or proceedings pending or, to any Credit Party’s knowledge, threatened against the Borrower or any Subsidiary, at law, in equity, or in admiralty, or by or before any Governmental Authority, which could reasonably be expected to result in a Material Adverse Change. Additionally, except as disclosed in writing to the Administrative Agent and the Lenders, there is no pending or, to the knowledge of any Credit Party, threatened action or proceeding instituted against the

Borrower or any Subsidiary which seeks to adjudicate the Borrower or any Subsidiary as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property.

Section 4.8 Compliance with Agreements.

(a) Neither the Borrower nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or any other types of agreement or instrument or subject to any charter or corporate restriction or provision of applicable law or governmental regulation the performance of or compliance with which could reasonably be expected to cause a Material Adverse Change. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any contract, agreement, lease or any other types of agreement or instrument to which the Borrower or such Subsidiary is a party and which could reasonably be expected to cause a Material Adverse Change. To the best knowledge of the Credit Parties, neither the Borrower nor any of its Subsidiaries is in default under, or has received a notice of default under, any contract, agreement, lease or any other document or instrument to which the Borrower or its Subsidiaries is a party which is continuing and which, if not cured, could reasonably be expected to cause a Material Adverse Change.

(b) No Default has occurred and is continuing.

Section 4.9 Pension Plans. (a) Except for matters that could not reasonably be expected to result in a Material Adverse Change, all Plans are in compliance with all applicable provisions of ERISA, (b) no Termination Event has occurred with respect to any Plan that would result in an Event of Default under Section 7.1(i), and, except for matters that could not reasonably be expected to result in a Material Adverse Change, each Plan has complied with and been administered in accordance with applicable provisions of ERISA and the Code, (c) no “accumulated funding deficiency” (as defined in Section 302 of ERISA) has occurred, and for plan years after December 31, 2007, no unpaid minimum required contribution exists, and there has been no excise Tax imposed under Section 4971 of the Code, (d) to the knowledge of Credit Parties, no Reportable Event has occurred with respect to any Multiemployer Plan, and each Multiemployer Plan has complied with and been administered in accordance with applicable provisions of ERISA and the Code in all material respects, (e) the present value of all benefits vested under each Plan (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits in an amount that could reasonably be expected to result in a Material Adverse Change, (f) neither the Borrower nor any member of the Controlled Group has had a complete or partial withdrawal from any Multiemployer Plan for which there is any unsatisfied withdrawal liability that could reasonably be expected to result in a Material Adverse Change or an Event of Default under Section 7.1(i), and (g) except for matters that could not reasonably result in a Material Adverse Change, as of the most recent valuation date applicable thereto, neither the Borrower nor any member of the Controlled Group would become subject to any liability under ERISA if the Borrower or any Subsidiary has received notice that any Multiemployer Plan is insolvent or in reorganization. Based upon GAAP existing as of the date of this Agreement and current factual circumstances, no Credit Party has any reason to believe that the annual cost during the term of this Agreement to the Borrower or any Subsidiary for post-retirement benefits to be provided to the current and former employees of the Borrower or any Subsidiary under Plans that are welfare benefit plans (as defined in Section 3(1) of ERISA) could, in the aggregate, reasonably be expected to cause a Material Adverse Change.

Section 4.10 Environmental Condition.

(a) Permits, Etc. Except as set forth on Schedule 4.10 hereto, each Credit Party and its Subsidiaries (i) has obtained all material Environmental Permits necessary for the ownership and operation of its Properties and the conduct of its businesses; (ii) is in material compliance with all terms and conditions of such Permits and with all other material requirements of applicable Environmental Laws; (iii) has not received written notice of any material violation or alleged material violation of any Environmental Law or Environmental Permit that has not been resolved; and (iv) is not subject to any actual or contingent Environmental Claim which could reasonably be expected to cause a Material Adverse Change.

(b) Certain Liabilities. To the Credit Parties’ best knowledge, none of the present or previously owned or operated Property of any Credit Party or of any Subsidiary thereof, wherever located, (i) has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, or their state or local analogs, or have been otherwise investigated, designated, listed, or identified as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws; (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by any Credit Party, wherever located, which could reasonably be expected to cause a Material Adverse Change; or (iii) has been the site of any Release of Hazardous Substances or Hazardous Wastes from present or past operations which has caused at the site or at any third-party site any condition that has resulted in or could reasonably be expected to result in the need for Response that could cause a Material Adverse Change.

(c) Certain Actions. Without limiting the foregoing, (i) all necessary material notices have been properly filed, and no further action is required under current applicable Environmental Law as to each Response undertaken by the Borrower, any of its Subsidiaries or any of the Borrower’s or such Subsidiary’s former Subsidiaries on any of their presently or formerly owned or operated Property and (ii) to the Credit Parties’ knowledge, the present and future liability, if any, of the Borrower or of any Subsidiary which could reasonably be expected to arise in connection with requirements under Environmental Laws will not result in a Material Adverse Change.

Section 4.11 Subsidiaries. As of the Effective Date, the Borrower has no Subsidiaries other than those listed on Schedule 4.11. Each Material Domestic Subsidiary of the Borrower (including any such Material Domestic Subsidiary formed or acquired subsequent to the Effective Date) has complied with the requirements of Section 5.6.

Section 4.12 Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended. Neither the Borrower nor any Subsidiary is subject to regulation under any Federal or state statute, regulation or other Legal Requirement which limits its ability to incur Debt.

Section 4.13 Taxes. To the extent that failure to do so could reasonably, either individually or in the aggregate, be expected to result in a Material Adverse Change, proper and accurate, federal, state, local and foreign Tax returns, reports and statements required to be filed (after giving effect to any extension granted in the time for filing) by the Borrower and each Subsidiary or any member of the Affiliated Group as determined under Section 1504 of the Code (hereafter collectively called the “Tax Group”) have been filed with the appropriate Governmental Authorities, and all Taxes and other impositions due and payable have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except where contested in good faith by appropriate proceeding and for which adequate reserves have been established in compliance with GAAP. Neither the Borrower nor any member of the Tax Group has given, or been requested to give, a waiver of the statute of limitations relating to the payment of any federal, state, local or foreign Taxes or other impositions. None of the Property owned by the Borrower or any other member of the Tax Group is Property which the Borrower or any member of the Tax Group is required to treat as being owned by any other Person pursuant to the provisions of Section 168(f)(8) of the Code. Proper and accurate amounts have been withheld by the Borrower and all other members of the Tax Group from their employees for all periods to comply in all material respects with the Tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law.

Section 4.14 Permits, Licenses, etc. Each of the Borrower and its Subsidiaries possesses all permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights, and copyrights which are material to the conduct of its business. Each of the Borrower and its Subsidiaries manages and operates its business in accordance with all applicable Legal Requirements except where the failure to so manage or operate could not reasonably be expected to result in a Material Adverse Change; provided that this Section 4.14 does not apply with respect to Environmental Permits or Legal Requirements of Environmental Law.

Section 4.15 Use of Proceeds. The proceeds of the Term Loans will be used by the Borrower for the purposes described in Section 6.6. No Credit Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U). No proceeds of any Term Loan will be used to purchase or carry any margin stock in violation of Regulation T, U or X.

Section 4.16 Condition of Property; Casualties. The material Properties used or to be used in the continuing operations of the Borrower and each Subsidiary, are in good working order and condition, normal wear and tear excepted. Neither the business nor the material Properties of the Borrower or any Subsidiary has been affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, permits or concessions by a Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy, which effect could reasonably be expected to cause a Material Adverse Change.

Section 4.17 Insurance. The Borrower and its Subsidiaries carry insurance (which may be carried by the Borrower on a consolidated basis) with reputable insurers in respect of such of their respective Properties, in such amounts and against such risks as is customarily maintained by other Persons of similar size engaged in similar businesses, or self-insure to the extent customary for persons of similar size engaged in similar businesses.

Section 4.18 Compliance with Laws. The Borrower will, and will cause each of the Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to them or their Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change; provided that, this Section 4.18 shall not apply with respect to any requirement under Environmental Laws.

Section 4.19 Security Interest. Each Credit Party has authorized, or hereby authorizes, the filing of financing statements (and amendments to existing financing statements) sufficient when filed to perfect (and maintain the perfection of) the Lien created by the Security Documents. When such financing statements and amendments to existing financing statements are filed in the offices noted therein, the Administrative Agent will have a valid and perfected security interest in all Collateral that is capable of being perfected by filing financing statements under Article 9 of the UCC.

Section 4.20 FCPA; Sanctions.

(a) None of the Borrower or any of its Subsidiaries nor, to the knowledge of the Borrower, any director, officer, agent, employee or other person acting on behalf of the Borrower or any of its Subsidiaries has taken any action, directly or indirectly, that would result in a violation in any material respect by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) or any other applicable Anti-Corruption Law; and the Credit Parties have instituted and maintain policies and procedures designed to promote and achieve continued compliance therewith.

(b) Except as set forth on Schedule 4.20, none of the Borrower, any of its Subsidiaries or any director, officer, employee, or, to the knowledge of Borrower, agent, or affiliate of the Borrower or any of its Subsidiaries is an individual or entity that is, or is owned or controlled by Persons that are: (i) the target of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, or Her Majesty’s Treasury (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation currently, Cuba, Iran, North Korea, Sudan and Syria.

(c) No Term Loan, use of proceeds thereof or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

ARTICLE 5

AFFIRMATIVE COVENANTS

So long as any Obligation shall remain unpaid, each Credit Party agrees to comply with the following covenants.

Section 5.1 Organization. Each Credit Party shall, and shall cause each of its respective Subsidiaries to, preserve and maintain its partnership, limited liability company or corporate existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified as a foreign business entity in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its Properties and where failure to qualify could reasonably be expected to cause a Material Adverse Change; provided, however, that nothing herein contained shall prevent any transaction permitted by Section 6.7 or Section 6.8.

Section 5.2 Reporting.

(a) Annual Financial Reports. The Borrower shall provide, or shall cause to be provided, to the Administrative Agent, as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2016), a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries (excluding, in the case of Foreign Subsidiaries, consolidating balance sheets) as at the end of such fiscal year, and the related consolidated and consolidating statements of income or operations for such fiscal year (excluding, in the case of Foreign Subsidiaries, consolidating statements of income or operations), setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and such consolidating statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Borrower and its Subsidiaries.

(b) Quarterly Financials. The Borrower shall provide, or shall cause to be provided, to the Administrative Agent, as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ended March 31, 2017), a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries (excluding, in the case of Foreign Subsidiaries, consolidating balance sheets) as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income or operations for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended (excluding, in the case of Foreign Subsidiaries, consolidating statements of income or operations), setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flow of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and such consolidating statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Borrower and its Subsidiaries.

(c) Compliance Certificate. Concurrently with the delivery of the financial statements referred to in Section 5.2(a) and (b) above, the Borrower shall provide to the Administrative Agent a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower.

(d) Reserved.

(e) Annual Budget. To the extent requested, within 30 days after the end of each fiscal year of the Borrower, the Borrower shall provide to the Administrative Agent an annual budget to include an income statement, balance sheet, cash flow statement and capital spending forecast for the immediately following fiscal year and in reasonable detail.

(f) Defaults. The Credit Parties shall provide to the Administrative Agent promptly, but in any event within five (5) Business Days after the occurrence thereof, a notice of each Default or Event of Default known to the Borrower or to any of its Subsidiaries, together with a statement of an officer of the Borrower setting forth the details of such Default or Event of Default and the actions which the Credit Parties have taken and proposes to take with respect thereto.

(g) Other Creditors. The Credit Parties shall provide to the Administrative Agent promptly after the giving or receipt thereof, copies of any default notices given or received by the Borrower or by any of its Subsidiaries pursuant to the terms of any indenture, loan agreement, credit agreement, notes, or similar agreement.

(h) Litigation. The Credit Parties shall provide to the Administrative Agent promptly after the commencement thereof, notice of all actions, suits, and proceedings before any Governmental Authority, affecting the Borrower or any of its Subsidiaries that would reasonably be expected to result in at least $5,000,000 of liability to Credit Parties (including, without limitation, damages, penalties, fines, legal fees, costs and/or other expenses).

(i) Environmental Notices. Promptly upon, and in any event no later than 15 days after, the receipt thereof, or the acquisition of knowledge thereof, by any Credit Party, the Credit Parties shall provide the Administrative Agent with a copy of any form of request, claim, complaint, order, notice, summons or citation received from any Governmental Authority or any other Person, (i) concerning violations or alleged violations of Environmental Laws, which seeks to impose liability therefore in excess of $2,000,000, (ii) concerning any action or omission on the part of any of the Credit Parties or any of their former Subsidiaries in connection with Hazardous Waste or Hazardous Substances which could reasonably result in the imposition of liability in excess of $2,000,000 or requiring that action be taken to respond to or clean up a Release of Hazardous Substances or Hazardous Waste into the environment and such action or clean-up could reasonably be expected to exceed $2,000,000, including without limitation any information request related to, or notice of, potential responsibility under CERCLA, or (iii) concerning the filing of a Lien arising under Environmental Law upon, against or in connection with the Borrower, any Subsidiary, or any of their respective former Subsidiaries, or any of their leased or owned Property, wherever located.

(j) Material Changes. The Credit Parties shall provide to the Administrative Agent prompt written notice of any condition or event of which the Borrower or any of its Subsidiaries has knowledge, which condition or event has resulted or may reasonably be expected to result in (i) a Material Adverse Change or (ii) a breach of or noncompliance with any material term, condition, or covenant of any material contract to which the Borrower or any of its Subsidiaries is a party or by which their Properties may be bound which breach or noncompliance could reasonably be expected to result in a Material Adverse Change.

(k) Termination Events. As soon as possible and in any event (i) within 30 days after the Borrower or any member of the Controlled Group knows or has reason to know that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred, and (ii) within 10 days after the Borrower or any member of the Controlled Group knows or has reason to know that any other Termination Event with respect to any Plan has occurred, the Credit Parties shall provide to the Administrative Agent a statement of an authorized officer of the Borrower describing such Termination Event and the action, if any, which the Borrower or any Affiliate of the Borrower proposes to take with respect thereto;

(l) Termination of Plans. Promptly and in any event within seven (7) Business Days after receipt thereof by the Borrower or any member of the Controlled Group from the PBGC, the Credit Parties shall provide to the Administrative Agent copies of each notice received by the Borrower or any such member of the Controlled Group of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan;

(m) Other ERISA Notices. Promptly and in any event within seven (7) Business Days after receipt thereof by the Borrower or any member of the Controlled Group from a Multiemployer Plan sponsor, the Credit Parties shall provide to the Administrative Agent a copy of each notice received by the Borrower or any member of the Controlled Group concerning the imposition or amount of withdrawal liability imposed on the Borrower or any member of the Controlled Group pursuant to Section 4202 of ERISA;

(n) Other Governmental Notices. Promptly and in any event within five Business Days after receipt thereof by the Borrower or any Subsidiary, the Credit Parties shall provide to the Administrative Agent a copy of any notice, summons, citation, or proceeding seeking to modify in any material respect, revoke, or suspend any material contract, license, permit, or agreement with any Governmental Authority;

(o) Disputes; etc. The Credit Parties shall provide to the Administrative Agent prompt written notice of any claims, legal or arbitration proceedings, proceedings before any Governmental Authority, or disputes, or to the knowledge of any Credit Party, any such actions threatened, or affecting the Borrower or any Subsidiary, which, if adversely determined, would reasonably be expected to cause the Credit Parties to incur at least $5,000,000 of liability (including, without limitation, damages, penalties, fines, legal fees, costs and/or other expenses), or any material labor controversy of which the Borrower or any of its Subsidiaries has knowledge resulting in or reasonably considered to be likely to result in a strike against the Borrower or any Subsidiary;

(p) Securities Law Filings and other Public Information. Promptly after the same are available, the Credit Parties shall provide to the Administrative Agent copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act or any other securities Governmental Authority, and not otherwise required to be delivered to the Administrative Agent pursuant hereto (provided that a notice and link posted to the Borrower’s main company website of any such document or information shall be deemed a satisfaction of the covenant in this clause (p)).

(q) Other Information. Subject to the confidentiality provisions of Section 9.8, the Credit Parties shall provide to the Administrative Agent such other information respecting the business, operations, or Property of the Borrower or any Subsidiary, financial or otherwise, as any Lender through the Administrative Agent may reasonably request.

(r) Accounting Changes. No Credit Party shall make a change in the method of accounting employed in the preparation of the financial statements referred to in Section 4.4 or change the fiscal year end of the Borrower unless required to conform to GAAP or approved in writing by the Administrative Agent.

Section 5.3 Insurance.

(a) Each Credit Party shall, and shall cause each of its Subsidiaries to, carry insurance in such amounts and against such risks as is customarily maintained by other Persons of similar size engaged in similar businesses and with sound and reputable insurers, or self-insure to the extent customary for persons of similar size engaged in similar businesses and only to the extent the maximum liability under such self- insurance is less than $5,000,000.

(b) Certificates of all insurance policies covering the property or business of the Credit Parties, and the renewals thereof, shall be delivered by Borrower to the Administrative Agent. All certificates of insurance shall set forth the coverage, the limits of liability, the name of the carrier, the policy number, and the period of coverage. All such policies shall contain a provision that notwithstanding any contrary agreements between the Borrower, its Subsidiaries, and the applicable insurance company, such policies will not be canceled or allowed to lapse without renewal without at least 30 days’ (or 10 days’ with respect to cancellation due to any failure to pay premiums or other amounts due under such policies, or, in either case, such shorter period as may be accepted by the Administrative Agent) prior written notice to the Administrative Agent. All policies of property insurance with respect to the Collateral either shall have attached thereto a lender’s loss payable endorsement in favor of the Administrative Agent for its benefit and the ratable benefit of the Secured Parties or name the Administrative Agent as loss payee for its benefit and the ratable benefit of the Secured Parties, in either case, in form reasonably satisfactory to the Administrative Agent, and all policies of liability insurance shall name the Administrative Agent for its benefit and the ratable benefit of the Secured Parties as an additional insured and shall provide for a waiver of subrogation in favor of the Administrative Agent for its benefit and the ratable benefit of the Secured Parties. All such policies shall contain a provision that notwithstanding any contrary agreements between the Borrower, its Subsidiaries, and the applicable insurance company, such policies will not be canceled or allowed to lapse without renewal without at least 30 days’ (or 10 days’ with respect to cancellation due to any failure to pay premiums or other amounts due under such policies, or, in either case, such shorter period as may be accepted by the Administrative Agent) prior written notice to the Administrative Agent.

(c) If at any time the area in which any real Property constituting Collateral (to the extent any “buildings” or “mobile home” (as defined in Regulation H of the Federal Reserve Board) is situated on real Property) is located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), the Borrower shall, and shall cause each other Credit Party to, obtain flood insurance in such total amount as required by Regulation H of the Federal Reserve Board, as from time to time in effect and all official rulings and interpretations thereunder or thereof, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time.

Section 5.4 Compliance with Laws. Each Credit Party shall, and shall cause each of its Subsidiaries to, comply with all federal, state, and local laws and regulations (including Environmental Laws) which are applicable to the operations and Property of any Credit Party and maintain all related permits necessary for the ownership and operation of each Credit Party’s Property and business, except in any case where the failure to so comply could not reasonably be expected to result in a Material Adverse Change.

Section 5.5 Taxes. Each Credit Party shall, and shall cause each of its Subsidiaries to pay and discharge all material Taxes, assessments, and other charges and claims related thereto imposed on the Borrower or any of its Subsidiaries prior to the date on which penalties attach other than any Tax, assessment, charge, or claims which is being contested in good faith and for which adequate reserves have been established in compliance with GAAP.

Section 5.6 Material Domestic Subsidiaries. The Borrower shall cause each Material Domestic Subsidiary, whether existing on the Effective Date or created or acquired after the Effective Date, to, within 30 days of creation or acquisition (or such later date as the Administrative Agent shall agree), to (i) execute and deliver to the Administrative Agent (A) a joinder to the Guaranty or otherwise deliver a Guaranty (and a joinder to this Agreement), in each case, in any event, in form and substance satisfactory to the Administrative Agent and (B) a joinder to the Security Agreement or otherwise deliver a security agreement, in any event, in form and substance satisfactory to the Administrative Agent and (C) take all actions necessary to perfect Administrative Agent’s lien in the Collateral of such Subsidiary, consistent with the provisions of the Security Agreement. Furthermore, if, as of any fiscal quarter end, the Non-Material Domestic Subsidiaries collectively (a) have operating income equal to or greater than 10% of the Borrower’s consolidated operating income for the four fiscal quarter period then ended, or (b) have a total book value of total assets equal to or greater than 10% of the Borrower’s consolidated book value of total assets, in either case under clause (a) or (b), as established in accordance with GAAP and as reflected in the financial statements covering such fiscal quarter and delivered to the Administrative Agent pursuant hereto, then, within 30 days of delivery of such financial statements and the accompanying Compliance Certificate required under Section 5.2(c) above, the Borrower shall cause such Non-Material Domestic Subsidiaries to execute and deliver to the Administrative Agent (x) a joinder to the Guaranty or otherwise deliver a Guaranty (and a joinder to this Agreement), in each case, in any event, in form and substance satisfactory to the Administrative Agent and (y) a joinder to the Security Agreement or otherwise deliver a security agreement, in any event, in form and substance satisfactory to the Administrative Agent , but only to the extent necessary in order to result in (i) operating income of all Non-Material Domestic Subsidiaries that are not Guarantors and Grantors under the Security Agreement to be less than 10% of the Borrower’s consolidated operating income for the four fiscal quarter period then ended, and (ii) total book value of total assets of all Non-Material Domestic Subsidiaries that are not Guarantors and Grantors under the Security Agreement to be less than 10% of the Borrower’s consolidated book value of total assets, in either case under clause (i) or (ii), as established in accordance with GAAP and as reflected in the financial statements covering such fiscal quarter and delivered to the Administrative Agent pursuant hereto. Furthermore, concurrently with the delivery of each financial statement as required in Sections 5.2(a) and (b) and the accompanying Compliance Certificate required under Section 5.2(c), the Borrower may request that the Administrative Agent release, and within 30 days of such request, the Administrative Agent shall release, any Domestic Subsidiary from its Guaranty as requested by the Borrower, so long as no Default then exists and after giving effect to such release, the Borrower is in compliance with this Section 5.6. For the avoidance of doubt, no Foreign Subsidiary shall be required to become a Guarantor hereunder.

Section 5.7 Records; Inspection. Each Credit Party shall, and shall cause each of its Subsidiaries to maintain proper, complete and consistent, in all material respects, books of record with respect to such Person’s operations, affairs, and financial condition. From time to time upon reasonable prior notice, each Credit Party shall permit any Lender and shall cause each of its Subsidiaries to permit any Lender, at such reasonable times and intervals and to a reasonable extent and under the reasonable guidance of officers of or employees delegated by officers of such Credit Party or such Subsidiary, to, subject to any applicable confidentiality considerations, examine and copy the books and records of such Credit Party or such Subsidiary, to visit and inspect the Property of such Credit Party or such Subsidiary at the Borrower’s sole cost and expense, and to discuss the business operations and Property of such Credit Party or such Subsidiary with the officers and directors thereof; provided that, if no Event of Default has occurred and is continuing only two such inspections shall be at the Borrower’s sole cost and expense.

Section 5.8 Maintenance of Property. Each Credit Party shall, and shall cause each of its Subsidiaries to, maintain its owned, leased, or operated Property in good condition and repair, normal wear and tear excepted; and shall abstain from, and cause each of its Subsidiaries to abstain from, knowingly or willfully permitting the commission of waste or other injury, destruction, or loss of natural resources, or the occurrence of pollution, contamination, or any other condition in, on or about the owned or operated Property involving the Environment that could reasonably be expected to result in Response activities and that could reasonably be expected to cause a Material Adverse Change.

Section 5.9 Security.

(a) Each Credit Party agrees that at all times before the termination of this Agreement and payment in full of the Obligations, the Administrative Agent shall have an Acceptable Security Interest in the Collateral to secure the performance and payment of the Obligations. Each Credit Party shall, and shall cause each of its Subsidiaries to, promptly grant to the Administrative Agent a Lien in any Collateral of such Credit Party or such Subsidiary now owned or hereafter acquired (other than leased real property) and to take such actions as may be required under the Security Documents to ensure that the Administrative Agent has an Acceptable Security Interest in such Collateral.

(b) Notwithstanding the generality of the foregoing Section 5.9(a), (i) the Credit Parties shall deliver to the Administrative Agent as soon as is practicable but in no event later than 90 days after the Effective Date fully executed control agreement(s) covering each of the deposit accounts of the Credit Parties listed on Schedule 6.20 hereof, and (ii) with respect to each Designated Facility set forth on Schedule 5.9(b) , the Credit Parties shall provide the following to the Administrative Agent as soon as is practicable but in no event later than 90 days of the Effective Date (or such later date as may be agreed by the Administrative Agent in its sole discretion):

(i) fully executed amendments to the deeds to secure debt with respect to real property located in Toomsboro, Wilkinson County, Georgia to reflect the modification and extension of the indebtedness secured by such Existing Security Instruments;

(ii) executed mortgages or deeds of trust covering the real property listed on Schedule 5.9(b) hereto other than the real property located Toomsboro, Wilkinson County, Georgia;

(iii) such customary endorsements and affirmative assurances to each existing mortgagee title insurance policy in favor of the Existing Agent with respect to the matters described in the immediately preceding clauses (i)(A) and (B) above as the Administrative Agent shall reasonably request and which are reasonably obtainable from the applicable title company issuing such policy in the state where such real property interest is located; and

(iv) legal opinions of Alston and Bird LLP and such other law firm as reasonably acceptable to the Administrative Agent as special counsel to the Credit Parties with respect to the deed to secure debt amendments and mortgages described in the immediately preceding clauses (i) and (ii) above, in form and substance reasonably acceptable to the Administrative Agent.

Each Credit Party hereby represents and warrants to the Administrative Agent and each Lender that, to the best of such Credit Party’s knowledge or except as otherwise expressly disclosed to the Administrative Agent in writing, (A) all copies of the documents, instruments, certificates and agreements delivered to the Administrative Agent pursuant to this Section 5.9(b) are true, correct and complete in all material respects, and (B) as of the Effective Date no event or circumstance has occurred that has resulted in any of such documents, instruments, certificates and agreements containing any material misstatement of fact or omitting to state any material fact necessary to make the statements therein not misleading.

Section 5.10 Further Assurances; Cure of Title Defects. Each Credit Party shall, and shall cause each Subsidiary to, cure promptly any defects in the execution and delivery of the Credit Documents. The Credit Parties hereby authorize the Administrative Agent to file any (x) financing statements to the extent permitted by applicable Legal Requirements in order to perfect or maintain the perfection of any security interest granted under any of the Credit Documents and/or (y) any amendments to the existing financing statements to reflect the terms of the Credit Documents. Each Credit Party at its expense will, and will cause each Subsidiary to, promptly execute and deliver to the Administrative Agent upon reasonable request by the Administrative Agent all such other documents, agreements and instruments to comply with or accomplish the covenants and agreements of any Credit Party or Subsidiary, as the case may be, in the Credit Documents, or to further evidence and more fully describe the collateral intended as security for the Obligations, or to correct any omissions in the Security Documents, or to state more fully the security obligations set out herein or in any of the Security Documents, or to perfect, protect or preserve any Liens created pursuant to any of the Security Documents, or to make any recordings, to file any notices or obtain any consents, all as may be necessary or appropriate in connection therewith or to enable the Administrative Agent to exercise and enforce its rights and remedies with respect to any Collateral.

Section 5.11 FCPA; Sanctions. The Borrower will maintain in effect policies and procedures designed to promote compliance by the Borrower, its Subsidiaries, and their respective directors, officers, employees, and agents with the FCPA and any other applicable Anti-Corruption Laws and all applicable Sanctions.

Section 5.12 Survey; Environmental Reports and Collateral Access Agreements.

(a) Survey. The Borrower shall promptly, and in no event later than 90 days following the Effective Date, deliver or cause to be delivered to the Administrative Agent a Survey, with respect to the Designated Facilities listed on Schedule 5.9(b).

(b) Environmental Report. The Borrower shall promptly, and in no event later than 120 days following the Effective Date, deliver or cause to be delivered to the Administrative Agent a Phase I Environmental Site Assessment Report completed by an independent environmental consultant with respect to each of the Designated Facilities. In the event that such Phase I Environmental Site Assessment Report identify any “recognized environmental conditions,” “controlled recognized environmental conditions,” or “historical recognized environmental conditions” as defined in the ASTM E 1527-13, Borrower shall also provide to Administrative Agent within a reasonable time thereafter copies of any and all environmental activities and/or reports, as applicable, reasonably required to ensure that the applicable Designated Facility is in compliance with Environmental Laws in all material respects.

(c) Collateral Access Agreements. The Borrower shall (i) promptly, and in no event later than 90 days following the Effective Date, deliver or cause to be delivered to the Administrative Agent a copy of each Collateral Access Agreement in favor of Existing Agent available, if any, with respect to each real property set forth on Schedule 5.9(b), and (ii) use commercially reasonable efforts to deliver an assignment of such Collateral Access Agreements or new Collateral Access Agreements to the Administrative Agent for such real property locations described on Schedule 5.9(b) as the Administrative Agent requires in its reasonable discretion.

(d) Each Credit Party hereby represents and warrants to the Administrative Agent and each Lender that, to the best of such Credit Party’s knowledge or except as otherwise expressly disclosed to the Administrative Agent in writing, (A) all copies of the surveys, environmental reports, and collateral access agreements delivered to the Administrative Agent pursuant to this Section 5.12 are true, correct and complete in all material respects, and (B) as of the Effective Date no event or circumstance has occurred that has resulted in any of such surveys, environmental reports, and collateral access agreements containing any material misstatement of fact or omitting to state any material fact necessary to make the statements therein not misleading.

ARTICLE 6

NEGATIVE COVENANTS

So long as any Obligation shall remain unpaid, the Credit Parties agree to comply with the following covenants.

Section 6.1 Debt. No Credit Party shall, nor shall it permit any of its Subsidiaries to, create, assume, incur, suffer to exist, or in any manner become liable, directly, indirectly, or contingently in respect of, any Debt other than the following (collectively, the “Permitted Debt”):

(a) the Obligations;

(b) intercompany Debt incurred in the ordinary course of business owed by any Credit Party to any other Credit Party provided that if such Debt constitutes an investment, such investment is also permitted under Section 6.3;

(c) Debt in the form of accounts payable to trade creditors for goods or services and current operating liabilities (other than for borrowed money) which in each case are not more than 90 days past due, in each case incurred in the ordinary course of business, as presently conducted, unless contested in good faith and by appropriate proceedings;

(d) (i) purchase money indebtedness and Capital Leases in effect on the Effective Date and set forth in Schedule 6.1(d) and (ii) such other purchase money indebtedness or Capital Leases incurred after the Effective Date; provided that, the aggregate outstanding principal amount of such purchase money indebtedness and Capital Leases incurred after the Effective Date shall not exceed $10,000,000 at any time;

(e) Debt evidenced by the Existing Notes (including any interest paid-in-kind thereon) and subject to the terms and conditions of the Subordination and Intercreditor Agreement;

(f) Debt in respect of Hedging Arrangements;

(g) (i) the Existing Letters of Credit, in effect as of the Effective Date, so long as the face amount of the Existing Letters of Credit is not increased after the Effective Date, and (ii) other letters of credit issued by Wells Fargo or other commercial banks reasonably satisfactory to the Borrower in the ordinary course of business provided that no more than an aggregate of $15,000,000 of letters of credit may be outstanding at any time pursuant to this Section 6.1(g);

(h) Debt incurred pursuant to one or more loan agreements between the Borrower and CARBO Ceramics (Eurasia) LLC, a company duly organized and existing under the laws of Russia; provided that (i) such Debt is unsecured, (ii) the aggregate principal amount of such Debt outstanding at any time shall not to exceed $6,000,000.00, and (iii) such Debt is subordinated to the Debt under this Agreement and the other Credit Documents on terms reasonably acceptable to the Administrative Agent;

(i) Debt in the form of insurance premium financings incurred in the ordinary course of business;

(j) all Debt outstanding as of the Effective Date, which is described on Schedule 6.1(j);

(k) without duplication, other unsecured subordinated Debt; provided that on the date such unsecured subordinated Debt is incurred the aggregate principal amount of such Debt and any other Debt previously incurred under this clause (k) shall not exceed the greater of $10,000,000 and 3% of Consolidated Net Tangible Assets; and

(l) all refinancings or replacements of any of the Debt permitted under the foregoing clauses (a)-(k) provided that any such refinanced or replaced Debt in excess of $5,000,000 on an individual basis and $10,000,000 in the aggregate constitutes Refinancing Debt.

Section 6.2 Liens. No Credit Party shall, nor shall it permit any of its Subsidiaries to, create, assume, incur, or suffer to exist any Lien on the Property of any Credit Party or any Subsidiary, whether now owned or hereafter acquired, or assign any right to receive any income, other than the following (collectively, the “Permitted Liens”):

(a) Liens securing the Obligations pursuant to the Security Documents;

(b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s, landlords’ and repairmen’s liens, and other similar liens arising in the ordinary course of business securing obligations which are not overdue for a period of more than 30 days or are being contested in good faith by appropriate procedures or proceedings and for which adequate reserves have been established;

(c) Liens arising in the ordinary course of business out of pledges or deposits under workers compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation to secure public or statutory obligations;

(d) Liens for Taxes, assessment, or other governmental charges which are not yet due and payable or which are being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established in compliance with GAAP;

(e) Liens securing purchase money debt or Capital Lease obligations permitted under Section 6.1(d); provided that each such Lien encumbers only the Property purchased in connection with the creation of any such purchase money debt or the subject of any such Capital Lease and the amount secured thereby is not increased;

(f) Liens arising from precautionary UCC financing statements regarding operating leases to the extent such operating leases are permitted hereby;

(g) encumbrances consisting of minor easements, zoning restrictions, or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of any Credit Party to use such assets in its business, and none of which is violated in any material aspect by existing or proposed structures or land use;

(h) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a depository institution;

(i) Liens on cash or securities pledged to secure (i) letters of credit permitted under Section 6.1(g), (ii) Hedging Arrangements permitted under Section 6.1(f) provided that the amount of cash and/or securities pledged to secure such Hedging Arrangements that do not constitute Obligations shall not exceed $5,000,000 at any time, and (iii) performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business; and

(j) judgment and attachment Liens not giving rise to an Event of Default, provided that (i) any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and (ii) no action to enforce such Lien has been commenced.

Section 6.3 Investments. No Credit Party shall, nor shall it permit any of its Subsidiaries to, make or hold any direct or indirect investment in any Person, including capital contributions to the Person, investments in or the acquisition of the debt or equity securities of the Person, or any loans, guaranties, trade credit, or other extensions of credit to any Person, other than the following (collectively, the “Permitted Investments”):

(a) investments in the form of trade credit to customers of a Credit Party arising in the ordinary course of business and represented by accounts from such customers;

(b) Liquid Investments;

(c) loans, advances, or capital contributions to, or investments in, or purchases or commitments to purchase any stock or other securities or evidences of indebtedness of or interests in any Subsidiary that is not a Credit Party, including any travel advances or travel loans to officers and employees; provided that on the date any such loans, advances, capital contributions, investments, purchases and commitments are made, the aggregate amount of such loans, advances, capital contributions, investments, purchases and commitments together with any other loans, advances contributions, investments, purchases and commitments (other than appreciation) then outstanding under this clause (c) shall not exceed the greater of (i) $10,000,000 and (ii) 3% of the Borrower’s Consolidated Tangible Net Assets;

(d) loans and advances by a Credit Party to any other Credit Party;

(e) investments in the form of Acquisitions permitted by Section 6.4; provided that, if such Acquisition is of an equity interest or other securities in a Person (that is not a Credit Party and does not become a Credit Party), such investments shall also be permitted under clause (c) above;

(f) creation of any additional Subsidiaries; provided that in connection with any such creation of an additional Subsidiary the Borrower shall comply with the terms and conditions in Section 5.6;

(g) the Jenkins Bonds;

(h) the Wilkinson Bonds; and

(i) other loans, advances, or capital contributions to, or investments in, or purchases or commitments to purchase any stock or other securities or evidences of indebtedness of or interests in any Person; provided that on the date any such loans, advances, capital contributions, investments, purchases and commitments are made, the aggregate amount of such loans, advances, capital contributions, investments, purchases and commitments together with any other loans, advances contributions, investments, purchases and commitments (other than appreciation) then outstanding under this clause (i) shall not exceed the greater of (i) $10,000,000 and (ii) 3% of Consolidated Net Tangible Assets.

Section 6.4 Acquisitions. No Credit Party shall, nor shall it permit any of its Subsidiaries to, make an Acquisition in a transaction or related series of transactions for cash consideration that exceeds $10,000,000 unless (i) the assets, operations or business purchased in connection with such transaction become Collateral and subject the to the first priority Lien in favor of the Administrative Agent, and (ii) the transaction is otherwise acceptable to the Majority Lenders; provided that in no event shall the cash consideration for any Acquisition exceed $20,000,000.

Section 6.5 Agreements Restricting Liens. No Credit Party shall, nor shall it permit any of its Subsidiaries to, create, incur, assume or permit to exist any contract, agreement or understanding (other than (i) this Agreement, (ii) the Credit Documents, (iii) the agreements governing (x) Debt permitted by Sections 6.1(d) to the extent such restrictions govern only the asset financed pursuant to such Debt, and (y) Liens permitted by Section 6.2(i) to the extent such restrictions govern only the Property subject to such Liens, (iv) in connection with any sale or other disposition of Property permitted under this Agreement, restrictions on such Property during the pendency of such sale or other disposition imposed under the agreements governing such sale or disposition, and (v) anti-assignment provisions in Excluded Contracts (as defined in the Security Agreement)) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property, whether now owned or hereafter acquired, to secure the Obligations or restricts any Subsidiary from paying Restricted Payments to the Borrower, or which requires the consent of or notice to other Persons in connection therewith.

Section 6.6 Use of Proceeds. No Credit Party shall, nor shall it permit any of its Subsidiaries to, use the proceeds of the Additional Term Loan other than for working capital purposes, general corporate purposes and to fund Acquisitions permitted hereunder. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, use any part of the proceeds of Term Loans for any purpose which violates, or is inconsistent with, Regulations T, U, or X. No part of the proceeds of the Term Loans will be used, directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any other applicable anticorruption law. The Borrower will not, directly or indirectly, use the proceeds of the Term Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, or, to its knowledge, to any joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions only to the extent the funding of such proceeds would violate such Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by the Borrower, any of its Subsidiaries, the Administrative Agent, or any Lender.

Section 6.7 Corporate Actions.

(a) No Credit Party shall, nor shall it permit any of its Subsidiaries to, merge or consolidate with or into any other Person, except that (i) the Borrower may merge with any of its wholly- owned Subsidiaries, (ii) any Credit Party may merge or be consolidated with or into any other Credit Party, (iii) any Subsidiary of the Borrower that is not a Credit Party may merge or consolidate with any Credit Party or any other Subsidiary of the Borrower that is not a Credit Party, and (iv) any entity may merge or be consolidated with or into any Credit Party; provided that immediately after giving effect to any such proposed transaction no Default would exist and, in the case of any such merger to which (x) the Borrower is a party, the Borrower is the surviving entity, and (y) a Credit Party (other than Borrower) is a party, a Credit Party is the surviving entity.

(b) No Credit Party shall, nor shall it permit any of its Subsidiaries to, change its name, change its state of incorporation, formation or organization, change its organizational identification number or reorganize in another jurisdiction, or in any manner rearrange its business structure as it exists on the date of this Agreement, provided that a Credit Party may change its name, change its state of incorporation, formation or organization, and change its organizational number provided that such Credit Party has given the Administrative Agent at least ten (10) days’ prior notice of such change.

(c) The Borrower shall not, nor shall it permit any of its Subsidiaries to, modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP) without the prior written consent of the Administrative Agent.

Section 6.8 Dispositions.

(a) No Credit Party shall, nor shall it permit any of its Subsidiaries to, sell, convey, license or otherwise transfer any of its assets except that the Borrower and its Subsidiaries may (i) sell Inventory in the ordinary course of business; (ii) sell, convey, or otherwise transfer of Equipment that is (i) obsolete, worn out, depleted or uneconomic and disposed of in the ordinary course of business, or (ii) contemporaneously replaced by Equipment of at least comparable value and use; provided that no Event of Default shall exist or shall result from such sale, conveyance, or transfer; (iii) consummate the Specified Dispositions; (iv) consummate the Schlumberger Receivables Transaction; (v) license or otherwise dispose of Intellectual Property (as such term is defined in the Security Agreement) pursuant to the terms of the Security Agreement; and (vi) sell, convey or otherwise transfer assets so long as the Borrower makes any prepayments of the Term Loans with the Net Cash Proceeds thereof to the extent required under Section 2.5(c)(ii).

(b) No Credit Party shall, nor shall it permit any of its Subsidiaries to, sell or otherwise dispose of any of its ownership interest in any of its Subsidiaries, or in any manner rearrange its business structure as it exists on the date of this Agreement except that the Borrower and its Subsidiaries may (i) create or acquire new Subsidiaries if such new Subsidiaries comply with Section 5.6 and such transactions otherwise comply with the terms of this Agreement, (ii) transfer, sell or otherwise dispose of such ownership interests in connection with any merger or consolidation permitted under Section 6.7(a) or any dissolution or liquidation of any Subsidiary of the Borrower to the extent that the Borrower has reasonably determined that such Subsidiary is no longer useful in its business so long as the Borrower makes any prepayments of the Term Loans with the Net Cash Proceeds thereof to the extent required under Section 2.5(c)(ii), (iii) dispose of any of its ownership interests in any of its Subsidiaries provided that no Event of Default shall exist or shall result from such sale, conveyance, or transfer; (iv) consummate the Specified Dispositions; and (v) sell, convey or otherwise transfer assets so long as the Borrower makes any prepayments of the Term Loans with the Net Cash Proceeds thereof to the extent required under Section 2.5(c)(ii).

Section 6.9 Restricted Payments. No Credit Party shall, nor shall it permit any of its Subsidiaries to make any Restricted Payments other than (i) a Restricted Payment to a Credit Party (ii) a Restricted Payment from a Subsidiary that is not a Credit Party to a Credit Party or another Subsidiary that is not a Credit Party, and (iii) Restricted Payments may be made with respect to the Existing Notes to the extent permitted pursuant to the terms and conditions of the Subordination and Intercreditor Agreement.

Section 6.10 Affiliate Transactions. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of transactions (including, but not limited to, the purchase, sale, lease or exchange of Property, the making of any investment, the giving of any guaranty, the assumption of any obligation or the rendering of any service) with any of their Affiliates which are not Credit Parties unless such transaction or series of transactions is on terms no less favorable to the Borrower or any Subsidiary, as applicable, than those that could be obtained in a comparable arm’s length transaction with a Person that is not an affiliate.

Section 6.11 Line of Business. No Credit Party shall, and shall not permit any of its Subsidiaries to, change the character of the Borrower’s and its Subsidiaries collective business as conducted on or immediately prior to the Effective Date, or engage in any type of business not reasonably related to the Borrower’s and its Subsidiaries collective business as of or immediately prior to the Effective Date subject to the Credit Parties rights to consummate Acquisitions or other investments in accordance with the terms of this Agreement.

Section 6.12 Hazardous Materials. No Credit Party shall, nor shall it permit any of its Subsidiaries to, (a) create, handle, transport, use, or dispose of any Hazardous Substance or Hazardous Waste, except in the ordinary course of its business and except in compliance with Environmental Law other than to the extent that such non-compliance could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change, and (b) Release any Hazardous Substance or Hazardous Waste into the environment or permit any Credit Party’s or any Subsidiary’s Property to be subjected to any Release of Hazardous Substance or Hazardous Waste, except in compliance with Environmental Law other than to the extent that such non-compliance could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

Section 6.13 Compliance with ERISA. Except for matters that individually or in the aggregate could not reasonably be expected to cause a Material Adverse Change, no Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly: (a) knowingly engage in any transaction in connection with which the Borrower or any Subsidiary could be subjected to either a civil penalty assessed pursuant to section 502(c), (i) or (l) of ERISA or a Tax imposed by Chapter 43 of Subtitle D of the Code; (b) terminate, or permit any member of the Controlled Group to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability to the Borrower, any Subsidiary or any member of the Controlled Group to the PBGC; (c) fail to make, or permit any member of the Controlled Group to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower, a Subsidiary or member of the Controlled Group is required to pay as contributions thereto; (d) permit to exist, or allow any Subsidiary or any member of the Controlled Group to permit to exist, any accumulated funding deficiency (or unpaid minimum required contribution for plan years after December 31, 2007) within the meaning of Section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan; (e) permit, or allow any member of the Controlled Group to permit, the actuarial present value of the benefit liabilities (as “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA) under any Plan that is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities; (f) contribute to or assume an obligation to contribute to, or permit any member of the Controlled Group to contribute to or assume an obligation to contribute to, any Multiemployer Plan; (g) acquire, or permit any member of the Controlled Group to acquire, an interest in any Person that causes such Person to become a member of the Controlled Group if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (1) any Multiemployer Plan, or (2) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities; (h) incur, or permit any member of the Controlled Group to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA; (i) contribute to or assume an obligation to contribute to any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of Borrower or any Subsidiary, that may not be terminated by such entities in their sole discretion at any time without any liability; or (j) amend or permit any member of the Controlled Group to amend, a Plan resulting in a material increase in current liability such that the Borrower, any Subsidiary or any member of the Controlled Group is required to provide security to such Plan under section 401(a)(29) of the Code.

Section 6.14 Limitation on Hedging. No Credit Party shall, nor shall it permit any of its Subsidiaries to, (a) purchase, assume, or hold a speculative position in any commodities market or futures market or enter into any Hedging Arrangement for speculative purposes; or (b) be party to or otherwise enter into any Hedging Arrangement which is entered into for reasons other than as a part of its normal business operations as a risk management strategy and/or hedge against changes resulting from market conditions related to the Borrower’s or its Subsidiaries’ operations.

ARTICLE 7

DEFAULT AND REMEDIES

Section 7.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement and any other Credit Document:

(a) Payment Failure. Any Credit Party (i) fails to pay any principal when due under this Agreement or (ii) fails to pay, within three Business Days of when due, any other amount due under this Agreement or any other Credit Document, including payments of interest, fees, reimbursements, and indemnifications;

(b) False Representation or Warranties. Any representation or warranty made or deemed to be made by any Credit Party or any officer thereof in this Agreement, in any other Credit Document or in any certificate delivered in connection with this Agreement or any other Credit Document is incorrect, false or otherwise misleading in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) at the time it was made or deemed made;

(c) Breach of Covenant. (i) Any breach by any Credit Party of any of the covenants in Section 5.2(f), Section 5.2(g), Section 5.3(a), or Article 6 of this Agreement or the corresponding covenants in any Guaranty; (ii) any breach by any Credit Party of Section 6.7(b) and such breach shall remain unremedied for a period of twenty (20) days after the date of such breach; or (iii) any breach by any Credit Party of any other covenant contained in this Agreement or any other Credit Document and such breach shall remain unremedied for a period of thirty (30) days after the earlier of (A) the date on which any Credit Party has actual knowledge of such breach and (B) the date written notice of such breach shall have been given to the Borrower by the Administrative Agent or any Lender (such grace period to be applicable only in the event such Default can be remedied by corrective action of a Credit Party or any of its Subsidiaries;

(d) Guaranties. Any provisions in the Guaranties shall at any time (before its expiration according to its terms) and for any reason cease to be in full force and effect and valid and binding on the Guarantors party thereto or shall be contested by any party thereto; any Guarantor shall deny it has any liability or obligation under such Guaranties; or any Guarantor shall cease to exist other than as expressly permitted by the terms of this Agreement;

(e) Cross-Default. (i) The Borrower or any Guarantor shall fail to pay any principal of or premium or interest on its Debt which is outstanding in a principal amount of at least $5,000,000 individually or when aggregated with all such Debt of the Borrower and the Subsidiaries so in default (but excluding Debt evidenced by the Notes) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Debt which is outstanding in a principal amount of at least $5,000,000 individually or when aggregated with all such Debt of the Borrower and the Subsidiaries so in default (other than Debt evidenced by the Notes), and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt prior to the stated maturity thereof; or (iii) any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment); provided that, for purposes of this paragraph (e), the “principal amount” of the obligations in respect of Hedging Arrangements at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that would be required to be paid by the applicable Credit Party if such Hedging Arrangements were terminated at such time;

(f) Bankruptcy and Insolvency. (i) Any Credit Party of the Borrower shall terminate its existence or dissolve (except in accordance with a transaction otherwise permitted under this Agreement) or (ii) any Credit Party (A) admits in writing its inability to pay its debts generally as they become due; makes an assignment for the benefit of its creditors; consents to or acquiesces in the appointment of a receiver, liquidator, fiscal agent, or trustee of itself or any of its Property; files a petition under bankruptcy or other laws for the relief of debtors; or consents to any reorganization, arrangement, workout, liquidation, dissolution, or similar relief or (B) shall have had, without its consent: any court enter an order appointing a receiver, liquidator, fiscal agent, or trustee of itself or any of its Property; any petition filed against it seeking reorganization, arrangement, workout, liquidation, dissolution or similar relief under bankruptcy or other laws for the relief of debtors and such petition shall not be dismissed, stayed, or set aside for an aggregate of 60 days, whether or not consecutive;

(g) Adverse Judgment. The Borrower or any other Credit Party suffers final judgments against any of them since the date of this Agreement in an aggregate amount, less any insurance proceeds covering such judgments which are received or as to which the insurance carriers admit liability, greater than $5,000,000 and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgments or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgments, by reason of a pending appeal or otherwise, shall not be in effect;

(h) Termination Events. Any Termination Event with respect to a Plan shall have occurred, and, 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent, such Termination Event shall not have been corrected and shall have created and caused to be continuing a material risk of Plan termination or liability for withdrawal from the Plan as a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), which termination could reasonably be expect to result in a liability of, or liability for withdrawal could reasonably be expected to be, greater than $5,000,000;

(i) Plan Withdrawals. The Borrower or any member of the Controlled Group as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and such withdrawing employer shall have incurred a withdrawal liability in an annual amount exceeding $5,000,000; or

(j) Change in Control. The occurrence of a Change in Control.

(k) Security Documents. The Security Agreement or any other material Security Document shall at any time and for any reason cease to create an Acceptable Security Interest in all material Property purported to be subject to such agreement (and such Acceptable Security Interest) in accordance with the terms of such agreement or any provisions thereof shall cease to be in full force and effect and valid and binding on the Credit Party that is a party thereto or any such Person shall so state in writing.

Section 7.2 Optional Acceleration of Maturity. If any Event of Default (other than an Event of Default pursuant to Section 7.1(f)) shall have occurred and be continuing, then, and in any such event,

(a) the Administrative Agent shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the Term Loan (including, all principal and interest thereon), and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Term Loan (including all such principal and interest), and all other amounts payable under this Agreement shall become and be forthwith due and payable in full, without presentment, demand, protest or further notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by each of the Credit Parties (for the avoidance of doubt, no cure rights with respect to the Make Whole Payment shall prevent the Administrative Agent from declaring Obligations (exclusive of the Make Whole Payment) immediately due and payable pursuant to the term of this Section 7.2(a)), and

(b) the Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Guaranties or any other Credit Document for the ratable benefit of the Secured Parties by appropriate proceedings.

Section 7.3 Automatic Acceleration of Maturity. If any Event of Default pursuant to Section 7.1(f) shall occur,

(a) the Term Loan, including all principal and interest on the Term Loan, and all other amounts payable under this Agreement shall immediately and automatically become and be due and payable in full, without presentment, demand, protest or any notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by each of the Credit Parties, and

(b) the Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Guaranties or any other Credit Document for the ratable benefit of the Secured Parties by appropriate proceedings.

Section 7.4 Reserved.

Section 7.5 Remedies Cumulative, No Waiver. No right, power, or remedy conferred to any Lender in this Agreement or the Credit Documents, or now or hereafter existing at law, in equity, by statute, or otherwise shall be exclusive, and each such right, power, or remedy shall to the full extent permitted by law be cumulative and in addition to every other such right, power or remedy. No course of dealing and no delay in exercising any right, power, or remedy conferred to any Lender in this Agreement and the Credit Documents or now or hereafter existing at law, in equity, by statute, or otherwise shall operate as a waiver of or otherwise prejudice any such right, power, or remedy. No notice to or demand upon the Borrower or any other Credit Party shall entitle the Borrower or any other Credit Party to similar notices or demands in the future.

Section 7.6 Application of Payments. Prior to an Event of Default, all payments made hereunder shall be applied by the Administrative Agent as directed by the Borrower, but subject to the terms of this Agreement, including the application of prepayments according to Section 2.5 and Section 2.12. During the existence of an Event of Default, all payments and collections received by the Administrative Agent shall be applied to the Obligations in accordance with Section 2.12 and otherwise in such manner as determined by the Administrative Agent or as directed by the Majority Lenders provided that in the event that the Obligations have been accelerated pursuant to Section 7.2 or Section 7.3 or the Administrative Agent or any Lender has exercised any remedy set forth in this Agreement or any other Credit Document, all payments received on account of the Obligations and all net proceeds from the enforcement of the Obligations shall be applied by the Administrative Agent as follows:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees (including without limitation, the Make-Whole Payment, if applicable), indemnities and other amounts (other than principal and interest) payable to the Lenders under the Credit Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Term Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of all other Obligations ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth payable to them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Legal Requirements.

Section 7.7 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent.

Section 7.8 Credit Bidding.

(a) The Administrative Agent, on behalf of itself and the Lenders, shall have the right to credit bid and purchase for the benefit of the Administrative Agent and the Lenders all or any portion of Collateral at any sale thereof conducted by the Administrative Agent (or any other creditor) under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the United States Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Administrative Agent (or any other creditor) (whether by judicial action or otherwise) in accordance with Legal Requirements.

(b) Each Lender hereby agrees that, except as otherwise provided in any Credit Documents or with the written consent of the Administrative Agent and the Majority Lenders, it will not take any enforcement action, accelerate obligations under any Credit Documents, or exercise any right that it might otherwise have under Legal Requirements to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.

ARTICLE 8

THE ADMINISTRATIVE AGENT

Section 8.1 Appointment, Powers, and Immunities. Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as its agent under this Agreement and the other Credit Documents with such powers and discretion as are specifically delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The Administrative Agent (which term as used in this sentence and in Section 8.5 and the first sentence of Section 8.6 shall include its Affiliates and its own and its Affiliates’ officers, directors, employees, and agents): (a) shall not have any duties or responsibilities except those expressly set forth in this Agreement and shall not be a trustee or fiduciary for any Lender; (b) shall not be responsible to the Lenders for any recital, statement, representation, or warranty (whether written or oral) made in or in connection with any Credit Document or any certificate or other document referred to or provided for in, or received by any of them under, any Credit Document, or for the value, validity, effectiveness, genuineness, enforceability, or sufficiency of any Credit Document, or any other document referred to or provided for therein or for any failure by any Credit Party or any other Person to perform any of its obligations thereunder; (c) shall not be responsible for or have any duty to ascertain, inquire into, or verify the performance or observance of any covenants or agreements by any Credit Party or the satisfaction of any condition or to inspect the Property (including the books and records) of any Credit Party or any of its Subsidiaries or Affiliates; (d) shall not be required to initiate or conduct any litigation or collection proceedings under any Credit Document unless requested by the Majority Lenders in writing and it receives indemnification satisfactory to it from the Lenders; and (e) shall not be responsible for any action taken or omitted to be taken by it under or in connection with any Credit Document, except for its own gross negligence or willful misconduct. The Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by the Administrative Agent with reasonable care.

Section 8.2 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon any certification, notice, instrument, writing, or other communication (including, without limitation, any thereof by telephone or telecopy) believed by it to be genuine and correct and to have been signed, sent or made by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (including counsel for any Credit Party), independent accountants, and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Notes as the holder thereof for all purposes hereof unless and until the Administrative Agent receives and accepts an Assignment and Acceptance executed in accordance with Section 9.7. As to any matters not expressly provided for by this Agreement, the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding on all of the Lenders; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to any Credit Document or applicable law or unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking any such action.

Section 8.3 Defaults. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Administrative Agent has received written notice from a Lender or the Borrower specifying such Default or Event of Default and stating that such notice is a “Notice of Default”. In the event that the Administrative Agent receives such a notice of the occurrence of a Default or Event of Default, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall (subject to Section 8.2) take such action with respect to such Default or Event of Default as shall reasonably be directed by the Majority Lenders, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Lenders.

Section 8.4 Rights as Lender. With respect to the Term Loans made by it, Wilks Brothers, LLC (and any successor acting as Administrative Agent) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. Wilks Brothers, LLC (and any successor acting as Administrative Agent) and its

Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, make investments in, provide services to, and generally engage in any kind of lending, trust, or other business with any Credit Party or any of its Subsidiaries or Affiliates as if it were not acting as Administrative Agent, and Wilks Brothers, LLC (and any successor acting as Administrative Agent) and its Affiliates may accept fees and other consideration from any Credit Party or any of its Subsidiaries or Affiliates for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

Section 8.5 Indemnification. THE LENDERS SEVERALLY AGREE TO INDEMNIFY THE ADMINISTRATIVE AGENT AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AND AGENTS (TO THE EXTENT NOT REIMBURSED BY THE BORROWER), RATABLY ACCORDING TO THE RESPECTIVE PRINCIPAL AMOUNTS OF THE TERM LOANS THEN HELD BY EACH OF THEM, FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THE ADMINISTRATIVE AGENT IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR ANY ACTION TAKEN OR OMITTED BY THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (INCLUDING THE ADMINISTRATIVE AGENT’S OWN NEGLIGENCE), AND INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL LIABILITIES, PROVIDED THAT NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS RESULTING FROM THE ADMINISTRATIVE AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. WITHOUT LIMITATION OF THE FOREGOING, EACH LENDER AGREES TO REIMBURSE THE ADMINISTRATIVE AGENT PROMPTLY UPON DEMAND FOR ITS PRO RATA SHARE (AS DEFINED HEREIN) OF ANY OUT-OF-POCKET EXPENSES (INCLUDING COUNSEL FEES) INCURRED BY THE ADMINISTRATIVE AGENT IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT, OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, WORKOUT, LEGAL PROCEEDINGS, OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, TO THE EXTENT THAT THE ADMINISTRATIVE AGENT IS NOT REIMBURSED FOR SUCH BY THE BORROWER.

Section 8.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and the other Credit Parties and decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under the Credit Documents. Except for notices, reports, and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition, or business of any Credit Party or any of its Subsidiaries or Affiliates that may come into the possession of the Administrative Agent or any of its Affiliates.

Section 8.7 Resignation of Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon receipt of notice of any such resignation, the Majority Lenders shall have the right to appoint a successor Administrative Agent with, so long as no Event of Default has occurred and is continuing, the consent of the Borrower, which consent shall not be unreasonably withheld or delayed. If no successor Administrative Agent shall have been so appointed by the Majority Lenders with the consent of the Borrower, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Borrower, appoint a successor Administrative Agent, which shall be, in the case of a successor agent, a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $250,000,000; provided that, if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the retiring Administrative Agent shall instead be made by or to each Lender directly, until such time as the Majority Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges, and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Credit Documents. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Article 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Credit Documents. Upon resignation of the Administrative Agent, the Borrower shall agree to pay the successor Administrative Agent an agent fee commensurate with the size of such fee that is then being charged in the market place for facilities of this type and size, taking into consideration the duties of the Administrative Agent under this Agreement and the other Credit Documents.

Section 8.8 Collateral and Guaranty Matters.

(a) The Administrative Agent is authorized on behalf of the Secured Parties, without the necessity of any notice to or further consent from such Secured Parties, from time to time, to take any actions with respect to any Collateral or Security Documents which may be necessary to perfect and maintain the Liens upon the Collateral granted pursuant to the Security Documents (but Administrative Agent shall not be obligated to take any of such actions without being so directed by the Majority Lenders). The Administrative Agent is further authorized (but not obligated) on behalf of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time, to take any action in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Secured Parties under the Credit Documents or applicable Legal Requirements (but Administrative Agent shall not be obligated to take any of such actions without being so directed by the Majority Lenders). By accepting the benefit of the Liens granted pursuant to the Security Documents, each Secured Party hereby agrees to the terms of this paragraph (a).

(b) The Lenders hereby, and any other Secured Party by accepting the benefit of the Liens granted pursuant to the Security Documents, irrevocably authorize the Administrative Agent to (i) release any Lien granted to or held by the Administrative Agent upon any Collateral (A) Reserved, (B) Reserved; (C) constituting property sold or to be sold or Disposed of (other than to a Credit Party) as part of or in connection with any Disposition permitted under this Agreement or any other Credit Document; (D) constituting property in which no Credit Party owned an interest at the time the Lien was granted or at any time thereafter (other than as result of a transaction that is not permitted under this Agreement); or (E) constituting property leased to any Credit Party under a lease which has expired or has been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by such Credit Party to be, renewed or extended; and (ii) release a Guarantor from its obligations under a Guaranty and any other applicable Credit Document if such Person ceases to be a Subsidiary as a result of a transaction permitted under this Agreement (in the case of this clause (ii), subject to Section 9.3(b)). Upon the request of the Administrative Agent at any time, the Secured Parties will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 8.8. The Administrative Agent shall not be required to release any Liens under Section 8.8(b)(i)(C) unless and until the Borrower shall have delivered to the Administrative Agent a certificate in form and substance reasonably satisfactory to the Administrative Agent, certifying that the Disposition is permitted by this Agreement and the other Loan Documents. The Lenders acknowledge and agree that the Administrative Agent shall be permitted to rely on, and shall not be liable in any respect for relying upon any certificate delivered in accordance with the immediately preceding sentence (and releasing the Liens from the Collateral sold in the Disposition in question).

(c) Notwithstanding anything contained in any of the Credit Documents to the contrary but subject to Section 7.8(b) hereof, the Credit Parties, the Administrative Agent, and each Secured Party hereby agree that no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranties, it being understood and agreed that all powers, rights and remedies hereunder, under the Guaranties and under the Security Documents may be exercised solely by Administrative Agent on behalf of the Secured Parties in accordance with the terms hereof and the other Credit Documents. By accepting the benefit of the Liens granted pursuant to the Security Documents, each Secured Party not party hereto hereby agrees to the terms of this paragraph (c).

ARTICLE 9

MISCELLANEOUS

Section 9.1 Costs and Expenses. The Borrower agrees to pay on demand

(a) all reasonable out-of-pocket costs and expenses of Administrative Agent in connection with the preparation, execution, delivery, administration, modification, and amendment of this Agreement, the Notes, and the other Credit Documents and waivers of the provisions hereunder and thereunder, in each case, whether or not the transactions contemplated hereby or thereby shall be consummated and including reasonable costs associated with field examinations, appraisals, and the reasonable fees and out-of-pocket expenses of outside counsel for Administrative Agent, with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement; provided, however, that the obligations of the Credit Parties to pay or reimburse the Administrative Agent for reasonable out-of-pocket costs and expenses of Administrative Agent in connection with the preparation, execution and delivery of this Agreement, the Notes, and the other Credit Documents shall not exceed, in the aggregate, $250,000, and

(b) all out-of-pocket costs and expenses, if any, of the Administrative Agent and each Lender (including outside counsel fees and expenses of Administrative Agent and each Lender) in connection with the enforcement (whether through negotiations, workout, legal proceedings, or otherwise) of this Agreement, the Notes, and the other Credit Documents.

Section 9.2 Indemnification; Waiver of Damages.

(a) INDEMNIFICATION. EACH CREDIT PARTY HERETO AGREES TO, JOINTLY AND SEVERALLY, INDEMNIFY AND HOLD HARMLESS THE ADMINISTRATIVE AGENT AND EACH LENDER AND EACH OF THEIR AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, AND ADVISORS (EACH, AN “INDEMNITEE”) FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES, LOSSES, LIABILITIES, COSTS, AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES) THAT MAY BE INCURRED BY OR ASSERTED OR AWARDED AGAINST ANY INDEMNITEE, IN EACH CASE ARISING OUT OF OR IN CONNECTION WITH OR BY REASON OF (INCLUDING, WITHOUT LIMITATION, IN CONNECTION WITH ANY INVESTIGATION, LITIGATION, OR PROCEEDING OR PREPARATION OF DEFENSE IN CONNECTION THEREWITH) THE CREDIT DOCUMENTS, ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THE ACTUAL OR PROPOSED USE OF THE PROCEEDS OF THE TERM LOANS, INCLUDING SUCH INDEMNITEE’S OWN NEGLIGENCE, EXCEPT TO THE EXTENT SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST, OR EXPENSE IS FOUND IN A FINAL, NON- APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNITEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. IN THE CASE OF AN INVESTIGATION, LITIGATION OR OTHER PROCEEDING TO WHICH THE INDEMNITY IN THIS SECTION 9.2 APPLIES, SUCH INDEMNITY SHALL BE EFFECTIVE WHETHER OR NOT SUCH INVESTIGATION, LITIGATION OR PROCEEDING IS BROUGHT BY ANY CREDIT PARTY, ITS DIRECTORS, SHAREHOLDERS OR CREDITORS OR AN INDEMNITEE OR ANY OTHER PERSON OR ANY INDEMNITEE IS OTHERWISE A PARTY THERETO AND WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED HEREBY ARE CONSUMMATED.

(b) Waiver of Consequential Damages, Etc.

(i) To the fullest extent permitted by applicable law, no Credit Party shall assert, agrees not to assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof; provided that nothing contained in this sentence shall limit any Credit Party’s indemnification obligations to the extent set forth in clause (a) above to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such indemnified person is otherwise entitled to indemnification hereunder. No Indemnitee referred to in subsection (a) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(ii) To the fullest extent permitted by applicable law, no Indemnitee shall assert, agrees not to assert, and hereby waives, any claim against any Credit Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof other than for such claims provided for in this Agreement provided that nothing contained in this sentence shall limit any Credit Party’s indemnification obligations to the extent set forth in clause (a) above to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such indemnified person is otherwise entitled to indemnification hereunder.

(c) Survival. Without prejudice to the survival of any other agreement of the Credit Parties hereunder, the agreements and obligations of the Credit Parties contained in this Section 9.2 shall survive the termination of this Agreement and the payment in full of the Term Loans and all other amounts payable under this Agreement.

Section 9.3 Waivers and Amendments. No amendment or waiver of any provision of this Agreement, the Notes, or any other Credit Document, nor consent to any departure by the Borrower or any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders (or the Administrative Agent at the direction of the Majority Lenders) and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that:

(a) no amendment, waiver, or consent shall, unless in writing and signed by all the Lenders (or the Administrative Agent at the direction of all of the Lenders) and the Borrower, do any of the following: (i) reduce the principal of, or interest on, the Term Loan, (ii) postpone or extend any date fixed for any payment of principal of, or interest on, the Term Loan, including, without limitation, the Maturity Date, or (iii) change the number of Lenders which shall be required for the Lenders to take any action hereunder or under any other Credit Document;

(b) no amendment, waiver, or consent shall, unless in writing and signed by all the Lenders and the Borrower, do any of the following: (i) waive any of the conditions specified in Article 3, (ii) reduce any fees (including the Make-Whole Payment) or other amounts payable hereunder or under any other Credit Document (other than those specifically addressed above in this Section 9.3), (iii) increase the aggregate Commitments, (iv) postpone or extend any date fixed for any payment of any fees or other amounts payable hereunder (other than those otherwise specifically addressed in this Section 9.3), (v) amend Section 2.12(e), Section 7.6, this Section 9.3 or any other provision in any Credit Document which expressly requires the consent of, or action or waiver by, all of the Lenders, (vi) release any Guarantor from its obligation under any Guaranty or, except as specifically provided in the Credit Documents and as a result of transactions permitted by the terms of this Agreement, release all or a material portion of collateral, if any, securing the Obligations; (vii) amend the definitions of “Majority Lenders”; or (viii) amend the definitions of “Secured Parties”, “Obligations” or “Collateral” in a manner materially adverse to any Secured Party;

(c) no Commitment of a Lender or any obligations of a Lender may be increased without such Lender’s written consent; and

(d) no amendment, waiver, or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any other Credit Document.

Section 9.4 Severability. In case one or more provisions of this Agreement or the other Credit Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality, and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.

Section 9.5 Survival of Representations and Obligations. All representations and warranties contained in this Agreement or made in writing by or on behalf of the Credit Parties in connection herewith shall survive the execution and delivery of this Agreement and the other Credit Documents, the making of the Term Loans and any investigation made by or on behalf of the Lenders, none of which investigations shall diminish any Lender’s right to rely on such representations and warranties. All obligations of the Borrower or any other Credit Party provided for in Sections 2.11, 2.13(c), 9.1 and 9.2 and all of the obligations of the Lenders in Section 8.5 shall survive any termination of this Agreement and repayment in full of the Obligations.

Section 9.6 Binding Effect. This Agreement shall become effective upon the satisfaction of the conditions set forth in Section 3.1 above, and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, and each Lender and their respective successors and assigns, except that neither the Borrower nor any other Credit Party shall have the right to assign its rights or delegate its duties under this Agreement or any interest in this Agreement without the prior written consent of each Lender.

Section 9.7 Lender Assignments and Participations.

(a) Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Term Loans); provided, however, that (i) each such assignment shall be to an Eligible Assignee; (ii) except in the case of an assignment to another Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, any such partial assignment with respect to the Term Loans shall be in an amount at least equal to $5,000,000; (iii) each assignment of a Lender’s rights and obligations with respect to the Term Loans shall be of an constant, and not varying percentage of all of its rights and obligations under this Agreement as a Lender (other than rights of reimbursement and indemnity arising before the effective date of such assignment) and shall be of an equal pro rata share of the assignor’s interest in the Term Loans; and (iv) the parties to such assignment shall execute and deliver to the Administrative Agent for its acceptance an Assignment and Acceptance, together with any Notes subject to such assignment (if applicable) and the assignor or assignee Lender shall pay a processing fee of $3,500. Upon execution, delivery, and acceptance of such Assignment and Acceptance and payment of the processing fee, the assignee thereunder shall be a party hereto and, to the extent of such assignment, have the obligations, rights, and benefits of a Lender hereunder and the assigning Lender shall, to the extent of such assignment, relinquish its rights and be released from its obligations under this Agreement. Upon the consummation of any assignment pursuant to this Section 9.7, the assignor, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, new Notes are issued to the assignor and the assignee. If the assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Borrower and the Administrative Agent certification as to exemption from or reduction of withholding of Taxes in accordance with Section 2.13(e).

(b) The Administrative Agent shall maintain at its address referred to in Section 9.9 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and principal amount of the Term Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Credit Parties, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.

(c) Upon its receipt of an Assignment and Acceptance executed by the parties thereto, together with any Notes subject to such assignment (if any) and payment of the processing fee, the Administrative Agent shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, and (iii) give prompt notice thereof to the parties thereto.

(d) Each Lender may sell participations to one or more Persons in all or a portion of its rights, obligations or rights and obligations under this Agreement (including all or a portion of its Term Loans) provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participant shall be entitled to the benefit of the yield protection provisions including, but not limited to, Section 2.11, (iv) so long as no Event of Default has occurred and is continuing, such Person or Persons to whom any such participation is to be sold must be approved by the Borrower, and (iv) the Borrower shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to its Term Loans and its Note (if any) and to approve any amendment, modification, or waiver of any provision of this Agreement (other than amendments, modifications, or waivers decreasing the amount of principal of or the rate at which interest is payable on such Term Loans, or extending any scheduled principal payment date or date fixed for the payment of interest on such Term Loans).

(e) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time assign and pledge all or any portion of its Term Loans to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Lender from its obligations hereunder.

(f) Any Lender may furnish any information concerning the Borrower or any of its Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of the following paragraph Section 9.8.

Section 9.8 Confidentiality. The Administrative Agent and each Lender (each a “Lending Party”) agree to keep confidential any information furnished or made available to it by any Credit Party pursuant to this Agreement and identified by such Credit Party in writing as proprietary or confidential; provided that nothing herein shall prevent any Lending Party from disclosing such information (a) to any other Lending Party or any Affiliate of any Lending Party, or any officer, director, employee, agent, or advisor of any Lending Party or Affiliate of any Lending Party for purposes of administering, negotiating, considering, processing, implementing, syndicating, assigning, or evaluating the credit facilities provided herein and the transactions contemplated hereby, (b) to any other Person if directly incidental to the administration of the credit facilities provided herein, (c) as required by any Legal Requirement, (d) upon the order of any court or administrative agency, (e) upon the request or demand of any regulatory agency or authority, (f) that is or becomes available to the public or that is or becomes available to any Lending Party other than as a result of a disclosure by any other Lending Party prohibited by this Agreement, (g) in connection with any litigation relating to this Agreement or any other Credit Document to which such Lending Party or any of its Affiliates may be a party, (h) to the extent necessary in connection with the exercise of any right or remedy under this Agreement or any other Credit Document, and (i) to any actual or proposed participant or assignee, in each case, subject to provisions similar to those contained in this Section 9.8. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, nothing in this Agreement shall (a) restrict any Lending Party from providing information to any regulatory or governmental authorities, including the Federal Reserve Board and its supervisory staff; (b) require or permit any Lending Party to disclose to any Credit Party that any information will be or was provided to the Federal Reserve Board or any of its supervisory staff; or (c) require or permit any Lending Party to inform any Credit Party of a current or upcoming Federal Reserve Board examination or any nonpublic Federal Reserve Board supervisory initiative or action.

Section 9.9 Notices, Etc. All notices and other communications shall be in writing and hand delivered with written receipt, telecopied, sent by facsimile (with a hard copy sent as otherwise permitted in this Section 9.9), sent by a nationally recognized overnight courier, or sent by certified mail, return receipt requested as follows: if to a Credit Party, as specified on Schedule I and if to any Lender at its credit contact specified under its name on Schedule I. Each party may change its notice address by written notification to the other parties. All such notices and communications shall be effective when delivered, except that notices and communications to any Lender pursuant to Article 2 shall not be effective until received and, in the case of telecopy, such receipt is confirmed by such Lender, as applicable, verbally or in writing.

Section 9.10 Business Loans. Each Credit Party warrants and represents that the Obligations are and shall be for business, commercial, investment or other similar purposes and not primarily for personal, family, household or agricultural use, as such terms are used in Chapter One (“Chapter One”) of the Texas Credit Code. At all such times, if any, as Chapter One shall establish a Maximum Rate, the Maximum Rate shall be the “indicated rate ceiling” (as such term is defined in Chapter One) from time to time in effect.

Section 9.11 Usury Not Intended. It is the intent of each Credit Party and each Lender in the execution and performance of this Agreement and the other Credit Documents to contract in strict compliance with applicable usury laws, including conflicts of law concepts, governing the Term Loans of each Lender including such applicable laws of the State of Texas, if any, and the United States of America from time to time in effect. In furtherance thereof, the Lenders and the Credit Parties stipulate and agree that none of the terms and provisions contained in this Agreement or the other Credit Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate and that for purposes of this Agreement “interest” shall include the aggregate of all charges which constitute interest under such laws that are contracted for, charged or received under this Agreement; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Term Loans, include amounts which by applicable law are deemed interest which would exceed the Maximum Rate, then such excess shall be deemed to be a mistake and each Lender receiving same shall credit the same on the principal (or if Term Loan (and all other Obligations) owed to such Lender shall have been paid in full, refund said excess to the Borrower). In the event that the maturity of the Term Loan is accelerated by reason of any election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Maximum Rate, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited to the Term Loan (or, if the Term Loan and all other Obligations shall have been paid in full, refunded to the Borrower of such interest). In determining whether or not the interest paid or payable under any specific contingencies exceeds the Maximum Rate, the Credit Parties and the Lenders shall to the maximum extent permitted under applicable law amortize, prorate, allocate and spread in equal parts during the period of the full stated term of the Term Loan all amounts considered to be interest under applicable law at any time contracted for, charged, received or reserved in connection with the Obligations. The provisions of this Section shall control over all other provisions of this Agreement or the other Credit Documents which may be in apparent conflict herewith.

Section 9.12 Usury Recapture. In the event the rate of interest chargeable under this Agreement at any time is greater than the Maximum Rate, the unpaid principal amount of the Term Loans shall bear interest at the Maximum Rate until the total amount of interest paid or accrued on the Term Loans equals the amount of interest which would have been paid or accrued on the Term Loans if the stated rates of interest set forth in this Agreement had at all times been in effect. In the event, upon payment in full of the Term Loans, the total amount of interest paid or accrued under the terms of this Agreement and the Term Loans is less than the total amount of interest which would have been paid or accrued if the rates of interest set forth in this Agreement had, at all times, been in effect, then the Borrower shall, to the extent permitted by applicable law, pay the Administrative Agent for the account of the Lenders an amount equal to the difference between (i) the lesser of (A) the amount of interest which would have been charged on its Term Loans if the Maximum Rate had, at all times, been in effect and (B) the amount of interest which would have accrued on its Term Loans if the rates of interest set forth in this Agreement had at all times been in effect and (ii) the amount of interest actually paid under this Agreement on its Term Loans. In the event the Lenders ever receive, collect or apply as interest any sum in excess of the Maximum Rate, such excess amount shall, to the extent permitted by law, be applied to the reduction of the principal balance of the Term Loans, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to the Borrower.

Section 9.13 Governing Law. This Agreement, the Notes and the other Credit Documents (unless otherwise expressly provided therein) shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas. Without limiting the intent of the parties set forth above, (a) Chapter 346 of the Texas Finance Code, as amended (relating to revolving loans and revolving tri- party accounts (formerly Tex. Rev. Civ. Stat. Ann. Art. 5069, Ch. 15)), shall not apply to this Agreement, the Notes, or the transactions contemplated hereby and (b) to the extent that any Lender may be subject to Texas law limiting the amount of interest payable for its account, such Lender shall utilize the indicated (weekly) rate ceiling from time to time in effect.

Section 9.14 Amended and Restated. It is the intention of each of the parties hereto that the Existing Agreement be amended and restated so as to preserve the perfection and priority of all security interests and Liens securing all Obligations (as defined in the Existing Agreement) of the Credit Parties under the Existing Agreement (that continue on as Obligations under this Agreement), that all of the Obligations (as defined hereunder) of the Credit Parties be secured by the Liens created by the Credit Documents, that the Obligations be secured by pari passu security interests in and Liens on the Collateral (unless otherwise provided herein) and that this Agreement not constitute a novation of the obligations and liabilities existing under the Existing Agreement. The parties hereto further acknowledge and agree that this Agreement constitutes an amendment of the Existing Agreement made in accordance with the terms of the Existing Agreement. In addition, unless specifically amended hereby or amended or amended and restated in connection herewith, each of the Credit Documents (as defined in the Existing Agreement) shall continue in full force and effect and, from and after the Effective Date, all references to the “Agreement” contained therein shall be deemed to refer to this Agreement.

Section 9.15 Reaffirmation and Grant of Security Interests.

(a) Each Guarantor, subject to the terms and conditions contained herein and in the other Credit Documents, has (i) guarantied the Obligations and (ii) created Liens in favor of the Administrative Agent for the benefit of the Secured Parties on the Collateral to secure the Guaranteed Obligation and all of its other obligations under the Credit Documents. Each Guarantor hereby acknowledges that it has reviewed the terms and provisions of this Agreement (and the other Credit Documents) and consents to the amendment and restatement of the Existing Agreement effected pursuant to this Agreement (and the amendment and/or the amendment and restatement of any of the other Credit Documents (as defined in the Existing Agreement) in connection with this Agreement) and to the Borrower entering into any other Credit Documents in connection with this Agreement. Each Credit Party hereby (i) confirms that each Credit Document to which it is a party or is otherwise bound and all Collateral encumbered thereby will continue to guarantee and/or secure, as the case may be, to the fullest extent possible in accordance with such Credit Document, the payment and performance of the Obligations (including the Guaranteed Obligations), as the case may be, including, without limitation, the payment and performance of all such applicable Obligations that are joint and several obligations of any Credit Party now or hereafter existing, and (ii) grants to the Administrative Agent for the benefit of the Secured Parties a continuing Lien on and security interest in and to such Credit Party’s right, title and interest in, to and under all Collateral as collateral security for the prompt payment and performance in full when due of all Obligations (including the Guaranteed Obligations) subject to the terms and conditions contained herein and in the Credit Documents (whether at stated maturity, by acceleration or otherwise).

(b) Each Credit Party acknowledges and agrees that the Credit Documents (as amended, restated, amended and restated, supplemented or otherwise modified in connection herewith) to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of the amendment and restatement of the Existing Agreement.

Section 9.16 Submission to Jurisdiction. Each Credit Party hereby irrevocably submits to the jurisdiction of any Texas state or federal court sitting in Houston, Texas in any action or proceeding arising out of or relating to this Agreement or the other Credit Documents, and each Credit Party hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such court. Each Credit Party hereby unconditionally and irrevocably waives, to the fullest extent it may effectively do so, any right it may have to the defense of an inconvenient forum to the maintenance of such action or proceeding. Each Credit Party hereby agrees that service of copies of the summons and complaint and any other process which may be served in any such action or proceeding may be made by mailing or delivering a copy of such process to such Credit Party at its address set forth in this Agreement. Each Credit Party hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section shall affect the rights of any Lender to serve legal process in any other manner permitted by the law or affect the right of any Lender to bring any action or proceeding against any Credit Party or its Property in the courts of any other jurisdiction.

Section 9.17 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 9.18 Waiver of Jury. EACH CREDIT PARTY, THE LENDERS, AND THE ADMINISTRATIVE AGENT HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER CREDIT DOCUMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.19 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 9.20 USA Patriot Act. Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies such Credit Party, which information includes the name and address of such Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Credit Party in accordance with the Patriot Act.

PURSUANT TO SECTION 26.02 OF THE TEXAS BUSINESS AND COMMERCE CODE, A LOAN AGREEMENT IN WHICH THE AMOUNT INVOLVED IN THE LOAN AGREEMENT EXCEEDS $50,000 IN VALUE IS NOT ENFORCEABLE UNLESS THE LOAN AGREEMENT IS IN WRITING AND SIGNED BY THE PARTY TO BE BOUND OR THAT PARTY’S AUTHORIZED REPRESENTATIVE.

THE RIGHTS AND OBLIGATIONS OF THE PARTIES TO AN AGREEMENT SUBJECT TO THE PRECEDING PARAGRAPH SHALL BE DETERMINED SOLELY FROM THE WRITTEN LOAN AGREEMENT, AND ANY PRIOR ORAL AGREEMENTS BETWEEN THE PARTIES ARE SUPERSEDED BY AND MERGED INTO THE LOAN AGREEMENT. THIS WRITTEN AGREEMENT AND THE CREDIT DOCUMENTS, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTERS SET FORTH HEREIN AND THEREIN AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Remainder of this page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

CARBO CERAMICS INC., as Borrower

By:	/s/ Ernesto Bautista III
Name:	Ernesto Bautista III
Title:	Vice President and Chief Financial Officer

[Signature Page to Amended and Restated Credit Agreement]

WILKS BROTHERS, LLC, as Administrative Agent

By:	/s/ Morgan D. Neff
Name:	Morgan D. Neff
Title:	Senior Portfolio Manager

By:	/s/ Matthew Wilks
Name:	Matthew Wilks
Title:	Portfolio Manager and Vice President of Capital Investments

WILKS BROTHERS, LLC, as Lender

By:	/s/ Morgan D. Neff
Name:	Morgan D. Neff
Title:	Senior Portfolio Manager

By:	/s/ Matthew Wilks
Name:	Matthew Wilks
Title:	Portfolio Manager and Vice President of Capital Investments

[Signature Page to Amended and Restated Credit Agreement]

EXHIBIT A

FORM OF ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Amended and Restated Credit Agreement identified below (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by [the][any] Assignor.

1 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

2 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

3 Select as appropriate.

4 Include bracketed language if there are either multiple Assignors or multiple Assignees.

Exhibit A – Form of Assignment and Acceptance

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

3.	Borrower:	CARBO CERAMICS INC.

4.	Administrative Agent:	Wilks Brothers, LLC, as administrative agent under the Credit Agreement

5.	Credit Agreement:

Amended and Restated Credit Agreement dated March 2, 2017 among Borrower, the Lenders party thereto from time to time, the Guarantors party thereto from time to time, and Wilks Brothers, LLC, as Administrative Agent for the Lenders.

6.	Assigned Interest[s]:

Assignor[s]	Assignee[s]	Facility Assigned	Aggregate Amount of Commitments /Advances for all Lenders	Amount of Commitment / Advances Assigned[5]	Percentage Assigned of Commitment / Advances[6]	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

7.	Trade Date:	[7]

Effective Date:                             , 20      [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

5 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the TradeDate and the Effective Date.

6 Set forth, to at least 9 decimals, as a percentage of the Commitment / Advances of all Lenders thereunder.

7 To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit A – Form of Assignment and Acceptance

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR[S][8]
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE[S]
[NAME OF ASSIGNEE]

By:
Name:
Title:

8 Add additional signature blocks as needed.

Exhibit A – Form of Assignment and Acceptance

[Consented to and] 9 Accepted:

Wilks Brothers, LLC, as Administrative Agent

By:
Name:
Title:

[Consented to:] [10]

CARBO CERAMICS INC.

By:
Name:
Title:

9 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

10 To be added only if the consents of the Borrower is required by the terms of the Credit Agreement.

Exhibit A – Form of Assignment and Acceptance

Annex 1

To Exhibit A – Assignment and Acceptance

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, its Subsidiaries or Affiliates or any other Person of any of its obligations under any Credit Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.7 of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.7 of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.2 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, and (vii) if it is not incorporated under the laws of the United States of America or a state thereof, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of Texas.

Exhibit A – Form of Assignment and Acceptance

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

FOR THE PERIOD FROM          , 20   TO      , 20

This certificate dated as of                       ,       is prepared pursuant to the Amended and Restated Credit Agreement dated as of March 2, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among CARBO Ceramics Inc., a Delaware corporation (“Borrower”), the guarantors party thereto from time to time, the lenders party thereto from time to time (the “Lenders”), and Wilks Brothers, LLC, as administrative agent for such Lenders (in such capacity, the “Administrative Agent”). Unless otherwise defined in this certificate, capitalized terms that are defined in the Credit Agreement shall have the meanings assigned to them by the Credit Agreement.

A. General

The undersigned certifies that:

(a) the Borrower has delivered the [unaudited] financial statements required by Section 5.2 [(a)] [(b)] of the Credit Agreement for the fiscal [year] [quarter] of the Borrower ended as of the financial statement date of                       ,      . Such consolidated financial statements (i) were prepared inaccordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations, changes in shareholders’ equity and cash flows for the period covered thereby[, subject only to normal year-end audit adjustments and the absence of footnotes]1;

(b) except as otherwise set forth in this certificate, the Borrower and each Credit Party has complied with all the terms, covenants and conditions to be performed or observed by the Borrower contained in the Credit Agreement and any other Credit Document; and

[(c) that no Default or Event of Default has occurred or is continuing as of the date hereof.]

[(c) the following Default[s] or Event[s] of Default exist[s] as of the date hereof, if any, and the actions set forth below are being taken to remedy such circumstances:

                                                              .]

B. Covenants

1 Include bracketed language only for quarterly financial statements.

Exhibit B – Form of Compliance Certificate

Section 5.6 – Material Domestic Subsidiaries.

(a)	Non-Material Domestic Subsidiaries’ collective operating
	income[2]	$

(b)	Borrower’s consolidated operating income	$
Operating income test = (a) divided by (b)%

(c)	Non-Material Domestic Subsidiaries collective book value of total assets	$

	(d) Borrower’s consolidated book value of total assets	$

Total book value test = (c) divided by (d)%

	Is either (a) divided by (b) or (c) divided by (d) equal to or greater than 10%	Yes No

If the answer to the above question is yes, attached hereto in Annex A is a list of Non-Material Domestic Subsidiaries that will need to execute and deliver to the Administrative Agent a joinder to the Guaranty or otherwise deliver a Guaranty, in any event, in form and substance satisfactory to the Administrative Agent, in order to comply with Section 5.6 of the Credit Agreement.

If the answer to the above question is no, the Borrower may attach hereto as Annex B, a list of Non-Material Domestic Subsidiaries that the Borrower requests to be released from their respective guaranty obligations and a detailed calculation of compliance with the requirements of Section 5.6 of the Credit Agreement after giving effect to each such release.

[Remainder of this page intentionally left blank.]

2 Calculated as of each fiscal quarter end, for the four-fiscal quarter period then ended.

Exhibit B – Form of Compliance Certificate

IN WITNESS THEREOF, I have hereto signed my name to this Compliance Certificate as of                           ,        .

CARBO CERAMICS INC.

Name:
Title:

Exhibit B – Form of Compliance Certificate

EXHIBIT C

FORM OF GUARANTY AGREEMENT

This Amended and Restated Guaranty Agreement dated as of March 2, 2017 (as amended, supplemented, amended and restated or otherwise modified from time to time, this “Guaranty”) is executed by each of the undersigned (individually a “Guarantor” and collectively, the “Guarantors”), in favor of Wilks Brothers, LLC, as Administrative Agent (as defined below) for the ratable benefit of the Secured Parties (as defined in the Credit Agreement).

INTRODUCTION

A. Reference is made to that certain Credit Agreement dated as of January 29, 2010, among the Borrower, the lenders party thereto (the “Existing Lenders”), and Wells Fargo Bank, National Association, in its capacity as Administrative Agent (the “Existing Agent”), (as modified, supplemented and amended through the date hereof but before giving effect to the Credit Agreement (hereinafter defined), the “Existing Agreement”).

B. Pursuant to the Existing Agreement, the Existing Agent and the Guarantors entered into that certain Guaranty Agreement dated as of April 27, 2016 (the “Existing Guaranty Agreement”)

C. Pursuant to that certain Waiver, Partial Assignment of Mortgages, Notes, Liens, Security Interests and Other Rights dated as of the date here among the Existing Agent, the Administrative Agent, the Borrower and the Guarantors, (i) the Existing Agent has resigned and Administrative Agent has been appointed as the successor “Administrative Agent” under the Existing Agreement, and (ii) the Existing Lenders have assigned the Existing Obligations (as defined in the Existing Agreement), and all of their right title and interest in the Existing Agreement to Wilks Brothers, LLC in such capacity as lenders (the “Lenders”).

D. In connection with entering into this Guaranty, (i) the Existing Agreement is being amended, restated and replaced by that certain the Amended and Restated Credit Agreement dated as of March 2, 2017 among Carbo Ceramics Inc., a Delaware corporation (the “Borrower”), the lenders party thereto from time to time, and Wilks Brothers, LLC as administrative agent (the “Administrative Agent”), (as may be amended, restated, supplemented or otherwise modified from time to time after the date hereof in accordance with the terms thereof and of this Agreement, the “Credit Agreement”),

E. Each Guarantor, other than the Borrower, is a Material Domestic Subsidiary (as defined in the Credit Agreement) of the Borrower and the transactions contemplated by the Credit Agreement and the other Credit Documents (as defined in the Credit Agreement), are (i) in furtherance of such Guarantor’s corporate purposes, (ii) necessary or convenient to the conduct, promotion or attainment of such Guarantor’s business, and (iii) for such Guarantor’s direct or indirect benefit.

F. Each Guarantor is executing and delivering this Guaranty (i) to induce the Lenders to provide extensions of credit under the Credit Agreement, and (ii) intending it to be a legal, valid, binding, enforceable and continuing obligation of such Guarantor.

G. Each Guarantor wishes to amend and restate the Existing Guaranty Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises, each Guarantor hereby agrees as follows:

Section 1. Definitions. All capitalized terms not otherwise defined in this Guaranty that are defined in the Credit Agreement shall have the meanings assigned to such terms by the Credit Agreement.

Section 2. Guaranty.

(a) Each Guarantor hereby absolutely, unconditionally and irrevocably guarantees the punctual payment and performance, when due, whether at stated maturity, by acceleration or otherwise, of all Obligations, whether absolute or contingent and whether for principal, interest (including, without limitation, interest that but for

Exhibit C – Form of Guaranty Agreement

the existence of a bankruptcy, reorganization or similar proceeding would accrue), fees, amounts required to be provided as collateral, indemnities, expenses or otherwise (collectively, the “Guaranteed Obligations”). Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower or any Material Domestic Subsidiary of the Borrower to the Administrative Agent or any Lender under the Credit Documents but for the fact that they are unenforceable or not allowable due to insolvency or the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower or any Material Domestic Subsidiary of the Borrower.

(b) In order to provide for just and equitable contribution among the Guarantors, the Guarantors agree that in the event a payment shall be made on any date under this Guaranty by any Guarantor (the “Funding Guarantor”), each other Guarantor (each a “Contributing Guarantor”) shall indemnify the Funding Guarantor in an amount equal to the amount of such payment, in each case multiplied by a fraction the numerator of which shall be the net worth of the Contributing Guarantor as of such date and the denominator of which shall be the aggregate net worth of all the Contributing Guarantors together with the net worth of the Funding Guarantor as of such date. Any Contributing Guarantor making any payment to a Funding Guarantor pursuant to this Section 2(b) shall be subrogated to the rights of such Funding Guarantor to the extent of such payment.

(c) Reserved.

(d) Anything contained in this Guaranty to the contrary notwithstanding, the obligations of each Guarantor under this Guaranty on any date shall be limited to a maximum aggregate amount equal to the largest amount that would not, on such date, render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the United States Bankruptcy Code (11 U.S.C. §§ 101 et seq) or any applicable provisions of comparable laws relating to bankruptcy, insolvency, or reorganization, or relief of debtors (collectively, the “Fraudulent Transfer Laws”), but only to the extent that any Fraudulent Transfer Law has been found in a final non-appealable judgment of a court of competent jurisdiction to be applicable to such obligations as of such date, in each case:

(i) after giving effect to all liabilities of such Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws, but specifically excluding:

(A) any liabilities of such Guarantor in respect of intercompany indebtedness to the Borrower or other affiliates of the Borrower to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder;

(B) any liabilities of such Guarantor under this Guaranty; and

(C) any liabilities of such Guarantor under each of its other guarantees of and joint and several co-borrowings of Debt, in each case entered into on the date this Guaranty becomes effective, which contain a limitation as to maximum amount substantially similar to that set forth in this Section 2(d) (each such other guarantee and joint and several co-borrowing entered into on the date this Guaranty becomes effective, a “Competing Guaranty”) to the extent such Guarantor’s liabilities under such Competing Guaranty exceed an amount equal to (1) the aggregate principal amount of such Guarantor’s obligations under such Competing Guaranty (notwithstanding the operation of that limitation contained in such Competing Guaranty that is substantially similar to this Section 2(d)), multiplied by (2) a fraction (i) the numerator of which is the aggregate principal amount of such Guarantor’s obligations under such Competing Guaranty (notwithstanding the operation of that limitation contained in such Competing Guaranty that is substantially similar to this Section 2(d)), and (ii) the denominator of which is the sum of (x) the aggregate principal amount of the obligations of such Guarantor under all other Competing Guaranties (notwithstanding the operation of those limitations contained in such other Competing Guaranties that are substantially similar to this Section 2(d)), (y) the aggregate principal amount of the obligations of such Guarantor under this Guaranty (notwithstanding the operation of this Section 2(d)), and (z) the aggregate principal amount of the obligations of such Guarantor under such Competing Guaranty (notwithstanding the operation of that limitation contained in such Competing Guaranty that is substantially similar to this Section 2(d)); and

Exhibit C – Form of Guaranty Agreement

(ii) after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of such Guarantor pursuant to applicable law or pursuant to the terms of any agreement (including any such right of contribution under Section 2(b)).

Section 3. Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Credit Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent and any Lender with respect thereto but subject to Section 2(d) above. The obligations of each Guarantor under this Guaranty are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against a Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower, any other Guarantor or any other Person or whether the Borrower, any other Guarantor or any other Person is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Credit Document or any agreement or instrument relating thereto or any part of the Guaranteed Obligations being irrecoverable;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of any Person under the Credit Documents, or any other amendment or waiver of or any consent to departure from any Credit Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower or otherwise;

(c) any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d) any manner of application of Collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other obligations of any other Person under the Credit Documents or any other assets of the Borrower or any Guarantor;

(e) any change, restructuring or termination of the corporate structure or existence of the Borrower or any Guarantor;

(f) any failure of any Lender, the Administrative Agent or any other Secured Party to disclose to the Borrower or any Guarantor any information relating to the business, condition (financial or otherwise), operations, properties or prospects of any Person now or in the future known to the Administrative Agent, any Lender or any other Secured Party (and each Guarantor hereby irrevocably waives any duty on the part of any Secured Party to disclose such information);

(g) any signature of any officer of the Borrower or any Guarantor being mechanically reproduced in facsimile or otherwise; or

(h) any other circumstance or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a discharge of, the Borrower, any Guarantor or any other guarantor, surety or other Person.

Section 4. Continuation and Reinstatement, Etc. Each Guarantor agrees that, to the extent that payments of any of the Guaranteed Obligations are made, or any Secured Party receives any proceeds of Collateral, and such payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, or otherwise required to be repaid, then to the extent of such repayment the Guaranteed Obligations shall be reinstated and continued in full force and effect as of the date such initial payment or collection of proceeds

Exhibit C – Form of Guaranty Agreement

occurred. EACH GUARANTOR SHALL DEFEND AND INDEMNIFY EACH SECURED PARTY FROM AND AGAINST ANY CLAIM, DAMAGE, LOSS, LIABILITY, COST, OR EXPENSE UNDER THIS SECTION 4 (INCLUDING REASONABLE ATTORNEYS’ FEES AND EXPENSES) IN THE DEFENSE OF ANY SUCH ACTION OR SUIT, INCLUDING SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST, OR EXPENSE ARISING AS A RESULT OF THE INDEMNIFIED SECURED PARTY’S OWN NEGLIGENCE BUT EXCLUDING SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST, OR EXPENSE THAT IS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNIFIED SECURED PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; PROVIDED, HOWEVER, THAT IT IS THE INTENTION OF THE PARTIES HERETO THAT EACH INDEMNIFIED SECURED PARTY BE INDEMNIFIED IN THE CASE OF ITS OWN NEGLIGENCE (OTHER THAN GROSS NEGLIGENCE), REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL.

Section 5. Waivers and Acknowledgments.

(a) Each Guarantor hereby waives promptness, diligence, presentment, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Secured Party protect, secure, perfect or insure any Lien or any property or exhaust any right or take any action against the Borrower or any other Person or any Collateral.

(b) Each Guarantor hereby irrevocably waives any right to revoke this Guaranty, and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements involving the Borrower or any Guarantor contemplated by the Credit Documents.

Section 6. Subrogation and Subordination.

(a) No Guarantor will exercise any rights that it may now have or hereafter acquire against the Borrower or any other Person to the extent that such rights arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under this Guaranty or any other Credit Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Secured Party against the Borrower or any other Person, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower or any other Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Termination Date (as defined in the Security Agreement). If any amount shall be paid to a Guarantor in violation of the preceding sentence at any time prior to or on the Termination Date, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Administrative Agent to be credited and applied to the Guaranteed Obligations and any and all other amounts payable by the Guarantors under this Guaranty, whether matured or unmatured, in accordance with the terms of the Credit Documents.

(b) Each Guarantor agrees that, until after the Termination Date, all Subordinated Guarantor Obligations (as hereinafter defined) are and shall be subordinate and inferior in rank, preference and priority to all obligations of such Guarantor in respect of the Guaranteed Obligations hereunder, and such Guarantor shall, if requested by the Administrative Agent, execute a subordination agreement reasonably satisfactory to the Administrative Agent to more fully set out the terms of such subordination. Each Guarantor agrees that none of the Subordinated Guarantor Obligations shall be secured by a lien or security interest on any assets of such Guarantor or any ownership interests in any Subsidiary of such Guarantor. “Subordinated Guarantor Obligations” means any and all obligations and liabilities of a Guarantor owing to the Borrower or any other Guarantor, direct or contingent, due or to become due, now existing or hereafter arising, including, without limitation, all future advances, with interest, attorneys’ fees, expenses of collection and costs.

Exhibit C – Form of Guaranty Agreement

Section 7. Representations and Warranties. Each Guarantor hereby represents and warrants as follows:

(a) There are no conditions precedent to the effectiveness of this Guaranty. Such Guarantor benefits from executing this Guaranty.

(b) Such Guarantor has, independently and without reliance upon the Administrative Agent or any Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty, and such Guarantor has established adequate means of obtaining from the Borrower and each other relevant Person on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the business, financial condition, operations and properties of the Borrower and each other relevant Person.

(c) The obligations of such Guarantor under this Guaranty are the valid, binding and legally enforceable obligations of such Guarantor, (except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws at the time in effect affecting the rights of creditors generally and (ii) general principles of equity whether applied by a court of law or equity), and the execution and delivery of this Guaranty by such Guarantor has been duly and validly authorized in all respects by all requisite corporate, limited liability company or partnership actions on the part of such Guarantor, and the Person who is executing and delivering this Guaranty on behalf of such Guarantor has full power, authority and legal right to so do, and to observe and perform all of the terms and conditions of this Guaranty on such Guarantor’s part to be observed or performed.

Section 8. Right of Set-Off. Upon the occurrence and during the continuance of any Event of Default, any Lender or the Administrative Agent and any other Secured Party is hereby authorized at any time, to the fullest extent permitted by law, to set-off and apply any deposits (general or special, time or demand, provisional or final) and other indebtedness owing by such Secured Party to the account of each Guarantor against any and all of the obligations of the Guarantors under this Guaranty, irrespective of whether or not such Secured Party shall have made any demand under this Guaranty and although such obligations may be contingent and unmatured. Such Secured Party shall promptly notify the affected Guarantor after any such set-off and application is made, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Secured Parties under this Section 8 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which any Secured Party may have.

Section 9. Amendments, Etc. No amendment or waiver of any provision of this Guaranty and no consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the affected Guarantor and the Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 10. Notices, Etc. All notices and other communications provided for hereunder shall be sent in the manner provided for in Section 9.9 of the Credit Agreement, in writing and hand delivered with written receipt, telecopied, sent by facsimile, sent by a nationally recognized overnight courier, or sent by certified mail, return receipt requested, if to a Guarantor, at its address for notices specified in Schedule II to the Security Agreement, and if to the Administrative Agent or any Lender, at its address specified in or pursuant to the Credit Agreement. All such notices and communications shall be effective when delivered.

Section 11. No Waiver: Remedies. No failure on the part of the Administrative Agent or any other Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 12. Continuing Guaranty: Assignments under the Credit Agreement. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the Termination Date, (b) be binding upon each Guarantor and its successors and assigns, and (c) inure to the benefit of and be enforceable by the Administrative Agent, each Lender and their respective successors, and, in the case of transfers and assignments made in accordance with the Credit Agreement, transferees and assigns. Without limiting the generality of the foregoing clause (c), subject to Section 9.7 of the Credit Agreement, any Lender may assign or otherwise transfer all or any portion of its rights and

Exhibit C – Form of Guaranty Agreement

obligations under the Credit Agreement to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, subject, however, in all respects to the provisions of the Credit Agreement. Each Guarantor acknowledges that upon any Person becoming a Lender or the Administrative Agent in accordance with the Credit Agreement, such Person shall be entitled to the benefits hereof.

Section 13. Governing Law. This Guaranty shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas. Each Guarantor hereby irrevocably submits to the jurisdiction of any Texas state or federal court sitting in Houston, Texas in any action or proceeding arising out of or relating to this Guaranty and the other Credit Documents, and each Guarantor hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such court. Each Guarantor hereby irrevocably waives, to the fullest extent it may effectively do so, any right it may have to the defense of an inconvenient forum to the maintenance of such action or proceeding. Each Guarantor hereby agrees that service of copies of the summons and complaint and any other process which may be served in any such action or proceeding may be made by mailing or delivering a copy of such process to such Guarantor at its address set forth in the Credit Agreement or set forth on the signature page of this Guaranty. Each Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section 13 shall affect the rights of any Secured Party to serve legal process in any other manner permitted by the law or affect the right of any Secured Party to bring any action or proceeding against any Guarantor or its Property in the courts of any other jurisdiction.

Section 14. INDEMNIFICATION. EACH GUARANTOR HEREBY INDEMNIFIES AND HOLDS HARMLESS THE ADMINISTRATIVE AGENT, EACH SECURED PARTY AND EACH OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS (THE “INDEMNITEES”) FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES, LOSSES, LIABILITIES, COSTS, AND EXPENSES OF ANY KIND OR NATURE WHATSOEVER TO WHICH ANY OF THEM MAY BECOME SUBJECT RELATING TO OR ARISING OUT OF THIS GUARANTY, INCLUDING SUCH INDEMNITEE’S OWN NEGLIGENCE, EXCEPT TO THE EXTENT SUCH CLAIMS, LOSSES OR LIABILITIES ARE FOUND IN A FINAL, NON- APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNITEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Section 15. WAIVER OF JURY TRIAL. EACH GUARANTOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, EACH CREDIT DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, ANY OTHER SECURED PARTY OR ANY OBLIGOR IN CONNECTION THEREWITH. EACH GUARANTOR ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER CREDIT DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT AND EACH LENDER ENTERING INTO THE CREDIT DOCUMENTS.

Section 16. Additional Guarantors. Pursuant to Section 5.6 of the Credit Agreement, certain Material Domestic Subsidiaries that were not in existence on the Effective Date are required to enter into this Guaranty as a Guarantor upon becoming a Material Domestic Subsidiary. Upon execution and delivery after the date hereof by the Administrative Agent and such Material Domestic Subsidiary of an instrument in the form of Annex 1, such Material Domestic Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any instrument adding an additional Guarantor as a party to this Guaranty shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Guaranty.

Section 17. USA Patriot Act. Each Secured Party that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any other Secured Party) hereby notifies each Guarantor that

Exhibit C – Form of Guaranty Agreement

pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001))(the “Act”), it is required to obtain, verify and record information that identifies such Guarantor, which information includes the name and address of such Guarantor and other information that will allow such Secured Party or the Administrative Agent, as applicable, to identify such Guarantor in accordance with the Act. Following a request by any Secured Party, each Guarantor shall promptly furnish all documentation and other information that such Secured Party reasonably requests in order to comply with its ongoing obligations under the applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

Section 18. ORAL AGREEMENTS. PURSUANT TO SECTION 26.02 OF THE TEXAS BUSINESS AND COMMERCE CODE, AN AGREEMENT IN WHICH THE AMOUNT INVOLVED IN AGREEMENT EXCEEDS $50,000 IN VALUE IS NOT ENFORCEABLE UNLESS THE AGREEMENT IS IN WRITING AND SIGNED BY THE PARTY TO BE BOUND OR THAT PARTY’S AUTHORIZED REPRESENTATIVE.

THE RIGHTS AND OBLIGATIONS OF THE PARTIES TO AN AGREEMENT SUBJECT TO THE PRECEDING PARAGRAPH SHALL BE DETERMINED SOLELY FROM THE WRITTEN AGREEMENT, AND ANY PRIOR ORAL AGREEMENTS BETWEEN THE PARTIES ARE SUPERSEDED BY AND MERGED INTO THIS GUARANTY. THIS GUARANTY AND THE CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

Section 19. Amendment and Restatement. This Guaranty shall be deemed to amend, restate and replace the Existing Guaranty Agreement in its entirety as the date hereof. It is expressly understood and agreed by each of the parties hereto that this Guaranty is in no way intended and shall not be deemed or construed to constitute a novation agreement. Each Guarantor acknowledges and agrees that (a) each reference in the Credit Documents to the “Guaranty” or “Guaranty Agreement” (or words of similar import) made by any Guarantor shall be a reference to this Guaranty and (b) with respect to matters prior to the date hereof, all terms of the Existing Guaranty Agreement are ratified and confirmed.

[Remainder of this page intentionally left blank.]

Exhibit C – Form of Guaranty Agreement

Each Guarantor has caused this Guaranty to be duly executed as of the date first above written.

GUARANTORS:

CARBO CERAMICS INC.

By:
Name:
Title:

ASSET GUARD INC. F/K/A FALCON
TECHNOLOGIES AND SERVICES, INC.

By:
Name:
Title:

STRATAGEN, INC.

By:
Name:
Title:

Exhibit C – Form of Guaranty Agreement

Annex 1 to the Guaranty Agreement

SUPPLEMENT dated as of                       (the “Supplement”), to the Amended and Restated Guaranty Agreement dated as of March 2, 2017 (as amended, supplemented or otherwise modified from time to time, the “Guaranty Agreement”), among CARBO Ceramics Inc. (the “Borrower”), each Material Domestic Subsidiary of Borrower party thereto (individually, a “Guarantor” and collectively, the “Guarantors”) and WILKS BROTHERS, LLC, as Administrative Agent (the “Administrative Agent”) for the benefit of the Administrative Agent and the Lenders (as defined below, together with the Administrative Agent, each a “Secured Party”)).

A. Reference is made to the Amended and Restated Credit Agreement dated as of March 2, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders from time to time party thereto (the “Lenders”), and Wilks Brothers, LLC, as Administrative Agent.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Guaranty Agreement and the Credit Agreement.

C. The Guarantors have entered into the Guaranty Agreement in order to induce the Lenders to make extensions of credit. Section 16 of the Guaranty Agreement provides that additional Material Domestic Subsidiaries of the Borrower may become Guarantors under the Guaranty Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Material Domestic Subsidiary of the Borrower (the “New Guarantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guaranty Agreement as consideration for the extensions of credit previously made by the Lenders.

Accordingly, the Administrative Agent and the New Guarantor agree as follows:

SECTION 1. In accordance with Section 16 of the Guaranty Agreement, the New Guarantor by its signature below becomes a Guarantor under the Guaranty Agreement with the same force and effect as if originally named therein as a Guarantor and the New Guarantor hereby (a) agrees to all the terms and provisions of the Guaranty Agreement applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct in all material respects on and as of the date hereof. Each reference to a “Guarantor” in the Guaranty Agreement shall be deemed to include the New Guarantor. The Guaranty Agreement is hereby incorporated herein by reference.

SECTION 2. The New Guarantor represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it by all requisite corporate limited liability company or partnership action and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Guarantor and the Administrative Agent. Delivery of an executed signature page to this Supplement by fax transmission or by e-mail “PDF” copy shall be as effective as delivery of a manually executed counterpart of this Supplement.

SECTION 4. Except as expressly supplemented hereby, the Guaranty Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS. The New Guarantor hereby irrevocably submits to the jurisdiction of any Texas state or federal court sitting in Houston, Texas in any action or

Exhibit C – Form of Guaranty Agreement

proceeding arising out of or relating to this Supplement or the Guaranty Agreement and the other Credit Documents, and the New Guarantor hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such court. The New Guarantor hereby irrevocably waives, to the fullest extent it may effectively do so, any right it may have to the defense of an inconvenient forum to the maintenance of such action or proceeding. The New Guarantor hereby agrees that service of copies of the summons and complaint and any other process which may be served in any such action or proceeding may be made by mailing or delivering a copy of such process to such Guarantor at its address set forth on the signature page hereof. The New Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section 5 shall affect the rights of any Secured Party to serve legal process in any other manner permitted by the law or affect the right of any Secured Party to bring any action or proceeding against the New Guarantor or its Property in the courts of any other jurisdiction.

SECTION 6. THE NEW GUARANTOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, EACH CREDIT DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, ANY OTHER SECURED PARTY OR ANY OBLIGOR IN CONNECTION THEREWITH. THE NEW GUARANTOR ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER CREDIT DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENTAND EACH LENDER ENTERING INTO THE CREDIT DOCUMENTS.

SECTION 7. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guaranty Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision hereof in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8. All communications and notices hereunder shall be in writing and given as provided in Section 10 of the Guaranty Agreement.

THIS SUPPLEMENT, THE GUARANTY AGREEMENT AND THE OTHER CREDIT DOCUMENTS, AS DEFINED IN THE CREDIT AGREEMENT REFERRED TO IN THIS SUPPLEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES HERETO.

Exhibit C – Form of Guaranty Agreement

IN WITNESS WHEREOF, the New Guarantor and the Administrative Agent have duly executed this Supplement to the Guaranty Agreement as of the day and year first above written.

[Name of New Guarantor]

By:
Name:
Title:

WILKS BROTHERS, LLC, as Administrative Agent

By:
Name:
Title:

Exhibit C – Form of Guaranty Agreement

EXHIBIT D

FORM OF AMENDED AND RESTATED SECURED TERM NOTE

$	,

For value received, the undersigned CARBO CERAMICS INC., a Delaware corporation (“Borrower”), hereby promises to pay to the order of                          (“Payee”) the principal amount of                        No/100 Dollars ($             ) or, if less, the aggregate outstanding principal amount of the Term Loans (as defined in the Credit Agreement referred to below) made by the Payee (or predecessor in interest) to the Borrower, together with interest on the unpaid principal amount of the Term Loans until such principal amount is paid in full, at such interest rates, and at such times, as are specified in the Credit Agreement. The Borrower may make prepayments on this Term Note in accordance with the terms of the Credit Agreement.

This Note is one of the Notes referred to in, and is entitled to the benefits of, and is subject to the terms of, the Amended and Restated Credit Agreement dated as of March 1, 2017 (as the same may be amended, restated, supplement or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders party thereto (the “Lenders”), the guarantors party thereto, and Wilks Brothers, LLC, as administrative agent for the Lenders (the “Administrative Agent”). Capitalized terms used in this Note that are defined in the Credit Agreement and not otherwise defined in this Note have the meanings assigned to such terms in the Credit Agreement. The Credit Agreement contains, among other things, provisions for acceleration of the maturity of the unpaid principal amount of this Note upon the happening of certain events stated in the Credit Agreement and for prepayments of principal prior to the maturity of this Note upon the terms and conditions specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to the Administrative Agent at the location or address specified by the Administrative Agent to the Borrower in same day funds. The Payee shall record payments of principal made under this Note, but no failure of the Payee to make such recordings shall affect the Borrower’s repayment obligations under this Note.

This Note is guaranteed pursuant to the terms of the Guaranties.

This Note is made expressly subject to the terms of Section 9.11 and Section 9.12 of the Credit Agreement.

Except as specifically provided in the Credit Agreement, the Borrower hereby waives presentment, demand, protest, notice of intent to accelerate, notice of acceleration, and any other notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder of this Note shall operate as a waiver of such rights.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.

THIS NOTE AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

This Note amends, restates, supersedes and replaces in its entirety that certain Revolving Note dated October 31, 2014 in the face amount of up to $100,000,000, previously executed and delivered by Borrower to the order of the WELLS FARGO BANK, NATIONAL ASSOCIATION.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

Exhibit D – Form of A&R Term Note

IN WITNESS WHEREOF, the Borrower has caused this Term Note to be executed as of the date first above written.

CARBO CERAMICS INC., a Delaware corporation

By:
Name:	Ernesto Bautista III
Title:	Vice President and Chief Financial Officer

[Signature Page to Carbo Ceramics Inc. Term Note]

EXHBIT E FORM OF

WARRANT

THIS SECURITY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE COMPANY THAT THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN ACCORDANCE WITH ITS TERMS, INCLUDING THE TRANSFER RESTRICTIONS SET FORTH IN ARTICLE IV BELOW, AND IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

Warrant Certificate No.: 01

Original Issue Date: March 2, 2017

This WARRANT dated as of March 2, 2017 (the “Warrant”), between CARBO Ceramics Inc., a Delaware corporation (the “Company”), and Wilks Brothers, LLC, a Texas limited liability company (the “Initial Holder” and the Initial Holder and any person who acquires this Warrant in accordance with the restrictions set forth herein, the “Holder”).

WHEREAS, the Company has entered into that certain Amended and Restated Credit Agreement, dated as of March 2, 2017, pursuant to which the Initial Holder has agreed to provide certain financing to the Company (the “Credit Agreement”).

WHEREAS, in connection with entry into the Credit Agreement, the Company has agreed to issue this Warrant to the Initial Holder, entitling the Initial Holder to purchase the number of shares of Common Stock set forth in Section 2.01, subject to adjustment as provided in, and subject to the other provisions of, this Warrant.

WHEREAS, in connection with entry into the Credit Agreement and the Warrant, the Company and the Initial Holder have entered into an agreement (the “Stockholder Agreement”), dated as of the date hereof pursuant to which the Initial Holder and the Company have agreed to certain other matters, including certain registration rights with respect to the Warrant Shares and that the Company shall request that the stockholders of the Company approve the issuance of [•] shares of Common Stock to the Initial Holder upon exercise of this Warrant in accordance with Section 312 of the New York Stock Exchange Listed Company Manual (such approval, the “Stockholder Approval”).

NOW, THEREFORE, each party agrees as follows for the benefit of the other party hereto:

Exhibit E – Form of Warrant

ARTICLE I

DEFINITIONS

Section 1.01. Definitions.

“Accredited Investor” has the meaning ascribed to such term in Regulation D under the Securities Act.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other Person; provided, however, that the Company, any of its subsidiaries, or any of the Company’s other controlled Affiliates, in each case, will not be deemed to be Affiliates of the Holder for purposes of this Warrant. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any Person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Beneficial Owner” or “Beneficially Own” have the meanings given to such terms in Rule 13d-3 under the Exchange Act as in effect on the Original Issue Date.

“Board” means the Board of Directors of the Company or any duly authorized committee thereof.

“BusinessDay” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York generally are authorized or required by law or other governmental action to close.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, but excluding any debt securities convertible into such equity.

“Code” has the meaning set forth in Section 2.04(b).

“Common Stock” means collectively, the Company’s common stock, par value $0.01 per share.

“Company” has the meaning set forth in the Preamble.

“Constituent Person” has the meaning set forth in Section 3.03.

“Credit Agreement” has the meaning set forth in the Preamble.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Property” has the meaning set forth in Section 3.03.

“Exercise Date” means the day on which the Warrant is exercised pursuant to Section 2.03; provided, that if the date the exercise procedures set forth in Section 2.03 are satisfied is not a Business Day, then the Exercise Date will be deemed to be the immediately following Business Day.

“Exercise Price” has the meaning set forth in Section 2.01.

“Expiration Date” has the meaning set forth in Section 2.02.

“Holder” has the meaning set forth in the Preamble.

“Initial Holder” has the meaning set forth in the Preamble.

Exhibit E – Form of Warrant

“Market Disruption Event” means the occurrence or existence for more than a one-half hour period in the aggregate on any scheduled Trading Day for the Common Stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Common Stock or in any options, contracts or future contracts relating to the Common Stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

“Market Price” means with respect to the Common Stock or any other security for which a Market Price must be determined, (x) the average closing price of a share of such securities as reported on the principal national securities exchange on which the shares of such securities are listed or admitted for trading, (y) if not listed or admitted for trading on any national securities exchange, the average of the closing bid and asked prices of a share of such securities in the over-the-counter market as reported by the Nasdaq National Market or any comparable system or (z) in all other cases, as determined in good faith by the Board of Directors of the Company, following the receipt of a valuation by an independent bank of national standing selected by the Board of Directors. The Market Price shall be determined without reference to extended or after hours trading. In the case of clause (x) or (y), the average closing price shall be averaged over a period of fifteen (15) consecutive Trading Days consisting of the day immediately preceding the day on which the “Market Price” is being determined and the fourteen (14) consecutive Trading Days prior to such day.

“Original Issue Date” means March 2, 2017.

“Person” includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof, including any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

“Permitted Transferee” has the meaning set forth in Section 4.01(a).

“Regulation D” means Regulation D as promulgated under the Securities Act and any successor thereto as in effect from time to time.

“Reorganization Event” has the meaning set forth in Section 3.03.

“Rule 144” means Rule 144 promulgated under the Securities Act and any successor thereto as in effect from time to time.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Stockholder Agreement” has the meaning set forth in the Preamble.

“Stockholder Approval” has the meaning set forth in the Preamble.

“Trading Day” means a day during which (i) trading in Common Stock generally occurs and (ii) there is no Market Disruption Event; provided, that if the Common Stock (or other security for which a Market Price must be determined) is not admitted for trading or quotation on or by any exchange, bureau or other organization referred to in the definition of Market Price (excluding the last two sentences of that definition), Trading Day means any Business Day.

“Transfer” by any Person means, with respect to the Warrant or any Warrant Shares, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, the Warrant or Warrant Shares Beneficially Owned by such Person or of any interest (including any voting interest) in the Warrant or Warrant Shares Beneficially Owned by such Person; provided, however, that, notwithstanding

Exhibit E – Form of Warrant

anything to the contrary in this Warrant, a Transfer shall not include (i) the exercise of the Warrant or (ii) the redemption or other acquisition of the Warrant by the Company.

“Warrant” has the meaning given to such term in the Preamble.

“Warrant Exercise Notice” has the meaning set forth in Section 2.03.

“Warrant Shares” mean the shares of Common Stock for which the Warrant is exercisable or which have been issued upon exercise of the Warrant.

Section 1.02. Rules of Construction. Wherever required by the context of this Warrant:

(a) the singular shall include the plural and vice versa;

(b) the masculine gender shall include the feminine and neuter genders and vice versa;

(c) references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time;

(d) all article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Warrant;

(e) all exhibit references not attributed to a particular document shall be references to the exhibits to this Warrant;

(f) the word “or” is not exclusive;

(g) the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation;”

(h) the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Warrant as a whole and not to any particular section, paragraph or subdivision;

(i) the article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Warrant and will not be deemed to limit or otherwise affect any of the provisions hereof; and

(j) all accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in the United States.

Exhibit E – Form of Warrant

ARTICLE II

EXERCISE AND EXPIRATION TERMS

Section 2.01. Exercise.

(a) From and after the Original Issue Date, this Warrant shall entitle the Holder to purchase (subject to the terms and conditions contained herein, including Section 2.01(b)) [•] shares of Common Stock at a price of $[•] per share of Common Stock (the “Exercise Price”), in each case subject to adjustment pursuant to Article III.

(b) Notwithstanding anything to the contrary contained herein, until receipt of the Stockholder Approval the Holder shall not be entitled to exercise this Warrant to the extent that the number of shares of Common Stock to be purchased upon such exercise, plus the number of shares of Common Stock purchased on any prior exercise of this Warrant, exceeds [•] shares of Common Stock.

(c) The Warrant shall be exercisable at the option of the Holder at any time from and after the Original Issue Date and on or prior to the Expiration Date.

Section 2.02. Expiration of the Warrant. The Warrant shall expire at 11:59 p.m., New York City time, on December 31, 2022 (the “Expiration Date”), and the Warrant may not be exercised thereafter.

Section 2.03. Manner of Exercise.

(a) The Warrant may be exercised by the surrender to the Company at the office of the Company of this Warrant together with the form of election attached hereto as Exhibit A (the “Warrant Exercise Notice”) duly filled in and signed by the Holder, stipulating the applicable number of Warrant Shares to be exercised, the manner of payment of the Warrant together with payment to the Company of the aggregate Exercise Price due in respect of such exercise as provided in the immediately following sentence. Such payment shall be made, at the option of the Holder, in cash or by certified or official bank check payable to the order of the Company, or by wire transfer of funds to an account designated by the Company for such purpose, in an amount equal to the product of (A) the Exercise Price as of the Exercise Date and (B) the number of Warrant Shares to be exercised as set forth in such Warrant Exercise Notice. The rights represented by the Warrant shall be exercisable at the election of the Holder either in full at any time or from time to time in part. Notwithstanding anything to the contrary in this Warrant, a Warrant Exercise Notice will become irrevocable when executed and delivered to the Company.

(b) Unless the purchase rights represented by this Warrant shall have expired or shall have been fully exercised, the Company shall, at the time of delivery of the Warrant Shares being issued in accordance with Section 2.04 hereof, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unexpired and unexercised Warrant Shares called for by this Warrant. Such new Warrant shall in all other respects be identical to this Warrant.

Section 2.04. Issuance of Warrant Shares.

(a) Subject to the other provisions of this Warrant, no later than the third Business Day following the Exercise Date of the Warrant, the Company shall issue and cause the Company’s stock transfer agent to countersign and deliver to or upon the written order of the Holder and in such name or names as the Holder may designate, a certificate for the number of Warrant Shares so purchased upon the exercise of such Warrant, together with any cash to be paid in respect of any fractional Warrant Shares pursuant to Section 2.05; provided, however, that, at the Company’s election, the Company may deliver such Warrant Shares in uncertificated form. The Person in whose name any Warrant Share is to be issued upon exercise of the Warrant in accordance with its terms will be deemed to become the holder of record of such Warrant Share as of the related Exercise Date.

(b) The Company shall pay any and all documentary, stamp and similar issue or transfer tax due on the issuance of shares of Common Stock upon the exercise of the Warrant, provided, that the Holder of the Warrant shall pay any tax or governmental charge that may be imposed with respect to any applicable withholding or any tax

Exhibit E – Form of Warrant

which is due because the Holder requests any such shares of Common Stock to be issued in a name other than the Holder’s name if such taxes would not have been due had such shares of Common Stock been issued in the Holder’s name. Notwithstanding anything to the contrary, if the Company is required to pay withholding taxes or backup withholding on or with respect to any deemed (or constructive) distribution on behalf of the Holder of the Warrant under Section 305(c) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (including as a result of an adjustment pursuant to Article III or the lack thereof), the Company may, at its option, set off such payments against subsequent deliveries of, or with respect to, the Warrant.

Section 2.05. Fractional Warrant Shares. Notwithstanding anything to the contrary in this Warrant, the Company shall not be required to issue fractional Warrant Shares on the exercise of the Warrant. If any fraction of a Warrant Share would, except for the provisions of this Section 2.05, be issuable upon the exercise of the Warrant, the Company shall, in lieu of issuing fractional shares, either (i) pay an amount in cash equal to the Market Price per Warrant Share on the Exercise Date, multiplied by such fraction, computed to the nearest whole cent or (ii) deliver an additional whole share of Common Stock.

Section 2.06. Reservation and Authorization of Warrant Shares.

(a) At any time that the Warrant is outstanding, the Company shall take all lawful action within its control to reserve a sufficient number of authorized but unissued shares of Common Stock to satisfy the exercise requirements of the Warrant (giving effect to any adjustments to the number of shares of Common Stock to be issued upon exercise of the Warrants pursuant to Article III).

(b) Before taking any action which would cause an adjustment pursuant to Article III to reduce the Exercise Price below the then-par value of the Common Stock, the Company shall use its commercially reasonable efforts to take any and all corporate action which may, in the opinion of its counsel (which may be counsel employed by the Company), be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock at the Exercise Price as so adjusted.

(c) The Company covenants that all Warrant Shares which may be issued upon exercise of the Warrant shall, upon issue, be fully paid, nonassessable, free of preemptive rights, free from all taxes and free from all liens, charges and security interests created by the Company with respect to the issue thereof (other than restrictions arising under applicable securities laws or liens created by the Holder).

Section 2.07. Stock Exchange Listing.The Company shall from time to time use its commercially reasonable efforts to take all actions that may be necessary so that the Warrant Shares, after their issuance upon the exercise of the Warrant, will be listed on the principal securities exchange or other market within the United States of America, if any, on which other shares of Common Stock are then listed (including all actions that may be required under any federal or state law now or in the future applicable to any such listing or any applicable governing rule or regulation of such securities exchange or other market).

Section 2.08. Replacement of Warrant on Loss. Upon receipt of evidence of the loss, theft, destruction or mutilation of this Warrant and upon delivery of an indemnity, in each case reasonably satisfactory to the Company and, in case of mutilation, upon surrender of such Warrant for cancellation to the Company, the Company shall execute and deliver to the Holder, in lieu hereof, a new Warrant of like tenor and exercisable for an equivalent number of Warrant Shares as the Warrant so lost, stolen, mutilated or destroyed; provided, that, in the case of mutilation, no indemnity shall be required if this Warrant in identifiable form is surrendered to the Company for cancellation.

Exhibit E – Form of Warrant

ARTICLE III

ANTIDILUTION AND RELATED PROVISIONS

Section 3.01. Adjustment for Change In Capital Stock.

(a) Excluding distributions covered by Section 3.01(b), if the Company (i) pays a dividend or makes a distribution on any class of its Common Stock in shares of any class of its Common Stock; (ii) subdivides its outstanding shares of any class of Common Stock into a greater number of shares; (iii) combines its outstanding shares of any class of Common Stock into a smaller number of shares; or (iv) makes a distribution on any class of its Common Stock in shares of its Capital Stock (other than such class of Common Stock) or in the form of any other security (including, without limitation, any rights, options or warrants to acquire any security); then, the Exercise Price and number and class of Warrant Shares to be issued for the Warrant shall be proportionately adjusted and/or changed such that the Holder of the Warrant shall be entitled to receive the aggregate number and kind of shares of Common Stock, Capital Stock or other securities which the Holder would have owned or would have been entitled to receive if the Warrant had been exercised immediately prior to such action. Distributions or adjustments pursuant to this Section 3.01(a) shall be made successively whenever any event listed in (i) – (iv) above shall occur. Distributions and adjustments to the Warrant shall become effective immediately after the effective date of the related action or event.

(b) If the Company at any time or from time to time after the date hereof shall distribute to all holders of its Common Stock rights, options, warrants or other securities exercisable for or convertible into Common Stock at a price per share of Common Stock less than the Market Price of the Common Stock on the record date for such distribution, then, in each case, the relevant Exercise Price shall be adjusted in accordance with the following formula:

E2 = E1 x [ [O + (N x P)] ÷ (O + N)]
M

where:

E2 = the adjusted Exercise Price. E1 = the current Exercise Price.

O = the number of shares of Common Stock outstanding on the record date for such distribution.

N = the number of additional shares of Common Stock issuable pursuant to such rights, options, warrants or other securities.

P = the exercise price per share of the additional shares of Common Stock issuable pursuant to such rights, options, warrants or other securities.

M = the Market Price of the Common Stock on the record date for such distribution.

The adjustment shall be made successively whenever any such options, warrants or other rights (however classified) are issued and shall become effective immediately after the record date for the determination of stockholders entitled to receive the options, warrants or other rights (however classified). If at the end of the period during which such rights, options or warrants are exercisable, not all options, warrants or other rights (however classified) shall have been exercised, the Exercise Price shall be immediately readjusted to what it would have been if “N” in the above formula had been the number of shares actually issued.

Section 3.02. When No Adjustment Required.

(a) No other adjustments are required to be made under this Article III other than as expressly specified herein, including the amount of any dividend or distribution in cash or other assets (other than Common Stock or

Exhibit E – Form of Warrant

Capital Stock pursuant to Section 3.01) or any issuance of Common Stock or other interests exchangeable for or convertible into Common Stock.

(b) No adjustment shall be made to the Exercise Price or the number and class of Warrant Shares to be issued for the Warrant for any event listed in (i) – (iv) of Section 3.01(a) if the Company makes provisions for the Holder to participate in such transaction without exercising the Warrant on a basis and with notice that the Board determines in good faith to be fair and appropriate.

(c) If the Company takes a record of the holders of Common Stock for the purpose of entitling them to receive a dividend or other distribution, and thereafter (and before the dividend or distribution has been paid or delivered to stockholders) legally abandons its plan to pay or deliver such dividend or distribution, then no adjustment to the Exercise Price or the number and class of Warrant Shares to be issued for the Warrant then in effect shall be required by reason of the taking of such record.

Section 3.03. Reorganization Events.

(a) In the event of any reclassification, recapitalization or reorganization of the Common Stock (other than in connection with an event to which Section 3.01 applies) or any statutory exchange, merger, consolidation or other similar business combination of the Company with or into another Person, or the sale of all or substantially all of the Company’s assets, pursuant to which, in any such case, the Common Stock is changed or converted into, or exchanged for, or entitled to receive, cash, securities or other property of the Company or another Person (each of which is referred to as a “Reorganization Event”), the Warrant will, without the consent of the Holder and subject to Section 3.03(b), remain outstanding, but shall become exercisable for the number, kind and amount of securities, cash and other property (the “Exchange Property”) that the Holder of the Warrant would have received in such Reorganization Event had the Holder exercised the Warrant into the applicable number of shares of Common Stock immediately prior to the effective date of the Reorganization Event. The Company shall not affect any such Reorganization Event unless prior to the consummation thereof, the successor entity (if other than the Company) resulting from such transaction or the entity purchasing such assets assumes by written instrument the obligation to deliver to the Holder such Exchange Property as, in accordance with the foregoing provisions, such Holder may be entitled to acquire. For this purpose,

(i) if the Reorganization Event provides for different treatment of Common Stock held by the Person (other than the Company) that is a party to such Reorganization Event (any such Person, a “Constituent Person”), or an Affiliate of a Constituent Person, the Holder shall be deemed to not be a Constituent Person or an Affiliate of a Constituent Person; and

(ii) if the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each share of Common Stock held immediately prior to such Reorganization Event (other than shares held by a Constituent Person or an Affiliate thereof), the kind and amount of securities, cash and other property receivable upon such Reorganization Event will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock (other than the Constituent Person and its Affiliates).

(b) Successive Reorganization Events. The provisions of Section 3.03(a) shall similarly apply to successive Reorganization Events and the provisions of Article III shall apply to any securities received by the holders of the Common Stock in any such Reorganization Event.

Section 3.04. Notice of Certain Transactions. In the event that (a) the Board authorizes any of the actions listed in Section 3.01(b) or in clauses (i) – (iv) of Section 3.01(a) or (b) the Company enters into a binding agreement for a Reorganization Event, the Company shall send to the Holder a notice of such action or agreement. Such notice shall specify the record date (if applicable) for such action, or the date such action is to take place and the date of participation therein by the holders of Common Stock, if any such date is to be fixed, and shall briefly indicate the effect, if any, of such action on the Common Stock and the Warrant and the manner in which any election to be made by the Holder shall be notified to the Company. Such notice shall be given at least ten (10) Business Days prior to any applicable record date or the date of the taking of such proposed action or the date of participation therein by the holders of Common Stock, whichever shall be the earlier.

Exhibit E – Form of Warrant

Section 3.05. Stockholder Rights Plans. To the extent the Company has a rights plan in effect upon exercise of the Warrant, the Holder shall receive, in addition to any shares of Common Stock issuable upon such exercise, the associated rights issued under such rights plan unless, prior to exercise, the rights have separated from the Common Stock, in which case, the Company shall distribute to the Holder the number of such rights as the Holder would have been entitled to receive if the Warrant had been exercised immediately prior to such separation, subject to readjustment in the event of the expiration, termination or redemption of such rights.

In lieu of any such adjustment, the Company may amend such applicable rights plan to provide that upon exercise of Warrant the Holder will receive, in addition to the Common Stock issuable upon such conversion, the rights which would have attached to such Common Stock if the rights had not become separated from the Common Stock under such applicable rights plan.

ARTICLE IV

TRANSFERS

Section 4.01. Transfer Restrictions Generally.

(a) The Holder may, subject to compliance with the terms and conditions of the Stockholder Agreement and applicable law, Transfer the Warrant (in whole, but not any portion thereof) without the Company’s prior written consent to any Person that, pursuant to an instrument reasonably acceptable to the Company, including, if required by the Company, an opinion of its counsel reasonably satisfactory to the Company to the effect that such transfer is exempt from the registration requirements of the Securities Act, agrees to be bound by the provisions of this Warrant as if it were the Holder hereunder (a “Permitted Transferee”). Any purported Transfer that does not comply with all applicable terms of this Warrant shall be null and void and of no force or effect, and the Company shall not recognize or be bound by any such purported Transfer. The Company may require payment of a sum sufficient to cover any transfer tax, assessments or similar governmental charge required to be paid in connection with any permitted Transfer of the Warrant.

(b) Notwithstanding the foregoing, the Initial Holder or any Permitted Transferee thereof may, upon not less than five (5) Business Days prior written notice to the Company, create a security interest, lien or charge on the Warrant, or with respect to the Warrant, in favor of a financial institution in the ordinary course of business, which security interest, lien or charge shall not be deemed to constitute a “Transfer” subject to the restrictions on Transfers in Section 4.01(a) and this Warrant may thereafter be Transferred to such financial institution solely in connection with an exercise of remedies by such financial institution. Such financial institution shall be subject to all terms and conditions of this Warrant (including the transfer restrictions set forth in this Article IV).

Section 4.02. Compliance with the Securities Act.

(a) Unless issued pursuant to an effective registration statement, all Warrant Shares issued upon exercise of the Warrant shall bear a legend in substantially the following form:

“THIS SECURITY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.

THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (I) TO THE COMPANY, (II) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), (III) PURSUANT TO

Exhibit E – Form of Warrant

AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (IV) OTHERWISE IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND, IN EACH OF CASES (I) THROUGH (IV), IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.”

(b) In connection with a Transfer of Warrant Shares pursuant to clause (II) in the legend set forth in Section 4.02(a), the Company shall promptly cause the legend to be removed from any such Warrant Shares upon delivery by the holder of such Warrant Share(s) to the Company and/or and the transfer agent for such shares of Common Stock such legal opinions, certificates or other documentation or evidence as may reasonably be required by either of them to determine that such transfer complies with the Securities Act and other applicable U.S. securities laws.

(c) Representations of the Holder. In connection with the issuance of the Warrant, the Holder specifically represents, as of the date hereof, to the Company by acceptance of the Warrant as follows:

(i) The Holder acknowledges that the offer and sale of the Warrant and the Warrant Shares to be issued upon exercise thereof have not been registered under the Securities Act or under any state securities laws and agrees that it will not sell or otherwise dispose of any of the Warrant or Warrant Shares issued pursuant to the Warrant, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws.

(ii) The Holder is an Accredited Investor. The Holder is acquiring the Warrant and the Warrant Shares to be issued upon exercise thereof for investment for its own account and not with a view towards, or for resale in connection with, the public sale or distribution of the Warrant or the Warrant Shares.

(iii) The Holder acknowledges that it can bear the economic and financial risk of its investment for an indefinite period, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Warrant and the Warrant Shares. The Holder has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Warrant and the business, properties, prospects and financial condition of the Company.

ARTICLE V

MISCELLANEOUS

Section 5.01. Rights of the Holder. Except as expressly contemplated by Section 3.04 hereof, nothing contained in this Warrant shall be construed as conferring upon the Holder the right to (i) receive notice of or vote at any meeting of the stockholders, (ii) consent to any action of the stockholders, (iii) receive notice of any other proceedings of the Company, (iv) without limiting the provisions of Article III, receive any cash dividends, stock dividends, allotments or rights or other distributions paid, allotted or distributed or distributable to the holders of Common Stock prior to, or for which the relevant record date precedes, the date of the exercise of the Warrant or (v) exercise any other rights whatsoever as stockholders of the Company.

Section 5.02. Termination. This Warrant shall terminate upon the earlier to occur of (i) the date on which all of the Warrant Shares underlying the Warrant have been exercised, exchanged or converted into shares of Common Stock and (ii) the date on which the Warrant has expired pursuant to the terms of Section 2.02. Nothing herein shall relieve any party from any liability for the breach of any of the agreements set forth in this Warrant prior to any such termination.

Section 5.03. Amendments and Waivers. Except as otherwise provided herein, no modification, amendment, restatement, amendment and restatement, or waiver of any provision of this Warrant shall be effective unless executed by the Company and the Holder. No failure or delay by any party in exercising any right, power or

Exhibit E – Form of Warrant

privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 5.04. Successors, Assigns and Permitted Transferees. This Warrant shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Except as contemplated by Section 4.01, none of the parties may assign any of their rights and delegate any of their obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this Section 5.04 shall be null and void.

Section 5.05. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by facsimile or e-mail, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service or (c) on the third Business Day following the date of mailing if sent overnight by registered or certified mail, return receipt requested, postage prepaid. Any notice received on a day that is not a Business Day or after 5:00 pm Eastern time on any day shall be deemed received on the next following Business Day. All notices hereunder shall be sent as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a)	If to the Holder:

Wilks Brothers, LLC

17010 IH-20

Cisco, TX 76437

Attention: Morgan Neff

Matthew Wilks

Facsimile: (817) 850-3698

Email: MNeff@wilksbrothers.com

MWilks@ie-llc.net

with a copy to (which copy alone shall not constitute notice):

Brown Rudnick LLP

7 Times Square

New York, New York 10036

Attention: John F. Storz

Facsimile: (212) 209-4801

Email: jstorz@brownrudnick.com

(b)	If to the Company:

CARBO Ceramics Inc.

575 North Dairy Ashford, Suite 300

Houston, Texas 77079

Attention: Ernesto Bautista III

Facsimile: (281) 931-8302

Email: ernesto.bautista@carboceramics.com

with a copy to (which copy alone shall not constitute notice):

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention: Christopher E. Austin

Facsimile: (212) 225-3999

Email: caustin@cgsh.com

Exhibit E – Form of Warrant

Each party hereto may designate by written notice to the other parties hereto additional or different addresses for subsequent notices or communications.

Section 5.06. Further Assurances. At any time or from time to time after the Original Issue Date, the parties hereto agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

Section 5.07. Entire Agreement. Except as otherwise expressly set forth herein, this Warrant together with the Credit Agreement and the Stockholder Agreement embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.

Section 5.08. Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Warrant, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach, default or noncompliance under this Warrant or any waiver on such party’s part of any provisions or conditions of this Warrant, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Warrant, by law or otherwise afforded to any party shall be cumulative and not alternative.

Section 5.09. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Warrant shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

(b) All actions and proceedings arising out of or relating to this Warrant (whether in contract or tort or by statute or otherwise) shall be heard and determined in the Court of Chancery of the State of Delaware located in the City of Wilmington, or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, the federal courts of the United States of America located in the City of Wilmington in the State of Delaware; and the Company and the Holder hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such action or proceeding. The Company and the Holder agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

(c) THE COMPANY AND THE HOLDER ACKNOWLEDGE AND AGREE THAT ANY ACTION OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO THIS WARRANT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER IN CONTRACT OR TORT OR BY STATUTE OR OTHERWISE) IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF SUCH ACTION OR PROCEEDING. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) IT MAKES THIS WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS WARRANT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.09.

Section 5.10. Severability. Whenever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant is held to be invalid,

Exhibit E – Form of Warrant

illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Warrant shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 5.11. Enforcement. Each party hereto acknowledges that money damages would not be an adequate remedy in the event that any of the covenants or agreements in this Warrant are not performed in accordance with its terms, and it is therefore agreed that in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof, without any requirement to provide security or post a bond.

Section 5.12. Titles and Subtitles. The titles of the sections and subsections of this Warrant are for convenience of reference only and are not to be considered in construing this Warrant.

Section 5.13. No Third-Party Beneficiaries. This Warrant shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and nothing in this Warrant, express or implied, is intended to or shall be construed to confer upon any other Person any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Warrant. This Warrant may be amended or terminated, and any provision of this Warrant may be waived, in accordance with the terms hereof without the consent of any Person other than the parties hereto.

Section 5.14. Counterparts; Facsimile Signatures. This Warrant may be executed in two or more counterparts and delivered by facsimile, portable document format or other electronic transmission with the same effect as if all signatory parties had signed and delivered the same original document, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows.]

Exhibit E – Form of Warrant

IN WITNESS WHEREOF, the parties have caused this Warrant to be duly executed as of the date first written above.

CARBO Ceramics Inc.

By:
Name:
Title:

Wilks Brothers, LLC

By:
Name:
Title:

By:
Name:
Title:

Signature Page to Warrant

EXHIBIT A

FORM OF ELECTION TO PURCHASE WARRANT SHARES

(to be executed only upon exercise of the warrant)

CARBO CERAMICS INC.

The undersigned hereby irrevocably elects to exercise the Warrant, dated as of March 2, 2017, by and between CARBO Ceramics Inc. and Wilks Brothers, LLC (the “Warrant”), for                    shares of common stock, par value $0.01 per share (the “Common Stock”) at the Exercise Price in effect on the Exercise Date, and otherwise on the terms and conditions specified in the Warrant, and the undersigned hereby surrenders the Warrant and all right, title and interest therein to CARBO Ceramics Inc. (subject to Section 2.03(b) of the Warrant) and directs that the shares of Common Stock deliverable upon the exercise of the Warrant be registered or placed in the name and at the address specified below and delivered thereto.

In connection with the foregoing exercise, the undersigned hereby elects to pay the Exercise Price therefor as follows (check one):

in cash;

by certified or official bank check;

or by wire transfer,

in each case as provided in, and subject to, the Warrant. Capitalized terms used in this Election to Purchase without definition will have the respective meanings ascribed to them in the Warrant.

Date:

(Warrant Holder)
By:

(Authorized Signature)

Name:
Address:

Telephone

Securities and/or check to be issued to:

Please insert social security or identifying number:

Name:

Street Address:

City, State and Zip Code:

Exhibit E – Form of Warrant

SCHEDULE I

Commitments, Contact Information

ADMINISTRATIVE AGENT
Wilks Brothers, LLC	Address: Wilks Brothers, LLC 17010 IH-20 Cisco, TX 76437 Attention: Morgan Neff Matthew Wilks Facsimile: (817) 850-3698 Email: MNeff@wilksbrothers.com MWilks@ie-llc.net
CREDIT PARTIES
Borrower/Guarantors	Address for Notices: Energy Center II 575 N. Dairy Ashford Rd., Ste 300 Houston, TX 77079 Attn: Ernesto Bautista III Chief Financial Officer Telephone: (281) 931-8884 Facsimile: (281) 931-8302
LENDERS
Wilks Brothers, LLC Additional Term Loan Commitment: $12,349,000 Term Loans Outstanding: $52,651,000	Address for Notices: Wilks Brothers, LLC 17010 IH-20 Cisco, TX 76437 Attention: Morgan Neff Matthew Wilks Facsimile: (817) 850-3698 Email: MNeff@wilksbrothers.com MWilks@ie-llc.net

Schedule I

SCHEDULE 1.1(b)

Existing Letters of Credit

Carbo Ceramics – Letter of Credit Detail

L/C #	Sub #	Beneficiary	Maturity	Renewal Notice	Total ($000’s)
IS0154646U	315	City of Millen	12/31/2018	N/A-Not Auto	$1,500
NTS657241	323	Scana Energy Marketing, Inc.	12/31/2018	N/A-Not Auto	$3,000
IS0336962U	331	Southstar Energy Services, LLC	12/15/2018	N/A-Not Auto	$1,700
IS0040165U	349	Zurich American Insurance Company	5/31/2017	30 days	$155
NTS629274	356	Southeast Alabama Gas District	12/31/2018	N/A-Not Auto	$3,000
IS0439804U	364	MUL Railcars Leasing, LLC	7/11/2017	60 days	$500
IS0439195U	372	Fifth Third Equipment Finance Co	7/11/2017	60 days	$1,000
IS0449743U	380	Captial One Finance Corporation	8/19/2017	60 days	$1,125
				Total	$11,980

Stratagen, Inc. – None

Asset Guard Products Inc - None

SCHEDULE 4.1

Organizational Information

CARBO Ceramics Inc.

Principal Office:	575 N. Dairy Ashford, Ste. 300
Houston, TX 77079

Local Office:	Same as Principal
Date of Incorporation:	Delaware - June 23, 1987

Type of Organization:	Corporation

Asset Guard Products Inc. (d/b/a Falcon Technologies and Services, Inc.)

f/k/a/ Falcon Technologies and Services, Inc.(2)

f/k/a Falcon Technology Services, Inc.(1)

Principal Office:	575 N. Dairy Ashford, Ste. 300,
Houston, Texas 77079
Local Offices:	201 E John Carpenter Fwy, Ste 650
Irving, TX 75062
Date of Incorporation	Delaware – September 15, 2009
and Name Change Dates:	Name Change – September 29, 2009(1)
Name Change – December 12, 2016(2)
Type of Organization:	Corporation

StrataGen, Inc. 1

Principal Office:	575 N. Dairy Ashford
Ste. 300
Houston, TX 77079
Sales and Operations Local	575 N. Dairy Ashford
Office:	Ste. 300
Houston, TX 77079

Date of Incorporation and	Delaware – July 2, 2012[1]
Name Change Dates:
Type of Organization:	Corporation

1 Previously incorporated in California – September 11, 1992. In California, name changed to: (i) StrataGen Engineering, Inc. on February 26, 2009, and (ii) StrataGen, Inc. on March 24, 2009

SCHEDULE 4.7

Litigation

NONE

SCHEDULE 4.10

Environmental Conditions

NONE

SCHEDULE 4.11

Subsidiaries

JURISDICTION OF
NAME OF ENTITY		ORGANIZATION
1.	CARBO Ceramics (Mauritius) Inc.	Mauritius
2.	CARBO Ceramics (China) Company Ltd.	China
3.	CARBO Ceramics Cyprus Ltd.	Cyprus
4.	CARBO Ceramics (Eurasia) LLC	Russia
5.	CARBO International, Inc.	Delaware, USA
6.	Asset Guard Products Inc. (formerly known as Falcon Technologies and Services, Inc.)	Delaware, USA
7.	StrataGen, Inc.	Delaware, USA
8.	CARBO LLC	Delaware, USA
9.	CARBO Ceramics (UK) Limited	Scotland
10.	Natural Sciences, LLC	Delaware
11.	CARBO Ceramics (Canada) Inc.	BC, Canada

SCHEDULE 4.20

Sanctions

The Borrower’s indirect, wholly owned subsidiary, CARBO Ceramics Eurasia LLC, is organized in the Russian Federation and conducts manufacturing and sales operations in that country. From time to time, the Borrower or its Subsidiaries may enter into business transactions with that entity or with customers located in the Russian Federation.

SCHEDULE 5.9(b)

Real Property

Type	Address	City	State	Zip
Plant	1800 Dent Rd	Toomsboro	GA	31090
Plant	2301 East 4th Street	Marshfield	WI	54449
Minerals Sand - Grufbowski	6473 Highway 13 North	Pittsville	WI	54466
Minerals Sand - Hason	11575 MacArthur Drive	Marshfield	WI	54449
Minerals Sublease - Kaolin Allen North		Wilkinson County	GA
Minerals Sublease - Kaolin CM Shepherd 2N		Wilkinson County	GA

Note: Highlighted properties are “Designated Facilities”

SCHEDULE 6.1(d)

Purchase Money Debt and Capital Leases

NONE

SCHEDULE 6.1(j)

Outstanding Debt

Commercial Insurance Financing with an outstanding balance of $396,868.34 as of January 31, 2017.

SCHEDULE 6.8(a)(iii)

Specified Depositions

Entity	What May be Disposed	Notes
CARBO Ceramics (Eurasia) LLC	Any Assets or Equity Interest
CARBO Ceramics Cyprus Limited	Equity Interest	This entity holds the equity of CARBO Ceramics (Eurasia)
CARBO Ceramics (China) Company Limited	Any Assets or Equity Interest
CARBO Ceramics (Mauritius) Inc.	Equity Interests	Holds equity of CCC and 99% of equity of Cypress entity
CARBO LLC	1% Equity Interest in Cypress entity	Holds 1 % of equity of Cypress entity
Fusion	All of the Borrower’s and its Subsidiaries’ U.S. and foreign patents, patent applications, copyrights and trademarks
CARBO Quantum	All of the Borrower’s and its Subsidiaries’ U.S. and foreign patents, patent applications, copyrights and trademarks
Non-Rusal Bauxite	Any or all inventories with respect to the Company’s Non- Rusal Bauxite
Asset Guard Products Inc.	All Equity and Assets

SCHEDULE 6.20

Deposit Accounts

Company	Bank	Bank Account Number
Carbo Ceramics Inc.	Wells Fargo	4950031153
Asset Guard Products Inc. d/b/a/Falcon Technologies and Services, Inc.	Wells Fargo	4122000599
StrataGen Inc.	Wells Fargo	4121685424